As filed with the Securities and Exchange Commission on April 20, 2010.

Registration No. 333-164491

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Convio, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	74-2935609 (I.R.S. Employer Identification No.)

11501 Domain Drive, Suite 200
Austin, Texas 78758
Telephone: (512) 652-2600
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Gene Austin
Chief Executive Officer
11501 Domain Drive, Suite 200
Austin, TX 78758
Telephone: (512) 652-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Gilluly III, P.C. Ariane A. Chan, P.C. DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701 (512) 457-7000	Eric C. Jensen, Esq. John T. McKenna, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306 (650) 843-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED APRIL 20, 2010.

IPO PRELIMINARY PROSPECTUS

5,132,728 Shares
Common Stock
$                per share

Convio, Inc. is selling 3,636,364 shares of our common stock and the selling stockholders identified in this prospectus are selling additional 1,496,364 shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. We have granted the underwriters a 30-day option to purchase up to an additional 769,909 shares from us to cover over-allotments, if any.

This is an initial public offering of our common stock. We currently expect the initial public offering price to be between $10.00 and $12.00 per share. We have applied for the listing of our common stock on the NASDAQ Global Market under the symbol "CNVO."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Convio	$	$
Proceeds, before expenses, to the selling stockholders	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Thomas Weisel Partners LLC	Piper Jaffray

William Blair & Company

JMP Securities

Pacific Crest Securities

The date of this prospectus is                                        , 2010.

You're passionate about your cause.

We're passionate about helping you move people to support it.

We provide software and services to help you raise more money, better manage your nonprofit organization, and fulfill your mission.

Convio®
MOVE PEOPLE™

    Neither we nor any of the underwriters or selling stockholders has authorized anyone to provide information different from that contained in this prospectus or in any free writing prospectus that we file with the Securities and Exchange Commission, or the SEC. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we file with the SEC. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

    Through and including                          , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information concerning our company, the common stock being sold in this offering and our financial statements appearing in this prospectus and in the documents incorporated by reference in this prospectus. Because this is only a summary, you should read the rest of this prospectus, including the documents incorporated by reference in this prospectus, before you invest in our common stock. Read this entire prospectus carefully, especially the risks described under "Risk Factors."

Our Business

Overview

    We are a leading provider of on-demand constituent engagement solutions that enable nonprofit organizations, or NPOs, to more effectively raise funds, advocate for change and cultivate relationships with donors, activists, volunteers, alumni and other constituents. We serve approximately 1,300 NPOs of all sizes including 29 of the 50 largest charities as ranked by contributions in the November 2009 Forbes article entitled "The 200 Largest U.S. Charities." During 2009, our clients used our solutions to raise over $920 million and deliver over 3.8 billion emails to over 154 million email addresses to accomplish their missions.

    Our integrated solutions include our Convio Online Marketing platform, or COM, and Common Ground, our constituent relationship management application. COM enables NPOs to harness the full potential of the Internet and social media as new channels for constituent engagement and fundraising. Common Ground delivers next-generation donor management capabilities, integrates marketing activities across online and offline channels and is designed to increase operational efficiency. Our software is built on an open, configurable and flexible architecture that enables our clients and partners to customize and extend its functionality. Our solutions are enhanced by a portfolio of value-added services tailored to our clients' specific needs.

    Our revenue has grown in the last five years to $63.1 million in 2009 from $13.3 million in 2005. Our clients pay us recurring subscription fees with agreement terms that typically range between one and three years. Our subscription fees grow as our clients grow their constituent bases and purchase additional modules of COM and additional seats of Common Ground. We also receive transaction fees that include a percentage of funds raised for special events such as runs, walks and rides. Our clients grew their online fundraising using our solutions by 14% in 2008, despite a decline in total public contributions in the United States of 2% according to Giving USA Foundation in its "Annual Report on Philanthropy for the Year 2008." Total charitable giving in the United States was $307 billion in 2008 according to this report.

Nonprofit Industry Background

Large and Evolving Nonprofit Sector

    The nonprofit sector is a large and vital part of the economy. The missions of NPOs span many aspects of our society including animal welfare, arts and culture, disaster relief, education, environment, healthcare, international development, professional and trade associations, public policy, religion and social and youth services. According to the National Center of Charitable Statistics, in 2009 there were over 973,000 public charities in the United States.

    We define our target market as public charities that raise more than $50,000 in contributions annually, of which there were over 71,000 in 2009 in the United States according to GuideStar USA, Inc. We categorize our target market into enterprise NPOs that raise more than $10 million annually and mid-market NPOs that raise between $50,000 and $10 million annually. Many enterprise NPOs are comprised of multiple sites or chapters and have more staff resources, greater technical and functional requirements and more complex operating environments. Mid-market NPOs are commonly more resource-constrained, seek more guidance and generally place a greater premium on ease-of-use and price. We estimate that the charities we target spend an estimated $25 billion annually on fundraising, of which we estimate $2.5 billion to be addressable by our solutions.

Challenges Facing Nonprofit Organizations

    NPOs face unique challenges that center upon the need to reach new constituents and to engage effectively with a large and diverse number of existing constituents. In particular, NPOs struggle with the following challenges:

•
the high cost of fundraising;

•
outdated and inflexible donor management systems;

•
limited ability to act rapidly and quickly mobilize constituents;

•
higher expectations from constituents;

•
difficulty in sharing data across operational silos; and

•
limited technical and marketing resources.

    NPOs spend large amounts of money on fundraising, advocacy and donor management. Many NPOs have adopted legacy donor databases to support their offline activities but have only recently begun to leverage online marketing as a mission-critical channel to reach and cultivate constituents. The emergence of the online channel has accentuated NPOs' struggles to integrate their online and offline communications and fundraising efforts. We believe the Internet and the increasing adoption of social media and mobile technologies are enabling NPOs to raise funds, advocate for change and cultivate relationships with their constituents in more cost-effective and engaging ways.

Our Solutions

    We provide on-demand constituent engagement solutions to NPOs that enable them to more effectively raise funds, advocate for change and cultivate relationships with their constituents. COM enables NPOs to harness the full potential of the Internet and social media as new channels for constituent engagement and fundraising. Common Ground delivers next-generation donor management capabilities, integrates marketing activities across online and offline channels and is designed to increase operational efficiency. Our solutions are enhanced by a portfolio of value-added services tailored to our clients' specific needs.

    With our solutions NPOs can:

•
extend their reach and raise more funds at a lower cost;

•
engage constituents more effectively;

•
act rapidly to mobilize constituents;

•
eliminate data and process silos;

•
easily adapt our solutions using our open platform;

•
reduce burden on limited resources; and

•
access best practices, knowledge and guidance based on our experience.

Business Strengths

    We pioneered the delivery of software-as-a-service, or SaaS, online marketing solutions to NPOs, launching the first version of our solution in 2000. We have maintained an exclusive focus on NPOs which has enabled us to develop deep nonprofit industry expertise. We are a leading provider of on-demand constituent engagement solutions to NPOs, and we believe the following business strengths are key to our success:

•
leading online marketing solution for NPOs;

•
disruptive model for donor management market;

•
loyal clients producing predictable recurring revenue that scales with client growth;

•
marquee clients providing referrals and references that can shorten sales cycles;

•
nonprofit industry thought leadership;

•
ability to acquire and effectively serve NPOs of all sizes; and

•
portfolio of value-added services designed to enhance client success.

Our Strategy

    Our objective is to be the leading worldwide provider of constituent engagement solutions for NPOs while continuing to lead the market in innovation, best practices and client service. Key elements of our strategy include:

•
continue to grow our client base;

•
retain and grow revenue from our existing client base;

•
disrupt the donor management market with Common Ground;

•
make complementary acquisitions; and

•
expand geographically.

Risks Associated With Our Business

    We are subject to a number of risks of which you should be aware before you buy our common stock. These risks are discussed more fully in the section titled "Risk Factors" beginning on page 10. Some of these risks include:

•
we have a history of losses and we may not achieve profitability in the future, limiting growth;

•
our financial results will fluctuate, which could affect our stock price;

•
NPOs may not adopt our solutions, which would adversely impact our revenue and operating results;

•
our competitors may take actions that harm our business;

•
if clients do not renew and expand their subscriptions for our solutions, our revenue will be reduced; and

•
NPOs are price-sensitive, which could adversely affect our margins and harm our operating results.

Corporate Information

    We were incorporated in Delaware in October 1999 under the original name of "ShowSupport.com, Inc." We acquired GetActive Software, Inc. in February 2007. We have been headquartered in Austin,

Texas since inception. Our principal executive offices are located at 11501 Domain Drive, Suite 200, Austin, Texas 78758, and our telephone number is (512) 652-2600. Our corporate website address is www.convio.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

    For convenience in this prospectus, Convio, we, us, and our refer to Convio, Inc. and its subsidiary, taken as a whole, unless otherwise noted. "GetActive" refers to GetActive Software, Inc., our wholly owned subsidiary, unless otherwise noted. "Convio," "Convio Online Marketing," "Constituent360," "Common Ground," "TeamRaiser," "GetActive" and other trademarks and service marks are the property of Convio. This prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend for our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us, by these other companies.

 THE OFFERING

Common stock offered by Convio	3,636,364 shares (or 4,406,273 shares if the underwriters exercise their option to purchase additional shares in full).
Common stock offered by the selling stockholders	1,496,364 shares.
Common stock to be outstanding after this offering	16,279,507 shares (or 17,049,416 shares if the underwriters exercise their option to purchase additional shares in full).
Option to purchase additional shares	769,909 shares from us.
Use of proceeds
We intend to use the net proceeds from this offering for working capital and other general corporate purposes and to repay our credit facilities. We may also acquire other businesses, products or technologies. We do not, however, have agreements or commitments for any specific repayments or acquisitions at this time. We will not receive any proceeds from the sale of shares by the selling stockholders. See the section titled "Use of Proceeds."
Risk factors	You should read the section titled "Risk Factors" for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.
NASDAQ Global Market symbol	CNVO

    The number of shares of common stock to be outstanding after this offering is based on 12,643,143 shares outstanding as of December 31, 2009. Such number of shares excludes:

•
252,665 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2009 to acquire our common stock with a weighted average exercise price of $4.55 per share;

•
3,128,602 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2009 with a weighted average exercise price of $3.10 per share; and

•
580,096 shares reserved for future issuance, and any automatic increases in the shares reserved for future issuance, under our 2009 Stock Incentive Plan.

    Unless otherwise indicated, the information in this prospectus reflects and assumes:

•
a reverse split of each outstanding share of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively, prior to the effectiveness of the registration statement of which this prospectus is a part;

•
the conversion of all outstanding shares of preferred stock and common stock into a single class of common stock immediately prior to the closing of this offering;

•
the filing of our amended and restated certificate of incorporation and adoption of our amended and restated bylaws immediately prior to the closing of the offering;

•
no exercise of options or warrants outstanding after December 31, 2009; and

•
no exercise by the underwriters of their option to purchase up to an additional 769,909 shares from us.

SUMMARY HISTORICAL FINANCIAL DATA

    The summary historical consolidated statements of operations and other operating data for the years ended December 31, 2007, 2008 and 2009 and balance sheet data as of December 31, 2009 are derived from our audited financial statements included elsewhere in this prospectus. You should read this summary historical financial data in conjunction with the consolidated financial statements and related notes and the information under the sections titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. See note 2 to our financial statements for a description of the calculation of basic and diluted net loss per share. Our historical results are not necessarily indicative of results for any future period.

	Year Ended December 31,
	2007	2008	2009
	(in thousands, except per share amounts)
Statements of Operations Data:
Revenue:
Subscription and services	$38,754	$50,103	$54,900
Usage	4,329	6,877	8,186

Total revenue	43,083	56,980	63,086
Cost of revenue	18,716	22,911	24,779

Gross profit	24,367	34,069	38,307
Operating expenses:
Sales and marketing	19,428	21,432	21,556
Research and development	7,189	8,754	10,041
General and administrative	4,456	5,883	6,034
Amortization of other intangibles	1,271	1,452	1,400
Write off of deferred stock offering costs	—	1,524	—
Restructuring expenses	284	—	—

Total operating expenses	32,628	39,045	39,031

Loss from operations	(8,261)	(4,976)	(724)
Interest income	279	115	6
Interest expense	(883)	(691)	(355)
Other income (expense)	(1,644)	1,808	(803)

Net loss before income taxes	(10,509)	(3,744)	(1,876)
Provision for income taxes	—	—	219

Net loss	$(10,509)	$(3,744)	$(2,095)

Net loss per share—basic and diluted	$(1.69)	$(0.52)	$(0.29)

Weighted average number of shares—basic and diluted	6,257	7,257	7,313

	Year Ended December 31,
	2007	2008	2009
	(in thousands, except per share amounts)
Pro forma net loss per common share (unaudited):
Net loss attributable to common stockholders			$(2,095)
Change in value of convertible preferred stock warrant liability			814

Net loss used to compute pro forma net loss per common share (unaudited)			$(1,281)

Basic and diluted weighted average shares used above			7,313
Assumed reverse stock split and conversion of convertible preferred stock after effect of change in capital structure (unaudited)			5,316

Pro forma weighted average number of shares—basic and diluted(1) (unaudited)			12,629

Pro forma net loss per share—basic and diluted(1)(unaudited)			$(0.10)

Other Operating Data:
Adjusted EBITDA(2)(unaudited)	$(3,378)	$1,405	$6,581
Net cash provided by (used in) operating activities	(1,225)	2,862	6,791

(1)
Pro forma weighted average shares outstanding reflects the reverse stock split and conversion of our convertible preferred stock (using the if-converted method) into common stock as though the reverse stock split and conversion had occurred on the original dates of issuance.

(2)
We define Adjusted EBITDA as net income (loss) less interest income and gain (loss) on preferred stock warrant revaluation plus interest expense, provision for taxes, depreciation expense, amortization expense and stock-based compensation expense. Please see "Adjusted EBITDA" for more information and for a reconciliation of Adjusted EBITDA to our net income (loss) calculated in accordance with U.S. generally accepted accounting principles, or GAAP.

    The amounts shown in the statements of operations data above include amortization of acquired technology and stock-based compensation expense as follows:

	Year Ended December 31,
	2007	2008	2009
	(in thousands)
Amortization of acquired technology:
Cost of revenue	$887	$1,016	$1,016
Stock-based compensation:
Cost of revenue	$164	$383	$583
Sales and marketing	300	585	742
Research and development	85	235	343
General and administrative	142	353	834

	As of December 31, 2009
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,662	$16,662	$49,151
Working capital	2,379	3,754	37,106
Total assets	41,344	41,344	73,833
Preferred stock warrant liability	1,375	—	—
Long-term obligations, net of current portion	1,348	1,348	—
Convertible preferred stock	33,869	—	—
Total stockholders' equity (deficit)	(18,909)	16,335	51,035

(1)
The pro forma column in the balance sheet data table above reflects (i) the reverse split of each outstanding share of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively, (ii) the conversion of all outstanding shares of preferred stock and common stock into an aggregate of 12,643,143 shares of a single class of common stock and (iii) the reclassification of the preferred stock warrant liability to common stock and additional paid-in capital immediately prior to the closing of this offering.

(2)
The pro forma as adjusted column in the balance sheet data table above reflects (i) the reverse split of each outstanding share of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively, (ii) the conversion of all outstanding shares of preferred stock and common stock into an aggregate of 12,643,143 shares of a single class of common stock, (iii) the reclassification of the preferred stock warrant liability to common stock and additional paid-in capital immediately prior to the closing of this offering, (iv) our sale of 3,636,364 shares of common stock in this offering, at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us and the application of our net proceeds from this offering and (v) our repayment of approximately $2.2 million outstanding under our credit facilities.

(3)
A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) cash and cash equivalents, working capital, total assets and total stockholders' equity after this offering by approximately $3.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

Adjusted EBITDA

    We define Adjusted EBITDA as net income (loss) less interest income and gain (loss) on preferred stock warrant revaluation plus interest expense and provision for taxes, depreciation expense, amortization expense and stock-based compensation expense. We include Adjusted EBITDA in this prospectus because (i) we believe Adjusted EBITDA and similar measures are widely used by investors, securities analysts and other interested parties in our industry as a measure of financial performance and (ii) our management uses Adjusted EBITDA to monitor the performance of our business.

    We also believe Adjusted EBITDA facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures affecting interest income (expense), tax positions such as the impact of changes in effective tax rates, and the impact of depreciation and amortization expense.

    Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•
Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•
Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•
other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

    Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

	Year Ended December 31,
	2007	2008	2009
	(in thousands)
Reconciliation of Adjusted EBITDA to net loss:
Net loss	$(10,509)	$(3,744)	$(2,095)
Interest income (expense)	604	576	349
Depreciation and amortization	4,175	4,821	4,792
Stock-based compensation	691	1,556	2,502
Gain (loss) on warrant revaluation	1,661	(1,804)	814
Provision for income taxes	—	—	219

Adjusted EBITDA	$(3,378)	$1,405	$6,581

RISK FACTORS

    Investing in our common stock involves a high degree of risk. Before you decide to purchase shares of our common stock, you should consider carefully the risks described below together with the other information contained in this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such case, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We have a history of losses, and we may not achieve profitability in the future which could limit the growth of our business.

    We have had operating losses each year since our inception in October 1999. We expect to incur additional costs and operating expenditures as we further develop and expand our operations. In addition, as a public company, we will incur additional legal, accounting and other expenses that we did not incur as a private company. While our revenue has grown in recent periods, this growth may not be sustainable, and we may not achieve sufficient revenues to achieve profitability in the future. Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenue and are, to a large extent, fixed in the short term. In addition, we may elect to spend more to grow our business in the future without certainty of near-term returns. Accordingly, we may not achieve profitability, and we may incur losses in the future, which could affect the market price of our common stock or harm our ability to raise additional capital.

Our financial results will fluctuate, and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

    Our results of operations are difficult to forecast. We have experienced and expect to continue to experience fluctuations in revenue and operating results from quarter to quarter. In particular, our usage revenue is difficult to predict because it is derived from our clients' usage of our solutions for special events such as runs, walks and rides, and we recognize the associated revenue in the period reported and billed to the client. The growth, if any, and amount of usage revenue vary based on the number of events, the percent of funds raised online for these events, the growth and success of events and our signing of new clients for events. These factors are very difficult to predict, and our usage revenue fluctuates significantly as a result.

    Our usage revenue reflects the general seasonality of special events which are held more often in the spring and fall. Therefore, we recognize a majority of our usage revenue in the second and third quarters. We recognized 67% and 63% of our annual usage revenue in the combined second and third quarters of 2008 and 2009, respectively. Usage revenue in the second and third quarters represented between 15% and 16% of total revenue for those periods in 2008 and 2009, respectively; whereas, usage revenue in the first and fourth quarters represented between 8% and 10% of total revenue for those periods in 2008 and 2009, respectively. Furthermore, although we experience seasonally lower usage revenue from special events during the first and fourth fiscal quarters, our operating expenses experience less of a reduction during those periods.

    In addition, we experienced seasonality in our sales in the third quarter of 2008 and 2009, and as a result accrued lower commissions during those quarters. Such seasonality causes our quarterly operating results to fluctuate and be difficult to predict.

    Other reasons for these fluctuations include but are not limited to:

•
our ability during any period or over time to sell our products and services to existing and new clients and to satisfy our clients' requirements;

•
the addition or loss of clients, particularly enterprise clients, and our inability to forecast the timing and size of larger deals;

•
changes in our pricing policies, whether independent or in reaction to a change by our competitors;

•
client renewal rates and unexpected early contract terminations or concessions;

•
the impact of general economic conditions on our clients and their ability to pay us in a timely manner;

•
the changing mix in our client base and revenue per client;

•
the amount and timing of our sales and marketing expenses, in particular commission and referral payments;

•
the impact of significant occurrences, such as natural disasters, on fundraising by NPOs, including those with missions unrelated to these occurrences;

•
the expansion and increasing complexity of our multiple solutions and our business generally;

•
the timing of project and milestone achievements under our services arrangements and the related revenue recognition;

•
the amount and timing of third-party contracting fees;

•
the impact of any security incidents or service interruptions;

•
the timing and significance of the introduction of new products and services by us and our competitors;

•
our regulatory compliance costs;

•
any impairment of our intangible assets;

•
any introduction of new accounting rules; and

•
future costs related to acquisitions of technologies or businesses and their integration.

    We believe that our results of operations, including the levels of our revenue and operating expenses, will vary in the future and that period-to-period comparisons of our operating results may not be meaningful. If our financial results fall below the expectations of securities analysts or investors, our stock price and the value of your investment could decline substantially. You should not rely on the results of any one quarter as an indication of future performance.

If NPOs do not adopt our solutions, our revenue and operating results will be adversely impacted.

    Our ability to generate revenue and achieve profitability depends on the adoption of our solutions by NPOs of all sizes. We cannot be certain that the demand of NPOs for solutions such as ours will continue to develop and grow at its historic rates, if at all. We also do not know to what extent NPOs will be successful utilizing our solutions to engage constituents and generate funds. The less they are able to do so, the less revenue we will generate.

    We initially began our business with one solution and now offer multiple products and services. As we grow, we plan on offering new solutions and services in the future. We cannot be certain that NPOs will elect to use our solutions or want or need the functionality of our new solutions and service offerings. As a result, as NPOs become more comfortable and sophisticated in their use of technology for their constituent relationship needs, we may fail to develop and offer solutions and services that meet NPOs' needs in this area, and our revenue may not grow.

    Factors that may affect market adoption of our solutions, some of which are beyond our control, include:

•
reluctance by NPOs to adopt on-demand solutions;

•
the price and performance of our solutions;

•
our ability to integrate with other solutions used by NPOs;

•
the impact of the economic downturn on NPOs, their fundraising and their spending on technology and services;

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the purchasing cycles of NPOs;

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the level of customization we can offer;

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the availability, performance and price of competing products and services, including internally developed solutions and general solutions not designed specifically for NPOs;

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the breadth and quality of our service offerings;

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the concerns related to security and the reluctance by NPOs to trust third parties to store and manage their internal data; and

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any adverse publicity about us, our solutions or the viability, reliability or security of on-demand software solutions generally from third-party reviews, industry analyst reports and adverse statements made by clients and competitors.

    While no one client accounted for more than 10% of our revenue in 2009, our enterprise clients can contribute substantially to our revenue from quarter to quarter. If NPOs, especially enterprise NPOs, do not continue to adopt and renew their subscriptions to our solutions, our revenues will experience volatility and our stock price could fall.

Our business depends on our clients' renewing and expanding their subscriptions for our solutions. Any decline in our client renewals and expansions would reduce our revenue.

    We sell solutions pursuant to agreements that are generally three years in length for Convio Online Marketing and one year in length for Common Ground. Our clients have no obligation to renew their subscriptions for our solutions after the expiration of their initial subscription period. Our client renewal rates may decline or fluctuate and our client cancellation rates may increase or fluctuate as a result of a number of factors, including the following:

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a client switches to a competitor;

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a client terminates its agreement with us due to employee turnover in the client organization;

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a client is dissatisfied with our agreement terms;

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a client encounters financial difficulties;

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our solutions do not continue to fit a client's needs as they evolve; and

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our client has a poor service experience with our partners or us.

    If clients do not renew their agreements, our revenue will decline and our operating results will be adversely affected.

    We seek to grow our business by expanding the products and services our clients buy from us as their needs evolve. However, if our clients fail to buy additional products and services from us, the growth of our business will be harmed. Further, if our clients elect to subscribe to a fewer number of products upon renewal with us, our business will be harmed.

    Some of our agreements also provide that our clients may terminate their agreements for convenience after a specified period of time. Some of our agreements allow a client to cancel during the first year of such client's initial subscription for our solutions for performance-related reasons. If our clients terminate their agreements with us, our revenue will grow more slowly than expected or even decline, and we may not be able to achieve profitability. Further, if a client seeks to terminate its agreement with us, we may not be successful in enforcing, or we may not elect to enforce, our agreement with the client.

    We serve a broad range of NPOs, the less established of whom may be subject to a higher rate of insolvency or may have limited durations due to the underlying causes that they support, such as political campaigns. We are generally not able to perform financial due diligence on the creditworthiness of our prospective clients, and we may not accurately predict a client's creditworthiness. As a result, if we are unable to collect from our clients, our revenue and cash flows could be less than what we expect.

Many NPOs are price sensitive, and if the prices we charge for our solutions are unacceptable to NPOs, our operating results will be harmed.

    Many NPOs are price sensitive. As the market for our solutions matures, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing clients or attract new clients at prices that sustain historical margins.

    In addition, poor general economic conditions have led to our offering sales promotions and to our clients' renegotiating their pricing and contract terms as well as requesting other concessions, especially during their contract's renewal period. These promotions and concessions can adversely impact our operating results. These general economic conditions can also lead our competitors to aggressively price their product offerings, further intensifying the pricing pressure on our solutions. Furthermore, demand for our more comprehensive and higher-priced solutions may decline. As a result, our revenue, gross margin and operating results may be adversely affected.

Because we expense commissions associated with sales of our solutions immediately upon execution of a subscription agreement with a client and generally recognize the revenue associated with such sale over the term of the agreement, our operating income in any period may not be indicative of our financial health and future performance.

    We expense commissions paid to our sales personnel in the period in which we enter into an agreement for the sale of our solutions. In contrast, we generally recognize the revenue associated with a sale of our solutions ratably over the term of the subscription agreement, which is typically three years for COM and one year for Common Ground. Although we believe increased sales is a positive indicator of the long-term health of our business, increased sales, particularly sales to enterprise clients, would increase our operating expenses and decrease earnings in any particular period. Thus, we may report poor operating results due to higher sales commissions in a period in which we experience strong sales of our solutions. Alternatively, we may report better operating results due to the reduction of sales commissions in a period in which we experience a slowdown in sales. Therefore, you should not rely on our operating income during any one quarter as an indication of our financial health and future performance.

Because we generally recognize revenue from sales of our products and services ratably over the term of our agreements, downturns or upturns in sales may not be immediately reflected in our operating results.

    We generally recognize revenue on a subscription basis, meaning we recognize the revenue ratably over the terms of our clients' agreements. We typically do not invoice clients the full contract amount at the time of the execution of an agreement. Rather, we invoice our clients periodically based on our arrangement with each client. We record deferred revenue when we invoice a client and only with respect to the invoiced amount for such period, but we only recognize the corresponding revenue ratably over the term of the agreement. As a result, deferred revenue is not an effective determinant of sales or predictor of revenue in any particular period, and much of the revenue we recognize in any quarter may be from deferred revenue from previous quarters. A decline in new or renewed subscriptions in any one quarter may not result in a decrease in revenue in such quarter but will negatively affect our revenue in future quarters. We may be unable to adjust our cost structure to reflect these reduced revenues. Accordingly, downturns in sales or renewals of our products and services will adversely impact revenue and operating results on an on-going basis in future periods.

We anticipate that our new Common Ground application will help us to grow our business, but if NPOs do not adopt Common Ground, the growth in our revenue could be limited and our business harmed.

    We introduced our Common Ground application in September 2008. As of December 31, 2009, over 170 NPOs had adopted Common Ground. We expect to increase our spending on research and development and sales and marketing to expand the number of Common Ground clients and the revenue we generate from these clients.

    Common Ground is a new product, and if NPOs do not adopt Common Ground, then our business will have difficulty growing and will be harmed. We believe Common Ground's acceptance and adoption by NPOs will be dependent upon, among other things, Common Ground's functional breadth, quality, ease of use, performance, reliability, and cost effectiveness. Even if the advantages of Common Ground over legacy solutions are established, we are unable to predict to what extent Common Ground will be adopted in the marketplace.

    We plan on releasing more functionality for our Common Ground application. The introduction of these new features may replace sales of our Convio Online Marketing solution, thereby offsetting the benefit of a successful feature introduction. This could harm our operating results by decreasing sales of our higher priced solution, exposing us to greater risk of decreased revenues. Any or all of the above occurrences could harm our business and results of operations.

We do not have any control over the availability or performance of salesforce.com's Force.com platform, and if we or our clients encounter problems with it, we may be required to replace Force.com with another platform, which would be difficult and costly.

    Common Ground runs on salesforce.com's Force.com platform, and we do not have any control over the Force.com platform or the prices salesforce.com charges our NPO clients. salesforce.com may discontinue or modify Force.com. salesforce.com could also increase its fees or modify its pricing incentives for NPOs. If salesforce.com takes any of these actions, we may suffer lower sales, increased operating costs and loss of revenue from Common Ground until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated.

    In addition, we do not control the performance of Force.com. If Force.com experiences an outage, Common Ground will not function properly, and our clients may be dissatisfied with our Common Ground application. If salesforce.com has performance or other problems with its Force.com platform, they will reflect poorly on us and the adoption and renewal of our Common Ground application and our business may be harmed.

We encounter long sales cycles, particularly for our largest clients, which could have an adverse effect on the size, timing and predictability of our revenue and cash flows.

    Generally, our sales cycles last between three and nine months, but in the case of enterprise NPOs our sales cycle can last longer. Potential clients, particularly our larger clients, generally commit significant resources to an evaluation of available technologies and require us to expend substantial time, effort and money educating them as to the value of our solutions. We may expend significant funds and management resources during a sales cycle and ultimately fail to close the sale. The sales cycle for our solutions is subject to significant risks and delays over which we have little or no control, including:

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our clients' budgetary constraints;

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the timing of our clients' budget cycles and approval processes;

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our competitors' offerings and sales activities;

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our clients' willingness to replace their current methods or solutions;

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our clients' employee turnover rates; and

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our need to educate potential clients about the uses and benefits of our solutions.

    If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays in our sales cycles, the size, timing and predictability of our revenue and cash flows could be harmed.

Interruptions, delays or security breaches at third-party datacenters or by our payment processors could impair the delivery of our solutions and harm our reputation and business.

    We host our solutions and serve all of our clients from two third-party datacenters, one located in Austin, Texas and the other in Sacramento, California. Any interruptions or problems at either datacenter would likely result in significant disruptions in our solutions hosted at such site. We do not control the operation of these datacenters, and each is vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. Each datacenter is also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions at each datacenter, the occurrence of a natural disaster or an act of terrorism, a decision to close a datacenter without adequate notice or other unanticipated problems such as work stoppages at a datacenter could result in interruptions or delays in our solutions and our failure to meet our service level commitments to our clients. Neither datacenter is currently configured to provide failover services to the other datacenter in the event services at a facility are interrupted. Each datacenter has no obligation to renew its agreement with us on commercially reasonable terms, or at all. If we are unable to renew our agreement with a datacenter on commercially reasonable terms, we may experience costs or downtime in connection with the transfer to a new third-party datacenter.

    In addition, we rely on third-party providers for payment processing of funds contributed to our clients by their constituents. Such third-party providers have experienced significant downtime in the past due to high transaction volumes and may experience similar downtime in the future. Although substantially all of our subscription agreements do not provide service level commitments relating to payment processing services provided by third parties, any interruptions in our solutions may cause harm to our reputation, cause clients to terminate their subscription agreements and harm our renewal rates.

We provide service level commitments to our clients, which could cause us to issue credits for future products and services if the stated service levels are not met for a given period and could significantly harm our reputation and operating results.

    We provide service level commitments in our subscription agreements. Our transaction volumes are erratic, and our volumes spike significantly during large special events or major occurrences such as natural disasters. High transaction volumes can cause delays in response times. If we are unable to meet stated service level commitments, we may be contractually obligated or choose to provide clients with refunds or credits for future products and services. We may not be able to recover from our third-party datacenters any refunds or credits that we provide to our clients. Our revenue could also be adversely affected if we suffer unscheduled downtime that exceeds the allowed downtimes under our agreements with our clients. Any service outages could harm our reputation, decrease our revenue and increase our operating costs.

If we are not able to develop enhancements to, and new features for, our existing solutions or acceptable new products and services that keep pace with technological developments, we may lose clients or fail to sell our solutions to new clients.

    We intend to develop or license enhancements to and new features for our solutions to keep pace with rapid technological developments and to improve our solutions. The success of such enhancements, new features and services depends on several factors, including their timely completion, the license on acceptable terms of software from third parties and the introduction and market acceptance of such enhancements, features or services. Failure in this regard may significantly impair our ability to compete effectively and cause us to lose existing clients or fail to sell our solutions to new clients. In addition, because the software underlying our solutions is designed to operate on a variety of network hardware and software platforms using a standard browser, we will need to continuously modify and enhance our solutions to keep pace with changes in Internet-related hardware, software, communication, browser and database technologies. We may not be successful in either developing these modifications and enhancements or bringing them to market in a timely manner. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies could increase our research and development expenses. Any failure of our solutions to operate effectively with future network platforms and technologies could reduce the demand for our solutions.

Our solutions, and in particular our new Common Ground application, may contain errors or defects, negatively affecting their adoption which may cause us to lose clients and reimburse fees.

    Our solutions are novel and complex and, accordingly, may contain undetected errors or failures when first introduced or as new enhancements are released. This may result in the loss of, or delay in, market acceptance of our new solutions. We have in the past discovered software errors in our solutions and new solutions after their introduction. We have experienced delays in release, lost revenues and customer frustration during the period required to correct these errors. We may in the future discover errors and scalability limitations in new solutions, such as Common Ground, after they become available or be required to compensate customers for such limitations or errors. In addition, our clients may use our solutions in unanticipated ways that may cause a disruption in our solutions for other clients. Since our clients use our solutions for mission-critical processes, any errors, defects or disruptions in, or other performance problems with, the software underlying our solutions could harm our reputation and may damage our clients' activities. If that occurs, clients could elect not to renew or delay or withhold payment to us, we could lose future sales and clients may make claims against us.

If our solutions do not scale to accommodate a high volume of traffic and transactions, we may experience client dissatisfaction and fail to grow our revenue.

    We seek to generate a higher volume of website traffic and other electronic transactions for our clients as part of our product and service offerings. Our transaction volumes are erratic, and our volumes spike significantly during large special events and major occurrences such as natural disasters. In addition, high transaction volumes can cause delays in response times. The satisfactory performance, reliability and availability of our solutions, including our network infrastructure, are critical to our reputation and our ability to attract and retain new clients. Any system interruptions that result in the unavailability or under-performance of our solutions would reduce the volume of traffic and transactions processed on our system for our clients and may also diminish the attractiveness of our solutions to our clients. Furthermore, our inability to add software and hardware or to develop and further upgrade our existing technology or network infrastructure to accommodate increased traffic or increased transaction volume may cause unanticipated system disruptions, slower response times, degradation in levels of client service and impaired quality of the users' experience. We expect to continue to upgrade our solutions, but we may be unable to upgrade and expand our solutions effectively or to integrate efficiently any new technologies with our existing solutions. Any inability to do so would harm our reputation, ability to maintain our client relationships and growth of our business.

    In addition, most of our subscription agreements provide for higher revenue as the volume of client traffic and transactions increase over the term of the agreement. If we are unable to scale our solutions to effectively accommodate a higher volume of traffic and transactions, we will not be able to realize an increase in our revenue.

The market in which we operate is intensely competitive, and our failure to compete successfully would cause our revenue and market share to decline.

    The market in which we operate is fragmented, competitive and rapidly evolving, and there are limited barriers to entry for some aspects of this market. Competitive pressures can adversely impact our business by limiting the prices we can charge our clients and making the adoption and renewal of our solutions more difficult. With Convio Online Marketing, we compete with several online marketing solutions and a variety of point applications targeted at tasks such as email marketing, content management and fundraising event management. With Common Ground, we compete with generic database providers, as well as industry-specific donor management solutions. Some of our competitors are focused exclusively on the nonprofit industry while others sell to NPOs among a broader set of target industries. Our primary competitors are Blackbaud, Inc., The Sage Group plc and SunGard Data Systems, Inc. In addition, we compete with a variety of smaller, private companies, and also with custom web development providers, which provide custom in-house applications. Any of these competitors could take actions that adversely affect our business.

    Other larger potential competitors, such as Microsoft Corporation, Oracle Corporation and salesforce.com, Inc., could make acquisitions or develop solutions to establish or expand their presence in the nonprofit market. Smaller competitors, such as those providing open source solutions, web development services and content management, email marketing and other point tools, may strengthen their offerings through internal development or acquisitions and enhance their respective ability to compete. Other competitors have established or strengthened cooperative relationships with strategic partners serving the nonprofit market, thereby limiting our ability to promote our solutions and the number of partners available to help market our products and services. These competitive pressures could cause our revenue and market share to decline.

If we are not able to manage our anticipated growth effectively, our operating costs may increase and our operating margins may decrease.

    We will need to grow our infrastructure to address potential market opportunities. Our growth has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management, administrative, operational and financial infrastructure. We anticipate that further growth will be required to address increases in our client base, as well as our planned expansion into new geographic areas. If we continue to grow our operations, we may not be effective in enlarging our physical facilities and our systems and our procedures or controls may not be adequate to support such expansion or our business generally. If we are unable to manage our growth, our operating costs may increase and our operating margins may decrease.

If we do not migrate GetActive's clients, we may not realize the expected benefits of our acquisition of GetActive, and our business may be harmed.

    In February 2007, we acquired GetActive to enhance and broaden our service offerings. Since the closing of the acquisition, we have been migrating former GetActive clients to our COM platform, and we intend to phase-out the GetActive platform by the end of 2010. If our remaining migration activities are unsuccessful, our reputation could be harmed, our revenue could decrease and our operating costs could increase.

We depend on our direct sales force and our partner network for sales and deployments of our solutions and, if we do not attract and retain our sales personnel or maintain our partner relationships, our revenue may not grow and our business could be harmed.

    We depend primarily on our direct sales force to obtain new clients and to manage our client base. There is significant competition for direct sales personnel with the advanced sales skills and technical knowledge that sales of our solutions require. Our ability to achieve significant revenue growth in the future will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of direct sales personnel.

    We complement our direct sales personnel with a network of over 55 partners serving the nonprofit market, including interactive agencies, direct marketing agencies, public affairs firms and complementary technology companies. Our partner network helps us grow our client base and, we believe, enables us to provide more complete solutions for our clients. If our partners fail to increase awareness of our solutions or to assist us in gaining access to decision-makers at NPOs, then we may need to increase our marketing expenses, change our marketing strategy or enter into marketing relationships with different parties, any of which could impair our ability to generate increased revenue. Our typical partner agreement is not exclusive and our partners may choose not to promote sales of our solutions. If we do not maintain and increase our partner relationships, our revenue may not grow and could decline.

    We also rely on third-party implementation providers whom we recommend to our clients to deploy COM and Common Ground. In the case of Common Ground, to date we have relied solely on third-party implementation providers to provide deployment services. Any failure to perform, unprofessional conduct, delays or difficulties with the deployment on the part of such third-party implementation providers may reflect poorly on our reputation and the marketability of our solutions, which could harm our business and results of operations. Our agreements with these third-party implementation providers do not obligate them to continue to deploy our solutions. Generally our clients enter into agreements directly with the third-party implementation providers, so we have limited ability to seek recourse from them if deployment issues arise with clients.

We rely on third-party software in our solutions that may be difficult or costly to replace or which could cause errors or failures and harm our reputation.

    We rely on software licensed from third parties in order to offer our solutions, including database software from Oracle Corporation. The third-party software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any necessary third-party software could result in delays in the provisioning of our solutions until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our reputation and increase our operating costs. Any errors or defects in third-party software could result in errors or a failure of our solutions which could harm our reputation and be costly to correct. Many of our third-party providers attempt to impose limitations on their liability for errors, defects, or failures in their hardware, software, or services, which we are required to pass through to our clients. Those limitations may or may not be enforceable, and we may have liability to our clients or providers that could harm our reputation and increase our operating costs.

If we fail to retain key personnel or if we fail to attract additional qualified personnel or if newly hired personnel fail to reach productivity as anticipated, we may not be able to achieve our anticipated level of growth, our revenue may decrease and our operating costs may increase.

    Our future success depends upon the continued service of our officers and other key finance, sales and marketing, research and development and professional services staff. In addition, our future success will depend in large part on our ability to attract a sufficient number of highly qualified personnel, and there can be no assurance that we will be able to do so. Competition for qualified personnel can be intense, and we might not be successful in attracting and retaining them. The pool of qualified personnel with experience working with or selling to NPOs is limited overall and specifically in Austin, Texas, Washington, D.C., and Berkeley, California, where a significant portion of our operations are located. If we fail to retain key personnel or attract a sufficient number of highly qualified personnel, we may expend more resources in an effort to recruit qualified personnel and our operating costs would increase. In addition, the diversion of management's attention to recruiting efforts may cause our sales and revenue to decrease.

    Our ability to maintain and expand our finance, sales and marketing, research and development and professional services teams will depend on our ability to recruit, train and retain top quality people with advanced skills who understand sales to, and the specific needs of, NPOs. For these reasons, we have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for our business. In addition, it takes time for our new sales and services personnel to become productive, particularly with respect to obtaining and supporting enterprise clients. If we are unable to hire or retain qualified personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity slower than anticipated, it would be more difficult for us to sell our solutions and provide services to our clients, and we could experience a shortfall in revenue and may not achieve our planned growth.

Various private spam blacklists have in the past reduced, and may in the future reduce, the effectiveness of our solutions and our ability to conduct our business, which may cause demand for our solutions to decline.

    We depend on email to market to and communicate with our clients, and our clients rely on email to communicate with their constituents. Various private entities attempt to limit the use of email for commercial solicitation. These entities often advocate standards of conduct or practice that exceed current legal requirements in the United States and classify certain email solicitations that comply with current legal requirements as spam. Some of these entities maintain "blacklists" of companies and individuals, and the websites, Internet service providers and Internet protocol addresses associated with those entities or individuals that do not adhere to those standards of conduct or practices for commercial email solicitations that the blacklisting entity believes are appropriate. If a company's Internet protocol addresses are listed by a blacklisting entity, emails sent from those addresses may be blocked by servers that receive or route email and subscribe to the blacklisting entity's service or purchase its blacklist. Any blocking of email communications generated by clients using our solutions will reduce the effectiveness of our solutions and our ability to conduct our business, which may cause demand for our solutions to decline and increase non-renewals.

Government regulation could increase our compliance expenses, subject us to fines or penalties of non-compliance or adversely affect the marketability of our solutions.

    We are subject not only to laws and regulations applicable to businesses generally, but also to laws and regulations directly applicable to electronic commerce and fundraising activities. In addition, our clients are subject to United States and foreign laws and regulations governing the collection, use and disclosure of personal information obtained from individuals, which restrict how our clients use our solutions. There are many laws and regulations related to electronic commerce and online fundraising, and state, federal and foreign governments may adopt or enforce additional laws and regulations applicable to our business and to our clients' use of our solutions. If the burdens or costs of our clients' compliance with additional regulations increase, NPOs may decide not to use our solutions. Further, our failure to comply with any such laws or regulations could subject us to fines, penalties or other damages that could harm our reputation and increase our operating costs.

    The promulgation, amendment or enforcement of any laws or regulations in the following areas could increase our compliance expenses:

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charitable fundraising and related services;

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campaign finance;

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user privacy and notification statutes;

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the transmission and storage of personal data;

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the pricing and taxation of products and services offered over the Internet;

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money laundering;

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transactions or sales to terrorist organizations or to nations which sponsor terrorist activities;

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the content of websites;

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patents, copyrights, trade secrets, trademarks and other areas of intellectual property;

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consumer protection, including the potential application of "do not call" registry requirements on our clients;

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freedom of speech and expression;

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the online distribution of specific material or content over the Internet;

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the characteristics and quality of products and services offered over the Internet; and

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federal, state or local taxation, particularly with respect to charitable giving, research and development activities, employee compensation and other activities generally pertaining to our business.

    We are also subject to certain state registration and periodic filing requirements related to companies that provide fundraising consulting services. States' regulations vary and the application of these regulations to our business is unclear. Our clients rely in part on our registrations in states that require registration to conduct our clients' national fundraising campaigns. As of December 31, 2009, we were registered in five states and had registrations pending in nine others. If we fail to comply with any of these regulations, our registrations could be revoked or we may be prevented from registering, and our clients could terminate their agreements with us if we do not meet their fundraising needs in those states. In addition, we could incur fines, penalties or other damages that could harm our reputation and increase our operating costs, and we may be obligated to file client agreements that may disclose competitively sensitive information. Furthermore, the states in which we are registered may impose new requirements and additional states may adopt registration requirements that may increase our compliance expenses.

Evolving privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our solutions, which could reduce overall demand for our solutions and increase operating costs.

    Our clients can use our solutions to store personal or identifying information regarding their constituents. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and other individuals. For instance, as part of the American Recovery and Reinvestment Act of 2009, Congress passed the Health Information Technology for Economic and Clinical Health Act, or HI-TECH Act. The HI-TECH Act expands the reach of data privacy and security requirements of the Health Insurance Portability and Accountability Act, or HIPAA, to service providers. HIPAA and associated United States Department of Health and Human Services regulations permit our clients in the healthcare industry to use certain demographic protected health information (such as name, email or physical address and dates of service) for fundraising purposes and to disclose that subset of protected health information to their service providers for fundraising. We may be included in this service provider group under the revised HIPAA regulations by virtue of our service provider relationship with our clients in the healthcare industry. In general, we are seeking to prohibit contractually our healthcare industry clients from uploading other types of health information of their clients into our systems because HIPAA does not permit this information to be used for fundraising without certain permissions, but we believe that monitoring our healthcare clients' compliance with such prohibitions is not legally required of service providers and would be cost prohibitive. The law and regulations under HI-TECH are new and still subject to change or interpretation by legal authorities who could cause additional compliance burdens.

    The costs of compliance with, and other burdens imposed by, HIPAA, the HI-TECH Act and such other laws and regulations that are applicable to the businesses of our clients may limit the use and adoption of our solutions, reduce overall demand for our solutions and increase our operating costs, and we may be unable to pass along those costs to our clients in the form of increased fees.

    In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If regulatory burdens related to collection and use of personal information increase, our solutions would be less effective, which may reduce demand for our solutions and harm our business.

United States federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 imposes certain obligations on the senders of commercial emails, which could minimize the effectiveness of our email product and establishes financial penalties for non-compliance, which could increase the costs of our business.

    In December 2003, Congress enacted Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, which establishes civil penalties for failure to meet certain requirements for commercial email messages (which may include email messages sent by NPOs that advertise a commercial product or service) and specifies criminal and civil penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source, transmission path or content. The CAN-SPAM Act, among other things, obligates the sender of commercial emails to identify their recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act. For example, Utah and Michigan have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as products that minors are prohibited from purchasing. Some portions of these state laws may not be preempted by the CAN-SPAM Act. The ability of our clients' constituents to opt out of receiving commercial emails may minimize the effectiveness of our email product. Moreover, non-compliance with the CAN-SPAM Act can involve significant financial penalties. In addition, European Union member state laws typically prohibit sending promotional email messages outside of an established business relationship with the recipient unless the recipient has opted into receipt of such messages and require honoring opt-out requests by recipients. Such laws largely prevent the use of email to new prospects in the European Union, and similar laws have been adopted in some countries. Although our agreements prohibit violations of these laws, if we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or European Union or foreign laws regulating the distribution of commercial email, whether as a result of violations by our clients or if we were deemed to be directly subject to and in violation of these requirements by the future interpretation of such laws by a court of law or regulatory agency, we could be required to pay penalties or we may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain clients or increase our operating costs.

We may be subject to legal costs and liabilities for content and activities of our clients and their constituents, which could harm our reputation and increase our operating costs.

    We host content provided by our clients and their constituents and provide products and services that enable them to exchange information, conduct business and engage in various online activities. From time to time, we are requested to provide information or otherwise become involved in legal and other matters involving our clients' online activities. While we require our clients to agree to comply with acceptable usage policies and other content restrictions, clients and their constituents may provide content or undertake activities that could require us to conduct investigations or defend claims by private persons and entities or governmental entities that may be with or without merit and may subject us to legal costs and liabilities to our third-party suppliers and others, which could harm our reputation and increase our operating costs.

If existing clients and prospective clients refuse to adopt or renew our solutions, or we choose not to engage a prospective client, because of conflicts over ideological missions, our revenue will not grow at our anticipated rate.

    Our clients have a wide range of ideological missions. Many NPOs focus upon and support ideological causes that may conflict with the ideological causes of our other clients. A few prospective clients in the past have hesitated or refused to use our solutions because of our relationship with NPOs with ideologies that directly conflict with the ideologies of such prospective clients. If the number of our clients grow, the potential for such conflict will increase. We have adopted a policy of working with NPOs supporting a wide range of ideological missions other than those that promote violence, hatred, or racial or religious intolerance. We will exercise our judgment in determining whether an organization violates the spirit of these client engagement principles. Based on these principles, we have and may continue in the future to choose not to engage prospective client NPOs. If our prospective clients refuse to adopt our solutions, if we choose not to engage a prospective client, or if our existing clients do not renew or otherwise terminate their use of our solutions due to such conflicts, our revenue may be adversely affected and our reputation may be harmed.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm our operating results.

    A change in accounting standards or practices could harm our operating results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

We may incur significant expenses to defend against or settle claims that we infringe upon third parties' intellectual property rights.

    Litigation regarding intellectual property rights is common in the software industry. We expect that our solutions may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products and services in different industry segments overlaps. We have encountered and may encounter in the future disputes over rights and obligations concerning intellectual property. In the past, we have been involved in litigation with Kintera, Inc., which was acquired by Blackbaud, Inc. Third parties may seek to bring claims against us in the future. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our solutions. Our operating costs may increase or our revenue may decline if any of these events occurred.

    In addition, we generally indemnify our clients against certain claims that our solutions infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our clients against infringement claims and paying any resulting damage awards or settlements. In the event of a claim of infringement, we and our clients might be required to obtain one or more licenses from third parties. We, or our clients, might be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. We, or our clients, might become subject to an injunction that prevents use of the allegedly infringing technology. Any intellectual property rights claim against us or our clients, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management attention and financial resources. An adverse determination also could prevent us from offering our solutions to our clients and may require that we procure or develop a substitute solution that does not infringe.

    For any intellectual property rights claim against us or our clients, we may have to pay damages or stop using technology found to be in violation of a third party's rights. We may have to seek a license for the technology, which may not be available on reasonable terms, if at all, may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. Defense of any lawsuit, the cost of any damages or settlements, failure to obtain any such required licenses or issuance of an injunction would increase our operating costs and may reduce our revenue.

If the security of the software or systems underlying our solutions is breached, our reputation could be harmed and our operating costs could increase.

    Fundamental to the use of our products and services is the secure collection, storage and transmission of constituent information. Unauthorized third parties have periodically attempted to attack our system, and we have had security breaches in the past. We regularly upgrade our security technologies, policies and programs. However, we expect third parties to continue to attempt to attack our system in the future with increasing sophistication. If a third party breaches our security, that of our clients or that of our third-party datacenters and payment processing partners, our business could be harmed. It could result in misappropriation of proprietary information or interruptions in operations. We might be liable to our clients or their constituents for damages from breaches of security, and clients could seek to terminate their agreements with us. A breach could also harm our reputation and increase our operating costs, particularly any breach resulting in the imposition of liability that is not covered by insurance or is in excess of insurance coverage. We might be required to expend significant capital and other resources to notify and communicate with state and federal regulatory agencies and affected clients and their constituents, provide credit monitoring or other protections, protect further against security breaches or to rectify problems caused by any security breach. Any of these results would be harmful to our business.

We rely upon trademark, copyright and trade secret laws to protect our proprietary rights, which might not provide us with adequate protection, and we may therefore be unable to compete effectively.

    Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We might not be successful in protecting our proprietary technology, and our proprietary rights might not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of trademark, copyright and trade secret laws, as well as nondisclosure agreements, each of which affords only limited protection. We have no patents on our proprietary technology and, accordingly, have no way to exclude others from practicing inventions relating to similar technologies, unless wrongfully misappropriated from us in violation of trade secret law or any non-disclosure agreements. Any inability to protect our intellectual property rights could harm our ability to compete effectively, which would reduce our revenue. Such harm includes but is not limited to the following:

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without any patents of our own to counter assert, there is a greater risk that current and future competitors who may have patented similar technologies that cover our products and services would seek damages and a prohibition on the use and sale of such products and services;

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our trademarks may not be protected in those jurisdictions in which such trademarks have not been registered, and in such jurisdictions others may be able to use confusingly similar marks or prevent our use of such trademarks; and

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current and future competitors may independently develop similar technologies or duplicate our solutions.

    Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our solutions is difficult, and litigation could become necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve and could result in substantial diversion of management attention and resources.

We use open source software in the software underlying our solutions that may subject our software to general release or require us to re-engineer such solutions, which could reduce our revenue or increase our operating costs.

    We use open source software in the software underlying our solutions and plan to use more open source software in the future. From time to time, there have been claims against companies that distribute or use open source software in their products and services, asserting that open source software infringes the claimants' intellectual property rights. We could be subject to suits by parties claiming infringement of intellectual property rights resulting from our use of open source software in accordance with the terms of the license under which we received such open source software. Use and distribution of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use, modification and distribution. If we combine our proprietary software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software and license such proprietary software under the terms of the open source license for free or for a nominal fee. Open source license terms may be ambiguous and many of the risks associated with usage of open source software cannot be eliminated and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software or failed to comply with the terms of the open source licenses, in addition to the potential that we license modifications or derivative works we create under open source license terms, we may be subject to suits by licensors claiming infringement of intellectual property rights related to such open source software and required to re-engineer our software underlying our solution, discontinue the sale of our solutions in the event re-engineering cannot be accomplished on a timely basis, take other remedial action that may divert resources away from our development efforts or be subject to an injunction or damage award or settlement, any of which could reduce our revenue or increase our operating costs.

We may enter into acquisitions that may be difficult to integrate, fail to achieve our strategic objectives, disrupt our business, dilute stockholder value or divert management attention.

    We currently do not have any agreements with respect to any acquisitions, but in the future we may pursue acquisitions of businesses to complement our existing business. We cannot assure you that any acquisition we make in the future will provide us with the benefits we anticipated in entering into the transaction. Acquisitions are typically accompanied by a number of risks, including:

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difficulties in retaining key employees and clients and in integrating the operations and personnel of the acquired companies;

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difficulties in maintaining acceptable standards, controls, procedures and policies;

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potential disruption of ongoing business and distraction of management;

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inability to maintain relationships with clients of the acquired business;

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impairment of relationships with employees and clients as a result of any integration of new management and other personnel;

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difficulties in incorporating acquired technology and rights into our products and services;

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unexpected expenses resulting from the acquisition; and

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potential unknown liabilities associated with acquired businesses.

    In addition, acquisitions may result in the incurrence of debt, restructuring charges and write-offs, such as write-offs of acquired in-process research and development. We also may not be able to recognize as revenue the deferred revenue of an acquired company. Acquisitions may result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges. Furthermore, if we finance future acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted and earnings per share may decrease. To the extent we finance future acquisitions with debt, such debt could include financial or operational covenants that restrict our business operations.

    We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize the benefits of these acquisitions, and our operating results could be harmed.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from executing our growth strategy.

    We intend to continue to make investments to support our growth and believe that our existing cash and cash equivalents and our cash flow from future operating activities will be sufficient to meet our anticipated cash needs for the next twelve months. We may, however, require additional capital from equity or debt financings in the future to fund our operations or respond to competitive pressures or strategic opportunities. In addition, we may require additional financing to fund the purchase price of future acquisitions. Additional financing may not be available on terms favorable to us, or at all. Any additional capital raised through the sale of equity or convertible debt securities may dilute your percentage ownership of our common stock. Furthermore, any new debt or equity securities we issue could have rights, preferences and privileges superior to our common stock. Capital raised through debt financings could require us to make periodic interest payments and could impose potentially restrictive covenants on the conduct of our business. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

If we expand our operations outside of the United States, our expansion may subject us to risks that may increase our operating costs.

    An element of our growth strategy is to expand our international operations and develop a worldwide client base. To date, we have not realized a material portion of our revenue from clients outside the United States. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States. Because of our limited experience with international operations, we cannot assure you that our international expansion efforts will be successful. In addition, we will face risks in doing business internationally that could increase our operating costs, including:

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economic conditions in various parts of the world;

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unexpected and more restrictive laws and regulations, including those laws governing Internet activities, email messaging, collection and use of personal information, ownership of intellectual property, solicitation of charitable contributions and other activities important to our online business practices;

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new and different sources of competition;

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multiple, conflicting and changing tax laws and regulations that may affect both our international and domestic tax liabilities and result in increased complexity and costs;

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if we were to establish international offices, the difficulty of managing and staffing such international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

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difficulties in enforcing contracts and collecting accounts receivable, especially in developing countries;

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if contracts become denominated in local currency, fluctuations in exchange rates; and

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tariffs and trade barriers, import/export controls and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets.

    If we decide to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks associated with future international operations. Our failure to manage any of these risks successfully could increase our operating costs.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives, which will increase our operating costs.

    As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and the NASDAQ Listing Rules, impose additional requirements on public companies, including requiring changes in corporate governance practices. For example, the listing requirements of the NASDAQ Global Market require that we satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial additional costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

    In addition, United States securities laws require, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending December 31, 2011, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to potential delisting by the NASDAQ Global Market and review by the NASDAQ Stock Market, the SEC, or other regulatory authorities which would require additional financial and management resources.

Risks Relating to this Offering and Ownership of Our Common Stock

The trading price of our common stock is likely to be volatile, and you might not be able to sell your shares at or above the initial public offering price.

    The trading prices of the securities of technology companies have been highly volatile. Further, our common stock has no prior trading history. Factors affecting the trading price of our common stock will include:

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variations in our quarterly and annual operating results;

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announcements of technological innovations, new products, services or enhancements, strategic alliances or agreements by us or by our competitors;

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the gain or loss of clients;

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recruitment or departure of key personnel;

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changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

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sales of common stock or other securities by us in the future;

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market conditions in our industry, the industries of our clients and the economy as a whole; and

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adoption or modification of regulations, policies, procedures or programs applicable to our business.

    In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our common stock. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a suit were filed against us, regardless of its merits or outcome, it could result in substantial costs and divert management's attention and resources.

Our securities have no prior market, and our stock price may decline after the offering.

    Prior to this offering, there has been no public market for shares of our common stock. Although we have applied to have our common stock listed on the NASDAQ Global Market, an active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering. We and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may be higher than the trading price of our common stock following this offering. As a result, you could lose all or part of your investment.

Future sales of shares by existing stockholders could cause our stock price to decline.

    If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up, which period may be extended in certain limited circumstances, and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline below the initial public offering price. Based on shares outstanding as of December 31, 2009, upon the closing of this offering, we will have 16,279,507 outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, only the 5,132,728 shares of common stock sold in this offering will be freely tradable, without restriction, in the public market. Thomas Weisel Partners LLC and Piper Jaffray & Co. may, in their sole discretion, permit our officers, directors, employees and current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements.

    After the lock-up agreements pertaining to this offering expire 180 days from the date of this prospectus, which period may be extended in certain limited circumstances, up to an additional 11,146,779 shares will be eligible for sale in the public market 8,381,725 of which are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements. In addition, as of December 31, 2009, the 252,665 shares subject to outstanding warrants, the 3,128,602 shares that are subject to outstanding options and the 580,096 shares reserved for future issuance under our equity plans upon the closing of this offering, will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

    Some of our existing stockholders have contractual demand or piggyback rights to require us to register with the SEC up to 11,334,891 shares of our common stock. If we register these shares of common stock, the stockholders would be able to sell those shares freely in the public market. All of these shares are subject to lock-up agreements restricting their sale for 180 days after the date of this prospectus, which period may be extended in certain limited circumstances.

    After this offering, we intend to register approximately 3,708,698 shares of our common stock that we have issued or may issue under our equity plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements, if applicable, described above.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

    The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Insiders will continue to have substantial control over us after this offering, which may limit our stockholders' ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

    Upon the closing of this offering, our directors and executive officers and their affiliates will own, in the aggregate, approximately 41% of our outstanding common stock, assuming no exercise of the underwriters' over-allotment option, compared to 22% represented by the shares sold by us in this offering, assuming no exercise of the underwriters' over-allotment option. As a result, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our company or our assets. This concentration of ownership could limit your ability to influence corporate matters and delay or prevent a third party from acquiring control over us. For information regarding the ownership of our outstanding stock by our executive officers and directors and their affiliates, please see the section titled "Principal and Selling Stockholders."

As a new investor, you will experience substantial dilution as a result of this offering and future equity issuances.

    The assumed initial public offering price per share is substantially higher than the pro forma net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate substantial dilution of $8.51 per share. In addition, we have issued options and warrants to acquire common stock at prices below the assumed initial public offering price. To the extent outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering. This dilution is due in large part to the fact that our earlier stockholders paid substantially less than the assumed initial public offering price when they acquired their shares of common stock and securities convertible or exercisable for common stock. In addition, if the underwriters exercise their over-allotment option, or if we issue additional equity securities, you will experience additional dilution.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

    We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, which apply to us, may discourage, delay or prevent a change of control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. For more information, see the section titled "Description of Capital Stock—Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law." In addition, our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect as of the closing of this offering:

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authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

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establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

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require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

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require that a supermajority vote be obtained to amend or repeal certain provisions of our certificate of incorporation;

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require that stockholders provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

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provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

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prevent stockholders from calling special meetings; and

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prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

    Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering to possibly repay our credit facilities and for general corporate purposes, including working capital and capital expenditures, which may in the future include investments in, or acquisitions of, complementary businesses, services or technologies. We have not allocated these net proceeds for any specific purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how the net proceeds from this offering are used.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

    We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Management" and "Executive Compensation" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," "will" or the negative or plural of these words and other comparable terminology. Forward-looking statements made herein include, but are not limited to, statements about:

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anticipated trends and challenges in our business and the nonprofit market in which we operate;

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our ability to address the needs of NPOs or develop new or enhanced solutions to meet those needs;

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expected adoption and renewal of our solutions by our existing and potential clients;

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our ability to compete in our industry;

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our ability to grow our revenue and achieve and maintain profitability;

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our ability to protect our confidential information and intellectual property rights;

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our ability to manage our growth and anticipated expansion into new markets;

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if necessary, our ability to obtain funding in the future on acceptable terms; and

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our expectations regarding the use of the net proceeds from this offering.

    These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, are based largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives and financial needs. The occurrence of the events described and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. You should specifically consider the numerous risks outlined under "Risk Factors" and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation, and specifically decline any obligation, to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    This prospectus also contains estimates and other information concerning our industry, including market size, which are based on industry publications, surveys and forecasts.

    You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

 USE OF PROCEEDS

    We estimate that the net proceeds we will receive from this offering will be approximately $34.7 million, based on the assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares in this offering is exercised in full we estimate that our net proceeds will be approximately $40.3 million. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $3.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

    Our principal purposes for this offering are, in order of priority, to obtain working capital for general corporate purposes, establish a public market for our common stock, repay debt and facilitate our future access to public capital markets. We intend to use the net proceeds from this offering for general corporate purposes, including the enhancement of our software and service offerings, sales and marketing activities, capital expenditures and the costs of operating as a public company. We do not have agreements or commitments for any specific repayments related to our credit facilities upon completion of this offering, but we intend to use a portion of the net proceeds of this offering to repay our outstanding debt, including the following:

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up to $975,000 outstanding as of December 31, 2009 under our revolving line of credit with Comerica Bank dated October 26, 2007, as amended, that has a maturity date of April 26, 2011 and bears interest at a rate equal to LIBOR, not less than 2%, plus a margin of 3%, or 5% at December 31, 2009; and

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up to $1.1 million outstanding as of December 31, 2009 under our term loan with Comerica Bank dated October 26, 2007 that has a maturity date of September 30, 2011 and bears interest at a rate equal to LIBOR, not less than 2%, plus a margin of 3%, or 5% at December 31, 2009.

    We may also use a portion of the proceeds to expand our current business through acquisitions or investments in other complementary businesses, particularly those with similar clients and adjacent products or technologies. We have no agreements or commitments with respect to any acquisitions at this time.

    Pending the use of the net proceeds from this offering described above, we intend to invest the net proceeds in short and intermediate term interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

    The amount and timing of what we actually spend may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations as well as the other factors described in the section titled "Risk Factors."

 DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support the operation of and to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with any covenants under our credit facilities that restrict or limit our ability to pay dividends, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

    The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2009, on:

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an actual basis;

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on a pro forma basis after giving effect to (i) the reverse split of each outstanding share of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively, (ii) the conversion of all outstanding shares of preferred stock and common stock into an aggregate of 12,643,143 shares of a single class of common stock and (iii) the reclassification of the preferred stock warrant liability to common stock and additional paid-in capital immediately prior to the closing of this offering; and

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on a pro forma as adjusted basis to give effect to (i) our filing of an amended and restated certificate of incorporation, (ii) the reverse split of each outstanding share of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively, (iii) the conversion of all outstanding shares of preferred stock and common stock into an aggregate of 12,643,143 shares of a single class of common stock (iv) the reclassification of the convertible preferred stock warrant liability to common stock and additional paid-in-capital immediately prior to the closing of this offering; (v) our receipt of the estimated net proceeds from the sale by us of 3,636,364 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us; and (vi) the application of our proceeds from this offering to repay approximately $2.2 million in indebtedness.

    You should read the following table in conjunction with the sections titled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes.

	As of December 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share and per share amounts) (unaudited)
Cash and cash equivalents	$16,662	$16,662	$49,151

Long-term debt and capital lease obligations, including current portion	$2,211	$2,211	$—
Convertible preferred stock warrant liability	1,375	—	—
Convertible preferred stock, $0.001 par value, 5,440,474 shares authorized and issuable in series, 5,316,037 shares designated, issued and outstanding, actual; no shares authorized, no shares designated, issued or outstanding, pro forma and pro forma as adjusted	33,869	—	—
Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized and issuable in series, no shares designated, issued or outstanding, actual and pro forma; 5,000,000 shares authorized, no shares designated, issued or outstanding, pro forma as adjusted	—	—	—
Common stock, $0.001 par value, 40,000,000 authorized and issuable in series, 7,327,106 shares designated, issued and outstanding, actual; 40,000,000 shares authorized, 12,643,143 shares issued and outstanding, pro forma; 40,000,000 shares authorized, 16,279,507 shares issued and outstanding, pro forma as adjusted	7	13	16
Additional paid-in capital	37,340	72,578	107,275
Accumulated deficit	(56,256)	(56,256)	(56,256)

Total stockholders' equity (deficit)	(18,909)	16,335	51,035

Total capitalization	$18,546	$18,546	$51,035

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $3.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriter discount and estimated offering expenses payable by us.

    This table excludes the following shares:

•
252,665 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2009 to acquire our common stock with a weighted average exercise price of $4.55 per share;

•
3,128,602 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2009 with a weighted average exercise price of $3.10 per share; and

•
580,096 shares reserved for future issuance under our 2009 Stock Incentive Plan.

 DILUTION

    Our pro forma net tangible book value as of December 31, 2009 was approximately $5.8 million, or $0.46 per share of our common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities plus the reclassification of the preferred stock warrant liability to common stock, divided by the number of shares of our common stock outstanding on December 31, 2009 after giving effect to the reverse split and subsequent conversion of each outstanding share of preferred stock and common stock into 0.352 of a share of common stock and additional paid-in capital prior to the closing of this offering.

    Pro forma as adjusted net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering at an assumed initial public offering price of $11.00 per share. Without taking into account any changes in net tangible book value after December 31, 2009, other than to give effect to the sale of 3,636,364 shares of our common stock in this offering by us, after deducting the estimated underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2009 would have been approximately $40.5 million, or $2.49 per share of our common stock. This amount represents an immediate increase in net tangible book value of $2.03 per share to our existing stockholders and an immediate dilution in net tangible book value of $8.51 per share to new investors purchasing shares in this offering. The following table illustrates the dilution in net tangible book value per share to new investors.

Assumed initial public offering price per share		$11.00
Pro forma net tangible book value per share as of December 31, 2009	$0.46
Increase in pro forma net tangible book value per share attributable to new investors	2.03

Pro forma as adjusted net tangible book value per share		2.49

Dilution per share to new investors in this offering		$8.51

    If the underwriters exercise their option to purchase additional shares of our common stock from us in full in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $2.84 per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $2.38 per share and the dilution to new investors purchasing shares in this offering would be $8.16 per share.

    If all of the outstanding options and warrants were exercised, the net tangible book value as of December 31, 2009 would have been $51.4 million and the pro forma as adjusted net tangible book value after this offering would have been $2.61 per share, causing dilution to new investors of $8.39 per share.

    A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2009 by approximately $3.4 million, the pro forma as adjusted net tangible book value per share after this offering by $0.21 per share and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering by $0.79 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriter discount and estimated offering expenses payable by us.

    The following table summarizes, as of December 31, 2009 on a pro forma as adjusted basis described above, the number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	12,643,143	78%	$65,104,795	62%	$5.15
New investors(1)	3,636,364	22	40,000,004	38	11.00

Total	16,279,507	100%	$105,104,799	100%

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) total consideration paid to us by investors participating in this offering by approximately $3.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriter discount and estimated offering expenses payable by us.

    The sale of 1,496,364 shares of common stock to be sold by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to 11,146,779 shares, or 68% of the total shares outstanding, and will increase the number of shares held by investors participating in this offering to 5,132,728 shares, or 32% of the total shares outstanding.

    As of December 31, 2009, there were options outstanding to purchase a total of 3,128,602 shares of common stock at a weighted average exercise price of $3.10 per share. As of December 31, 2009, there were warrants outstanding to purchase 252,665 shares of common stock with a weighted average exercise price of $4.55 per share. The above discussion and table assumes no exercise of stock options or warrants outstanding as of December 31, 2009. If all of these options and warrants were exercised, our existing stockholders, including the holders of these options and warrants, would own 82% of the total number of shares of our common stock outstanding upon the closing of this offering and our new investors would own 18% of the total number of shares of our common stock upon the closing of this offering.

SELECTED FINANCIAL DATA

    The following tables set forth selected financial data. We derived the consolidated statements of operations and other operating data for the years ended December 31, 2007, 2008 and 2009 and balance sheet data as of December 31, 2008 and 2009 from our audited financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations and other operating data for the years ended December 31, 2005 and 2006 and balance sheet data as of December 31, 2005, 2006 and 2007 from our audited financial statements which have not been included in this prospectus. You should read this selected financial data in conjunction with the financial statements and related notes and the information in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." See note 2 to our financial statements for a description of the calculation of basic and diluted net loss per share. The historical results set forth below are not necessarily indicative of results of operations to be expected in any future period.

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(in thousands, except per share amounts)
Statements of Operations Data:
Revenue:
Subscription and services	$11,093	$18,051	$38,754	$50,103	$54,900
Usage	2,158	3,407	4,329	6,877	8,186

Total revenue	13,251	21,458	43,083	56,980	63,086
Cost of revenue	5,005	7,934	18,716	22,911	24,779

Gross profit	8,246	13,524	24,367	34,069	38,307
Operating expenses:
Sales and marketing	9,596	12,171	19,428	21,432	21,556
Research and development	2,582	3,488	7,189	8,754	10,041
General and administrative	1,936	2,351	4,456	5,883	6,034
Amortization of other intangibles	—	—	1,271	1,452	1,400
Write off of deferred stock offering costs	—	—	—	1,524	—
Restructuring expenses	—	—	284	—	—

Total operating expenses	14,114	18,010	32,628	39,045	39,031

Loss from operations	(5,868)	(4,486)	(8,261)	(4,976)	(724)
Interest income	211	138	279	115	6
Interest expense	(136)	(724)	(883)	(691)	(355)
Other income (expense)	—	93	(1,644)	1,808	(803)

Loss before income taxes	(5,793)	(4,979)	(10,509)	(3,744)	(1,876)
Provision for income taxes	—	—	—	—	219

Net loss	$(5,793)	$(4,979)	$(10,509)	$(3,744)	$(2,095)

Net loss per share—basic and diluted	$(17.34)	$(7.68)	$(1.69)	$(0.52)	$(0.29)

Weighted average number of shares—basic and diluted	334	648	6,257	7,257	7,313

Pro forma net loss per common share (unaudited):
Net loss attributable to common stockholders					$(2,095)
Change in value of convertible preferred stock warrant liability					814

Net loss used to compute pro forma net loss per common share (unaudited)					$(1,281)

Basic and diluted weighted average shares used above					7,313
Assumed reverse stock split and conversion after effect of change in capital structure (unaudited)					5,316

Pro forma weighted average number of shares—basic and diluted(1) (unaudited)					12,629

Pro forma net loss per share—basic and diluted(1)(unaudited)					$(0.10)

Pro forma net loss per share (as adjusted)—basic and diluted(2)(unaudited)					$(0.09)

Other Operating Data:
Adjusted EBITDA(3)(unaudited)	$(5,103)	$(3,450)	$(3,378)	$1,405	$6,581
Net cash provided by (used in) operating activities	(3,998)	(1,211)	(1,225)	2,862	6,791

(1)
Pro forma weighted average shares outstanding reflects the conversion of our convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

(2)
We plan to use $2.2 million of the proceeds of this offering for debt reduction. "Pro forma net loss per share (as-adjusted) basic and diluted" reflects pro forma net loss per share giving effect to our use of proceeds from the offering to repay debt. The pro forma calculation assumes the sale of 200,000 shares of common stock offered by us used for this debt reduction at an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus. Pro forma net loss per share (as-adjusted) was computed as follows: pro forma net loss of $1.3 million was decreased by approximately $123,000 for the year ended December 31, 2009, representing the pro forma reduction in interest expense resulting from the use of net offering proceeds to reduce debt, utilizing the interest rates in effect as of December 31, 2009 of 5.0%, and excluding income tax effects. Pro forma weighted average common shares outstanding (as adjusted) was computed as follows: pro forma weighted average number of shares—basic and diluted of 12,628,781 plus 200,000 shares, reflecting the sale of shares of common stock offered by us and expected to be used for debt reduction as of the beginning of the period presented.

(3)
We define Adjusted EBITDA as net income (loss) less interest income and gain (loss) on preferred stock warrant revaluation plus interest expense, provision for taxes, depreciation expense, amortization expense and stock-based compensation expense.

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(in thousands)
Reconciliation of Adjusted EBITDA to net loss:
Net loss	$(5,793)	$(4,979)	$(10,509)	$(3,744)	$(2,095)
Interest (income) expense, net	(75)	586	604	576	349
Depreciation and amortization	691	971	4,175	4,821	4,792
Stock-based compensation	74	65	691	1,556	2,502
Gain (loss) on warrant revaluation	—	(93)	1,661	(1,804)	814
Provision for income taxes	—	—	—	—	219

Adjusted EBITDA	$(5,103)	$(3,450)	$(3,378)	$1,405	$6,581

    The amounts shown above in the consolidated statements of operations data include amortization of acquired technology and stock-based compensation as follows:

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(in thousands)
Amortization of acquired technology:
Cost of revenue	$—	$—	$887	$1,016	$1,016
Stock-based compensation:
Cost of revenue	$—	$13	$164	$383	$583
Sales and marketing	27	25	300	585	742
Research and development	—	4	85	235	343
General and administrative	47	23	142	353	834

	As of December 31,
	2005	2006	2007	2008	2009	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$8,783	$8,514	$14,600	$13,828	$16,662	$16,662	$49,151
Working capital	5,140	(1,139)	322	(1,260)	2,379	3,754	37,106
Total assets	14,299	16,343	44,156	40,873	41,344	41,344	73,833
Preferred stock warrant liability	691	705	2,366	562	1,375	—	—
Long-term obligations, net of current portion	3,959	2,998	3,384	1,205	1,348	1,348	—
Convertible preferred stock	37,274	37,274	33,869	33,869	33,869	—	—
Total stockholders' equity (deficit)	(34,366)	(38,864)	(17,337)	(19,357)	(18,909)	16,335	51,035

(1)
The pro forma column in the balance sheet data table above reflects (i) the reverse split of each outstanding share of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively, (ii) the conversion of all outstanding shares of preferred stock and common stock into an aggregate of 12,643,143 shares of a single class of common stock and (iii) the reclassification of the preferred stock warrant liability to common stock and additional paid-in capital immediately prior to the closing of this offering.

(2)
The pro forma as adjusted column in the balance sheet data table above reflects (i) the reverse split of each outstanding share of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively, (ii) the conversion of all outstanding shares of preferred stock and common stock into an aggregate of 12,643,143 shares of a single class of common stock and (iii) the reclassification of the preferred stock warrant liability to common stock and additional paid-in capital immediately prior to the closing of this offering, (iv) our sale of 3,636,364 shares of common stock in this offering, at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us and the application of our net proceeds from this offering and (v) our repayment of approximately $2.2 million outstanding under our credit facilities.

(3)
A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) cash and cash equivalents, working capital, total assets and total stockholders' equity after this offering by approximately $3.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with the financial statements and related notes and the other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward looking statements that involve risk, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward looking statements as a result of many factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

    We are a leading provider of on-demand constituent engagement solutions that enable nonprofit organizations, or NPOs, to more effectively raise funds, advocate for change and cultivate relationships with donors, activists, volunteers, alumni and other constituents. We serve approximately 1,300 NPOs of all sizes, and during 2009, our clients used our solutions to raise over $920 million and deliver over 3.8 billion emails to over 154 million email addresses to accomplish their missions.

    We were incorporated in Delaware in October 1999, and we offered our first commercially available online marketing solution in 2000. We acquired GetActive Software, Inc. in February 2007. Our integrated solutions now include our Convio Online Marketing platform, or COM, and Common Ground, our constituent relationship management application. COM enables NPOs to harness the full potential of the Internet and social media as new channels for constituent engagement and fundraising. Common Ground delivers next-generation donor management capabilities, integrates marketing activities across online and offline channels and is designed to increase operational efficiency. Our solutions are enhanced by a portfolio of value-added services tailored to our clients' specific needs.

Our Business Approach

    We sell our solutions through a direct sales force complemented by our partner network. Our sales force is increasing its focus on acquiring a higher number of mid-market clients.

    Our revenue has increased to $63.1 million in 2009 from $13.3 million in 2005, and our net loss has decreased to $2.1 million in 2009 from $5.8 million in 2005. Our net cash provided by (used in) operations has increased to $6.8 million in 2009 from $(4.0) million in 2005. We recognize subscription and services revenue ratably over the term of our client agreements beginning on the date such products and services become available for use by the client, or the activation date. The terms of our agreements are typically three years for COM and one year for Common Ground.

    We currently derive the substantial majority of our revenue from subscriptions to our COM solution. Pricing for our COM solution is based on the number of modules licensed, the email list size and any related services. We also recognize usage revenue from our clients as a percentage of funds raised at special events, such as runs, walks and rides, and based on additional fees for their increased use of our COM solution.

    Pricing for Common Ground is based on the number of seats licensed. We typically do not derive revenue from deployment services for Common Ground as deployment activities are generally handled by third-party implementation providers. Common Ground is built on salesforce.com's Force.com platform. Common Ground clients enter into a license agreement with us and separately enter into a license agreement with salesforce.com for use of its solution.

    We believe the nonprofit market for on-demand constituent engagement solutions is large and underserved, and we plan to continue to invest in our business to pursue this opportunity. In particular, we expect to incur significant sales and marketing expenses to increase the number of clients on our COM platform and Common Ground application. We also expect to make substantial investments in research and development, primarily on new features, platform extensibility and Common Ground. We anticipate increased operating expenses as a result of becoming a public company and more generally as we seek to grow our business domestically and outside of the United States. We expect the percentage of revenue generated from clients outside the United States to increase.

Opportunities, Trends and Uncertainties

    We have noted several opportunities, trends and uncertainties that we believe are significant to an understanding of our financial results:

•
Increasing Adjusted EBITDA.  Our management and board of directors use Adjusted EBITDA to monitor the performance of our business. Our Adjusted EBITDA was $(3.4) million, $1.4 million and $6.6 million in 2007, 2008 and 2009, respectively. The growth in Adjusted EBITDA in 2009 was the result of the growth in our revenue and the improved productivity and scale of our business, combined with cost-saving measures we introduced as a result of the economic slowdown. We elected not to increase base salaries for most employees, including all executive officers, during 2009; however, we expect to increase base salaries and headcount in the future as we grow our business. We expect Adjusted EBITDA to continue to grow in absolute dollars, but we expect its growth as a percentage of revenue to be slower. Adjusted EBITDA is not determined in accordance with GAAP and is not a substitute for or superior to financial measures determined in accordance with GAAP. For further discussion regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see "Use of Non-GAAP Financial Measures" below.

•
Growth and investment in Convio Go! and Common Ground.  We introduced Convio Go!, our mid-market COM offering, in the first quarter of 2008 and Common Ground in the third quarter of 2008. We believe these solutions have been very well received by NPOs. Both Convio Go! and Common Ground are targeted primarily at mid-market NPOs and have had lower average pricing than our broader COM solution. Common Ground has higher gross margins than our COM solution because Common Ground is hosted on the Force.com platform and deployment services are typically provided by third parties. We intend to continue to invest significantly in Convio Go! and Common Ground research and development and sales and marketing. As a result, we expect the number of our mid-market clients to increase, and we expect our revenue from these clients to grow in 2010. However, these solutions are new, and it is difficult for us to predict whether NPOs will continue to adopt these solutions or what impact these solutions will have on our business.

•
Seasonality and fluctuations in usage revenue.  A significant portion of our usage revenue is derived from funds raised by our COM clients at special events. The growth and amount of usage revenue vary based on the number of events, the percent of funds raised online for these events, the growth and success of events and our signing of new clients for events. We recognize the usage revenue from these events when we bill our clients. Usage revenue is seasonal as events are typically held in the spring and fall. As a result, our usage revenue will be higher during the second and third quarters. In addition, period-over-period comparisons may be impacted significantly by the addition or loss of any special events of our enterprise clients.

•
Sales commissions expensed upon sale.  We expense sales commissions in the period in which we sign our agreements, but we generally recognize the related revenue over the terms of those agreements. We may report poor operating results due to higher sale commissions in a period in which we experience strong sales of our solutions, particularly sales to enterprise clients. Alternatively, we may report better operating results due to lower sales commissions in a period in which we experience a slowdown in sales. As a result, our sales and marketing expenses are difficult to predict and fluctuate as a percentage of revenue.

•
Churn.  Our management uses churn to monitor the satisfaction of our clients, to evaluate the effectiveness of our business strategies and as a factor in executive compensation. We define churn as the amount of any lost software monthly recurring revenue and usage revenue in a period, divided by our software monthly recurring revenue at the beginning of the year plus our average usage revenue of the prior year. Despite the economic slowdown in 2009, we had annual churn of less than 10% which was lower than our churn in 2007 and 2008. However, our churn is variable, and we cannot predict our churn rate in future periods. Our use of churn has limitations as an analytical tool, and you should not consider it in isolation. Other companies in our industry may calculate churn differently, which reduces its usefulness as a comparative measure.

•
Impact of economic conditions.  The downturn in economic conditions has caused many NPOs to be more cautious and to delay their purchases of technology and related services. During 2009, we faced increased pricing pressure on our COM solution, and sales of our COM solution to new clients declined. However, COM sales to existing clients increased. To incentivize NPOs to purchase our solutions, we invested heavily in the sales and marketing of our lower-priced Convio Go! and Common Ground solutions which resulted in higher sales of these solutions. We also offered short-term promotional sales programs. We will continue to evaluate our solutions and our sales and marketing programs based on general market conditions.

Discussion of Financial Information

    The following discussion of our financial information is based upon our results of operations for the periods presented.

Revenue

    We derive revenue from sales of our solutions to clients and their usage of these solutions. Our subscription and services revenue is comprised of fees from clients licensing our on-demand software modules and purchasing our consulting and other professional services. Our usage revenue is derived from agreements in which we receive a percentage of funds raised in connection with special events and also from additional fees received for increased use of our COM solution.

    No single client accounted for more than 10% of our total revenue in 2007, 2008 or 2009. We derived approximately 18%, 22% and 22% of our total revenue from our top 10 clients in 2007, 2008 and 2009, respectively.

    Subscription and Services Revenue.    We derive a substantial amount of our revenue from multi-year subscription agreements with clients for licenses of our on-demand solutions. Substantially all of our agreements are for a fixed term. The terms of our agreements are typically three years for COM and one year for Common Ground. Generally, our agreements are also noncancellable although some of our agreements provide that our clients may terminate their agreements for convenience after a specified period of time. Some of our agreements also provide for the ability of a client to cancel its initial subscription for our solutions for performance-related reasons.

    For COM, we typically agree to fees based on the number of modules licensed, email list size and any related services. For Common Ground, we agree to fees based on the number of seats purchased by the client. Subscription and services revenue is recognized ratably over the contract term beginning on the activation date.

    We typically do not invoice clients the full contract amount at the time of signing an agreement. Rather, we invoice our clients periodically based on the terms of our agreements. We recognize deferred revenue at the time of our invoicing a client and only with respect to the invoiced amount for such period.

    We also generate revenue from sales of our consulting and other services and recognize this revenue according to the manner of sale of the underlying services. If we sell our services with a subscription of on-demand software, we recognize the revenue derived from such services ratably over the term of the related agreement. When sold separately, we recognize the revenue derived from time-and-material contracts as the services are rendered, and we recognize the revenue derived from fixed price contracts as milestones are achieved and, if applicable, accepted by the client. We expect the revenue derived from our services to continue to increase on an absolute dollar basis as we grow our client base, and continue to develop our professional services.

    Usage Revenue.    We have agreements in which we charge a percentage of funds raised by clients from their special events such as runs, walks and rides. Usage revenue typically does not include a percentage of funds raised online that are unrelated to these special events. Usage revenue is determined when donations are made online and is recognized when reported and billed to the client, which is normally done on a monthly basis. Due to the seasonality of these special events, we recognize the majority of our usage revenue in the second and third quarters. The growth and amount of usage revenue vary based on the number of events, the percent of funds raised online for these events, the growth in the events and our signing of new clients for events.

    In addition to revenue from special events, we also derive usage revenue from increased use of our COM solution by our clients. We typically enter into subscription agreements that require payment of additional fees for usage of our COM solution above the levels included in the subscription fee set forth in the agreement. These fees are recognized when the usage amounts are reported and billed to clients.

Cost of Revenue

    Cost of revenue includes costs related to hosting our on-demand solutions and providing our services. These costs consist of the salaries, incentive payments, bonuses and stock-based compensation of our consulting, deployment, client support, client education and information technology personnel and their related travel expenses. These costs also include third-party datacenter hosting fees, outside service provider costs, depreciation expense related to the hosting of our datacenters and allocated overhead.

    In connection with our acquisition of GetActive, we recorded $3.0 million in acquired technology and are amortizing this amount as cost of revenue on a straight-line basis over three years ending in February 2010.

    Our cost of revenue has generally increased in absolute dollars, and we expect that it will continue to increase as we grow our client base, sell more COM to our clients, manage additional online activity by our clients, use more third-party service providers and grow our services business. We expect that increased sales of Common Ground will not materially increase cost of revenue because Common Ground is hosted on the Force.com platform and deployment services are typically provided by third parties. As our client base grows, we intend to invest additional resources in technology, infrastructure and personnel to deliver our solutions to support our clients. The timing of these additional expenses could affect our cost of revenue, both in terms of absolute dollars and as a percentage of revenue, in any particular quarterly or annual period.

    Cost of revenue as a percentage of revenue will fluctuate from period to period based on the seasonality of our usage revenue, but we generally expect cost of revenue to decrease as a percentage of revenue as we grow our client base, as we complete our migration of former GetActive clients to our COM platform, recognize a higher percentage of revenue from renewals and increase sales of Common Ground.

Operating Expenses

    Each operating expense category, including cost of revenue, reflects an overhead expense allocation. We allocate overhead such as rent, employee benefits, insurance and information technology costs and depreciation on equipment other than our equipment at our datacenters, to all departments based on relative headcount. We expect our aggregate overhead expense to increase in absolute dollars as we grow our business, increase headcount, occupy additional space and incur higher fees from employee benefit providers. Allocated overhead may also fluctuate in future periods if we are required to make payments under our self-insured benefit plans.

    Sales and Marketing.    Sales and marketing expenses consist of salaries, commissions, incentive payments, bonuses and stock-based compensation of our sales, marketing, account management and business development personnel. These expenses also include travel expenses, marketing programs, client events, corporate communications, partner referral fees and allocated overhead.

    We expense commissions in the period of a sale of our solutions. As we generally recognize revenue over the terms of our agreement, we incur commission expenses prior to recognizing the underlying revenue. As a result, our sales and marketing expenses have historically fluctuated as a percentage of revenue, and we expect such fluctuations to occur in the future.

    We expect our sales and marketing expenses to increase in absolute dollars as we sell more solutions and incur related commissions, continue to hire additional personnel in these areas and increase the level of marketing activities to grow our business and brand. We believe that sales and marketing expenses as a percentage of revenue will generally decrease as our revenue base grows, sales and marketing personnel become more effective and usage revenue and revenue from renewals and upsells increase.

    Research and Development.    Research and development expenses consist of salaries, incentive payments, bonuses and stock-based compensation of our software development and quality assurance personnel. We expense all research and development costs as they are incurred. We expect our research and development expenses to increase in absolute dollars and as a percentage of revenue as we continue to invest in new features, platform extensibility and Common Ground.

    General and Administrative Expenses.    General and administrative expenses consist of salaries, incentive payments, bonuses and stock-based compensation of our executive, finance and accounting, human resources and legal personnel. These expenses also include legal fees, audit and tax fees and other general corporate expenses. We expect general and administrative expenses to increase as we continue to add personnel and incur additional expenses as we grow our business and comply with the requirements of operating as a public company, which we expect to be at least $1.0 million per year.

    Amortization of Other Intangibles.    Other intangible assets consist of customer relationships, tradenames and agreements not to compete acquired in connection with the GetActive acquisition. We recorded $9.0 million in other identifiable intangible assets in connection with the acquisition, and we amortize these amounts on a straight-line basis over their estimated useful lives as follows:

	Allocated Amount	Estimated Useful Life
	(in thousands)
Customer relationships	$7,007	9 years
Tradenames	1,850	3 years
Agreements not to compete	110	2 years

    The agreements not to compete were fully amortized in February 2009, and the tradenames will be fully amortized in February 2010.

Critical Accounting Policies

    Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions management believes to be reasonable under the circumstances. Management could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period.

Accordingly, actual results could differ significantly from those estimates. To the extent that such differences are material, our future financial statement presentation, financial condition, results of operations and cash flows may be affected.

    In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application, while in other cases, management's judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. We believe that our significant accounting policies, which are described in note 2 to our audited financial statements, and the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates. Our management has reviewed these critical accounting policies, our use of estimates and the related disclosures with our audit committee.

Revenue Recognition

    We derive our revenue from subscriptions, services and usage. We recognize revenue under the applicable accounting guidance, as prescribed in ASC Topic 985, for software revenue recognition. We provide our software as a service, and our subscription agreements do not provide clients the right to take possession of the software at any time. As an on-demand software provider, our arrangements do not contain general rights of return. We recognize revenue when all of the following conditions are met:

•
there is persuasive evidence of an arrangement;

•
the service has been provided to the client;

•
the collection of fees is reasonably assured; and

•
the amount of fees to be paid by the client is fixed or determinable.

    Subscription and services revenue is recognized ratably over the term of the agreement beginning on the activation date. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue depending on whether the revenue recognition criteria have been met.

    Services revenues, when sold with a subscription of our modules, do not qualify for separate accounting as we do not have objective and reliable evidence of fair value of the undelivered subscription service. Therefore, we recognize services revenue ratably over the term of the related subscription agreement.

    When we sell services other than with the subscription of our modules, we consider the following factors to determine the proper accounting:

•
availability of the services from other vendors;

•
whether objective and reliable evidence for fair value exists for the undelivered elements;

•
the nature of the services;

•
the timing of when the services agreement was signed in comparison to the subscription service start date; and

•
the contractual dependence of the subscription service on the client's satisfaction with the services.

    When we sell services other than with the subscription of our modules, we recognize revenue under time-and-material contracts as the services are rendered, and we recognize revenue from fixed price agreements as milestones are achieved and, if applicable, accepted by the client.

    Certain clients have agreements that provide for a percentage of donations received online through our modules to be paid to us in place of or in conjunction with the standard monthly subscription fee. In addition, certain clients have contracts which require payment of additional fees for usage above the levels included in their agreements. These additional fees are recognized as revenue when the usage amounts are determined and reported and billed to the client.

Allowance for Doubtful Accounts

    Based on a review of the current status of our existing accounts receivable and historical collection experience, we have established an estimate of our allowance for doubtful accounts. We make judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based on a consideration of the aging of the accounts receivable balances, historical write-off experience, current economic conditions and client-specific information. For those invoices not specifically reviewed, provisions are provided based on our collection history and current economic trends. As a result, if our actual collections are lower than expected, additional allowances for doubtful accounts may be needed and our future results of operations and cash flows could be negatively affected. Write-offs of accounts receivable and recoveries were insignificant during each of 2007, 2008 and 2009. A one percent change in our allowance for doubtful accounts would not have a material effect on our consolidated financial statements.

Valuation of Goodwill and Identifiable Intangible Assets

    We apply ASC Topic 350 in accounting for the valuation of goodwill and identifiable intangible assets. In accordance with this guidance, we replaced the ratable amortization of goodwill and other indefinite-lived intangible assets with a periodic review and analysis for possible impairment. We assess our goodwill on October 1 of each year or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The events and circumstances that we consider include deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. Because we operate in a single segment, we perform the impairment test at the consolidated entity level by comparing the estimated fair value of the company to the carrying value of the goodwill. Our goodwill impairment test requires the use of fair-value techniques which are inherently subjective.

    We determine fair value using a combination of the income approach, which utilizes a discounted cash flow model, and the market value approach. Both of these approaches are developed from the perspective of a market participant. Under the income approach, we calculate the fair value of the company unit based on the present value of estimated future cash flows. Under the market approach, we estimate the fair value based on market multiples of revenue and earnings for comparable publicly-traded companies or comparable sales transactions of similar companies. The estimates and assumptions used in our calculations include revenue growth rates, expense growth rates, expected capital expenditures to determine projected cash flows, expected tax rates, and an estimated discount rate to determine present value of expected cash flows. These estimates are based on historical experiences, our projections of future operating activity and our weighted average cost of capital.

    Both of these approaches include inherent uncertainties. With the income approach there are uncertainties around our estimates of the future cash flows of our company; the most significant of which include our estimates of future revenue growth, operating expense growth, and projected cash flows from operations. In making these estimates, we have considered factors important to our business, including gross bookings, pricing, market penetration, competition, seasonality, and customer churn. With the market approach, uncertainties exist around future market valuations of comparable publicly-traded companies. Significant changes in these estimates or their related assumptions in the future for the income and market approaches could result in an impairment charge related to our goodwill.

    In addition, we periodically review the estimated useful lives of our identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life, using a two-step approach. The first step screens for impairment and, if impairment is indicated, we will employ a second step to measure the impairment. If we determine that an impairment has occurred, we will record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. Although we believe goodwill and intangible assets are appropriately stated in our consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance.

Preferred Stock Warrants

    Freestanding warrants related to shares that are redeemable are accounted for in accordance with the applicable guidance in ASC Topic 480. Under the provisions of this guidance, we classify the freestanding warrants that are related to our convertible preferred stock as a liability on our balance sheet. The warrants are subject to re-measurement at each balance sheet date, and we recognize any change in fair value as a component of other income (expense). We will continue to adjust the liability for changes in fair value until the earlier of (1) the exercise or expiration of the warrants or (2) the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants will be converted into warrants to purchase common stock and the liability will be reclassified to additional paid-in capital.

    We estimate the fair value of the preferred stock warrant liability using the Black-Scholes valuation method which requires us to make a number of estimates and assumptions. For the valuation inputs to the Black-Scholes valuation model, we utilized the following assumptions: (1) estimated fair value of preferred stock—the fair value of our common stock; (2) exercise price—the exercise price of the warrant units; (3) expected life—the remaining term of the warrant units; (4) risk-free interest rate—the U.S. Treasury yield curve in place at each quarterly measurement date; (5) dividend yield—zero; (6) forfeiture rate—zero; and (7) volatility—the same as used for the common stock option grants made during the quarter of each measurement.

	Three Months Ended
	Mar 31 2007	Jun 30 2007	Sep 30 2007	Dec 31 2007
Weighted-average fair value of warrants outstanding	$3.72	$6.31	$8.92	$9.72
Risk-free interest rate	4.70%	4.94%	4.03%	3.44%
Expected volatility	0.59	0.54	0.54	0.54
Weighted-average expected life in years	6.35	6.10	5.85	5.81
Dividend yield	—	—	—	—

	Three Months Ended
	Mar 31 2008	Jun 30 2008	Sep 30 2008	Dec 31 2008
Weighted-average fair value of warrants outstanding	$5.03	$3.52	$3.72	$2.30
Risk-free interest rate	2.47%	3.68%	2.87%	2.84%
Expected volatility	0.56	0.57	0.56	0.60
Weighted-average expected life in years	5.56	5.31	5.06	4.81
Dividend yield	—	—	—	—

	Three Months Ended
	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009
Weighted-average fair value of warrants outstanding	$3.01	$3.24	$3.64	$5.65
Risk-free interest rate	1.92%	2.87%	2.29%	2.29%
Expected volatility	0.66	0.66	0.65	0.64
Weighted-average expected life in years	4.56	4.31	4.28	4.02
Dividend yield	—	—	—	—

    In estimating the fair value of the Series A convertible preferred stock, we consider the following factors, among others: market transactions with preferred stockholders; quarterly valuation results for the common stock as determined by the Board of Directors; the rights and privileges of the Series A convertible preferred stockholders in comparison to the common stockholders and expectations of the Series A convertible preferred stockholders regarding future possible liquidity events of ours. There have been limited market transactions with preferred stockholders, and therefore we have placed a higher consideration on the other noted factors. In considering the above factors, we concluded that the estimated fair value of our common stock was the best indicator of the fair value of the Series A convertible preferred stock and thus utilized the fair value of the common stock as a reasonable estimate of the fair value of the Series A convertible preferred stock. Significant judgment is required in determining the expected volatility of our common stock. The expected volatility of the stock is determined based on our peer group in the industry in which we do business because we do not have sufficient historical volatility data for our own stock. In the future, as we gain historical data for volatility in our own stock, expected volatility may change which could substantially change the measurement date fair value and ultimately the other income (expense) we record.

Stock-Based Compensation

    Prior to January 1, 2006, we accounted for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", or APB No. 25, and Financial Accounting Standards Board, or FASB, Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25." The intrinsic value represents the difference between the per share market price of the stock on the date of grant and the per share exercise price of the respective stock option. We generally grant stock options to employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. Under APB No. 25, no compensation expense was recorded for employee stock options granted at an exercise price equal to the market price of the underlying stock on the date of grant.

    On January 1, 2006, we adopted the provisions of the applicable guidance under ASC Topic 718 for share-based payment transactions. Under the provision of this guidance, stock-based compensation costs for employees is measured on the grant date, based on the estimated fair value of the award on that date, and is recognized as expense over the employee's requisite service period, which is generally over the vesting period, on a straight-line basis. We adopted this guidance using the prospective transition method. Under this transition method, non-vested option awards outstanding at January 1, 2006, continue to be accounted for under the minimum value method, and all awards granted, modified or settled after the date of adoption are accounted for using the measurement, recognition and attribution provisions of this guidance.

    Under the provisions of this guidance, we make a number of estimates and assumptions. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as an adjustment in the period estimates are revised. Actual results may differ substantially from these estimates. In valuing share-based awards under this guidance, significant judgment is required in determining the expected volatility of our common stock and the expected term individuals will hold their share-based awards prior to exercising. Expected volatility of the stock is based on our peer group in the industry in which we do business because we do not have sufficient historical volatility data for our own stock. The expected term of options granted represents the period of time that options granted are expected to be outstanding and is calculated based on historical information. In the future, as we gain historical data for volatility in our own stock and more data on the actual term employees hold our options, expected volatility and expected term may change which could substantially change the grant-date fair value of future awards of stock options and ultimately the expense we record.

    During 2008, 2009 and the first quarter of 2010, we granted options to purchase our common stock as follows:

Grant Date	Shares(1)	Per Share Exercise Price	Black-Scholes Per Share Fair Value	Aggregate Fair Value
	(in thousands, except per share amounts)
2008:
First quarter	74	$9.20	$4.418	$325
Second quarter	432	7.81	3.892	1,681
Third quarter	5	5.99	2.926	15
Fourth quarter	31	6.39	3.273	101
2009:
First quarter	139	$4.57	$2.452	$341
Second quarter	385	5.40	2.818	1,085
Third quarter	14	5.71	3.011	42
Fourth quarter	6	6.31	3.244	19
2010:
First quarter	239	8.75	$4.434	$1,061
(1)
Excludes options exercisable for 1,145,726 shares of our common stock that were issued in March 2009 pursuant to an exchange offer and have an exercise price of $4.57 per share, which was the estimated fair market value of our common stock as of the date of issuance. These options had Black-Scholes option fair values ranging from $0.2830 to $2.5477. In accordance with ASC Topic 718, we incurred a one-time stock-based compensation charge of $435,000 which represented the incremental value of the vested exchanged options. In addition, we recorded an additional incremental value of $155,000 related to the unvested exchanged options, which will be amortized over their remaining vesting periods.

    The ASC Topic 718 Black-Scholes fair value of each grant was estimated using the following assumptions:

Grant Date	Estimated Fair Market Value	Dividend Yield	Volatility	Expected Life (Years)	Forfeitures	Risk-Free Interest Rate
2008:
First quarter	$9.20	—	0.55 - 0.56	4.6	20%	2.47% - 2.63%
Second quarter	7.81	—	0.57	4.6	20	3.06 - 3.68
Third quarter	5.99	—	0.56	4.6	20	2.87
Fourth quarter	6.39	—	0.60	4.6	20	2.84
2009:
First quarter	$4.57	—	0.65 - 0.66	4.5 - 4.6	20%	1.89 - 1.92
Second quarter	5.40	—	0.66	4.2 - 4.3	20	2.02 - 2.87
Third quarter	5.71	—	0.65	4.3	20	2.29 - 2.66
Fourth quarter	6.31	—	0.64	4.3	20	2.29
2010:
First quarter	8.75	—	0.63	4.3	20	2.29

    Based on the foregoing, as of December 31, 2009 we had approximately $3.9 million of unrecognized stock-based compensation expense that will be expensed over a weighted average period of approximately 2.5 years.

    The table below shows the intrinsic value of our outstanding vested and unvested options as of December 31, 2009 based upon an assumed initial public offering price of $11.00 per share.

	Number of Shares Underlying Options	Aggregate Intrinsic Value
	(in thousands)
Total vested options outstanding	2,067	$18,160
Total unvested options outstanding	1,062	6,562
Total options outstanding	3,129	24,722

  Significant Factors, Assumptions and Methodologies Used in Determining Fair Value.

    In valuing our common stock, our board utilizes a probability weighted expected return method to estimate the value of our common stock based upon an analysis of expected future cash flows considering possible future liquidity events, as well as the rights and preferences of each share class. In determining the value of our common stock, our board and management considered three possible scenarios: (i) an acquisition by another company, or an acquisition scenario, (ii) the completion of an initial public offering, or an IPO Scenario, and (iii) remaining private, or a private scenario.

    In valuing our common stock in the acquisition scenario, we determine a business enterprise value of our company using an income approach which estimates the present value of future estimated debt-free cash flows, based upon forecasted revenue and costs. Our board adds these discounted cash flows to the present value of our estimated enterprise terminal value, the multiple of which is derived from comparable company market data. Our board discounts these future cash flows to their present values using a rate corresponding to our estimated weighted average cost of capital.

    In valuing our common stock in the IPO Scenario, we utilize a market approach which estimates the fair value of a company by applying to that company the market multiples of publicly-traded companies. Based on the range of these observed multiples, we apply judgment in determining an appropriate multiple to apply to our metrics in order to derive an indication of value.

    In valuing our common stock in the private scenario, we apply the income approach utilizing a terminal period value calculated using the Gordon growth model and a residual revenue growth rate of 5% in the terminal year based on our expectation of long-term growth.

    First Quarter 2008.    From February 2008 to March 2008, in our determination of fair value, our board analyzed the factors above, the events since the grant of options in December 2007, the current status and proposed timing of our initial public offering and a contemporaneous valuation report, dated January 31, 2008, to arrive at a fair value of our common stock of $9.20 per share.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from January 31, 2008 through October 1, 2008, plus an exit value at October 1, 2008 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from January 31, 2008 through October 1, 2008, plus an exit value at October 1, 2008 based upon comparable company 2008 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we did not have positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an eight-month discrete period as in the acquisition scenario, the private scenario utilized a four-year and eleven-month discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $196.1 million. Using the Guideline Public Company Method, our board determined an equity value of $176.6 million. Using the income approach for the private scenario, our board determined an equity value of $54.2 million. Our board then estimated the probability of the future liquidity event being our initial public offering at 70% and each of the other alternatives were estimated to have 15% probabilities. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $9.20.

    Second Quarter 2008.    From April 2008 through June 2008, U.S. financial and stock markets declined and the economy slowed as evidenced by the deceleration in gross domestic product and the United States housing market decline. During this time, our board determined a fair value of our common stock of $7.81 per share. Our board analyzed the factors above, the events since the grant of options in March 2008, the current status and proposed timing of our initial public offering as well as a contemporaneous valuation report, dated March 31, 2008, to arrive at a fair value of our common stock of $7.81 per share.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from March 31, 2008 through March 31, 2009, plus an exit value at March 31, 2009 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from March 31, 2008 through October 1, 2008, plus an exit value at October 1, 2008 based upon comparable company 2008 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an approximately one-year discrete period as in the acquisition scenario, the private scenario utilized a four-year and nine-month discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $142.7 million. Using the Guideline Public Company Method, our board determined an equity value of $150.0 million. Using the income approach for the private scenario, our board determined an equity value of $58.7 million. Our board then estimated the probability of the future liquidity event being our initial public offering at 70% and each of the other alternatives were estimated to have 15% probabilities. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $7.81.

    Third Quarter 2008.    From June 2008 through September 2008, the United States economy declined further and U.S. financial and stock markets worsened. During this time, our board determined a fair value of common stock of $5.99 per share. On August 5, 2008, we filed a request with the Securities and Exchange Commission to withdraw our Registration Statement on Form S-1. Our board analyzed the factors above, the events since the grant of options in June 2008, the fact that we had filed to withdraw our proposed initial public offering as well as a contemporaneous valuation report, dated June 30, 2008, to arrive at a fair value of our common stock of $5.99 per share.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from June 30, 2008 through December 31, 2009, plus an exit value at December 31, 2009 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from June 30, 2008 through December 31, 2009, plus an exit value at December 31, 2009 based upon comparable company 2009 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an approximately one-year and three-month discrete period as in the acquisition scenario, the private scenario utilized a four-year and six-month discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $159.5 million. Using the Guideline Public Company Method, our board determined an equity value of $147.7 million. Using the income approach for the private scenario, our board determined an equity value of $82.9 million. Our board then estimated the probability of each of the alternatives to be 33%. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $5.99.

    Fourth Quarter 2008.    From September 2008 through October 2008, our board analyzed the factors above, the events since the grant of options in September 2008, the state of the United States capital markets as well as a contemporaneous valuation report, dated September 30, 2008, to arrive at a fair value of our common stock of $6.39 per share.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from September 30, 2008 through June 30, 2010, plus an exit value at June 30, 2010 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from September 30, 2008 through June 30, 2010, plus an exit value at June 30, 2010 based upon comparable company 2009 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an approximately one-year and nine-month discrete period as in the acquisition scenario, the private scenario utilized a four-year and three-month discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $173.1 million. Using the Guideline Public Company Method, our board determined an equity value of $156.8 million. Using the income approach for the private scenario, our board determined an equity value of $90.6 million. Our board then estimated the probability of each of the alternatives to be 33%. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $6.39.

    First Quarter 2009.    From October 2008 through March 2009, United States financial and stock markets fell into crisis and the economic downturn deepened in the U.S and the world. U.S. stock markets declined significantly during the last two months of 2008, and a new administration and government proposals to provide economic stimulus caused high levels of uncertainty. The enterprise value of many of our publicly-traded peers fell sharply during this period and our projected revenue growth decreased significantly in the short term. Our board analyzed the factors above, the events since the grant of options in October 2008, the state of the U.S. capital markets and their impact on comparable publicly-traded peers as well as a contemporaneous valuation report, dated December 31, 2008, to arrive at a fair value of our common stock of $4.57 per share.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from December 31, 2008 through June 30, 2010, plus an exit value at June 30, 2010 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from December 31, 2008 through June 30, 2010, plus an exit value at June 30, 2010 based upon comparable company 2009 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an approximately one-year and six-month discrete period as in the acquisition scenario, the private scenario utilized a five-year discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $149.6 million. Using the Guideline Public Company Method, our board determined an equity value of $80.6 million. Using the income approach for the private scenario, our board determined an equity value of $86.6 million. Our board then estimated the probability of each of the alternatives to be 33%. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $4.57.

    Second Quarter 2009.    From March 2009 through June 2009, the United States economy continued to be weak and access to the capital and debt markets remained challenging, but the United States financial and stock markets began to make a slow recovery after March 2009 and the enterprise value of our publicly-traded peers began to recover during this period. Our board analyzed the factors above, the events since the grant of options in March 2009, the slight recovery of the U.S. capital markets and their impact on comparable publicly-traded peers as well as a contemporaneous valuation report, dated March 31, 2009, to arrive at a fair value of our common stock of $5.40 per share.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from March 31, 2009 through June 30, 2010, plus an exit value at June 30, 2010 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from March 31, 2009 through June 30, 2010, plus an exit value at June 30, 2010 based upon comparable company 2010 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an approximately one-year and three-month discrete period as in the acquisition scenario, the private scenario utilized a four-year and nine-month discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $157.8 million. Using the Guideline Public Company Method, our board determined an equity value of $109.5 million. Using the income approach for the private scenario, our board determined an equity value of $103.9 million. Our board then estimated the probability of each of the alternatives to be 33%. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $5.40.

    Third Quarter 2009.    From June 2009 through September 2009, the United States economy began to stabilize, U.S. stock markets improved and access to capital and debt markets began to improve. Our board analyzed the factors above, the events since the grant of options in June 2009, the continued recovery of the U.S. capital markets and the opening of capital markets as well as a contemporaneous valuation report, dated June 30, 2009, to arrive at a fair value of our common stock of $5.71 per share.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from June 30, 2009 through June 30, 2010, plus an exit value at June 30, 2010 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from June 30, 2009 through June 30, 2010, plus an exit value at June 30, 2010 based upon comparable company 2010 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an approximately one-year discrete period as in the acquisition scenario, the private scenario utilized a four-year and six-month discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $147.1 million. Using the Guideline Public Company Method, our board determined an equity value of $155.0 million. Using the income approach for the private scenario, our board determined an equity value of $82.2 million. Our board then estimated the probability of each of the alternatives to be 33%. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $5.71.

    Fourth Quarter 2009.    From September 2009 through October 2009, our sales performance showed considerable improvement and our outlook under various initial public offering and acquisition scenarios improved as did the enterprise value of comparable publicly-traded peers. Our board analyzed the factors above, the events since the grant of options in September 2009, the continued recovery of the U.S. capital markets and the opening of capital markets as well as a contemporaneous valuation report, dated September 30, 2009, to arrive at a fair value of our common stock of $6.31 per share.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from September 30, 2009 through June 30, 2010, plus an exit value at June 30, 2010 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from September 30, 2009 through June 30, 2010, plus an exit value at June 30, 2010 based upon comparable company 2010 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an approximately nine-month discrete period as in the acquisition scenario, the private scenario utilized a four-year and three-month discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $135.5 million. Using the Guideline Public Company Method, our board determined an equity value of $165.9 million. Using the income approach for the private scenario, our board determined an equity value of $111.9 million. Our board then estimated the probability of the future liquidity event being our initial public offering at 40%, the probability of the future liquidity event being an acquisition at 20% and the probability of staying private at 40%. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $6.31.

    First Quarter 2010.    From December 2009 through March 2010, our sales performance continued to improve, and in December 2009, we commenced our IPO process. Our board considered these factors and the events since the grant of options in October 2009, including the filing of our registration statement in connection with the continued recovery and opening of the capital markets as well as a contemporaneous valuation report dated December 31, 2009, to arrive at a fair value of our common stock of $8.75 per share after giving effect to an 18.5% marketability discount. Our board applied this marketability discount due to several qualitative considerations such as the lack of a ready market for our shares and the continuing uncertainties in the initial public offering market, our diverse capitalization structure, growth and prospects for future growth. The discount rate was determined for the initial public offering and merger and acquisition scenarios using a Black-Scholes methodology that sought to determine the cost of providing portfolio insurance for the current value of the shares. For the private company scenario, our board relied on several marketability studies to quantify a value.

    In connection with the acquisition scenario, our board determined fair value using an income approach utilizing discounted net cash flows from December 31, 2009 through June 30, 2010, plus an exit value at June 30, 2010 based upon acquisition multiples. In connection with the IPO Scenario, our board determined fair value using discounted net cash flows from December 31, 2009 through June 30,

2010, plus an exit value at June 30, 2010 based upon comparable company 2010 forward revenue multiples. Our board concluded that equity value to revenue would yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income. To arrive at the fair value of our common stock under the private scenario, we applied the income approach utilizing discounted net cash flows. However, rather than utilizing an approximately six-month discrete period as in the acquisition scenario, the private scenario utilized a five-year discrete period with a terminal period growth rate of 5.0%.

    Using the income approach for the acquisition scenario, our board determined an equity value of $172.9 million. Using the Guideline Public Company Method, our board determined an equity value of $181.2 million. Using the income approach for the private scenario, our board determined an equity value of $103.7 million. Our board then estimated the probability of the future liquidity event being our initial public offering at 70% and each of the other alternatives were estimated to have 15% probabilities. Using the probability weighted expected return method the board arrived at a fair value of our common stock of $8.75, which reflected an 18.5% marketibility discount from $10.74 a share. Our board issued options to acquire 234,456 shares of our common stock on February 4, 2010 and options to acquire 4,892 shares of our common stock on March 11, 2010 with exercise prices equal to $8.75 after applying the 18.5% marketibility discount.

    On March 23, 2010, our underwriters communicated to us an estimated valuation range of $10.00 to $12.00 per share of common stock to be sold in our initial public offering, assuming an offering is completed within one month. We considered the valuation range proposed by the underwriters relative to our financial results and the current economic conditions. Specifically, our underwriters noted a significant increase in the market values of comparable public companies beginning in mid-February 2010. In addition, we filed amendments on March 1 and March 19, 2010 to our registration statement. The amendments signaled that an initial public offering was becoming more likely, which would result in liquidity for the common stock and elimination of the superior rights and preferences of the preferred stock. These factors positively affected assumptions of the expected type, timing and likelihood of possible liquidity scenarios. Furthermore, our prospects and our expectations of growth continued to improve and our outlook regarding the fair market value of our common stock under various IPO and acquisition scenarios improved.

    Our board of directors also took into account that the estimated initial public offering price range necessarily assumed that the initial public offering had occurred, a public market for our common stock had been created and that our preferred stock had been reclassified into common stock in connection with the initial public offering, and therefore excluded any marketability or illiquidity discount for our common stock and excluded the superior rights and preferences of our preferred stock. After considering the estimated valuation range and these other factors, our board of directors concluded that the midpoint of the range provided by our underwriters of $11.00 per share is a reasonable estimate of the fair value of our common stock at March 23, 2010.

    The midpoint of the estimated range of $11.00 per share is greater than the estimated fair market values of our common stock based on the stock options granted to our employees and non-employee members of our board of directors since January 2008. These differences are explained by the factors noted above and below. Between October 2008 and October 2009, adverse changes in global financial and stock markets and deteriorating business conditions in the United States resulted in a freezing of capital and credit conditions, and the United States and global economies fell into a deep recession and economic contraction, before the United States financial and stock markets began to recover in March 2009 and the United States economy began to stabilize in the third quarter of 2009. The United States gross domestic product declined during this period, before beginning to recover slightly in the third quarter of 2009. The United States unemployment rate increased significantly throughout this period. A new presidential administration and government proposals to provide economic stimulus in 2009 caused further uncertainty. Donations to NPOs decreased, and NPOs were more cautious and delayed their spending on technology during this period in order to conserve cash. The enterprise values of many of our publicly-traded peers fell sharply during this period before beginning to recover during the second and third quarters of 2009. We continued to incur expenses for product development, new product introduction and sales and marketing. During this challenging period, our revenues and growth were affected, visibility into our projected revenue and cash flows declined. The factors noted above more than offset any positive financial results and adversely affected our assumptions of the expected type, timing and likelihood of possible liquidity scenarios, and reduced the fair market value of our common stock under various IPO and acquisition scenarios as determined by our board of directors before improving in the third quarter of 2009. As a result, the fair market value of our common stock decreased significantly during this period before recovering in part during the third and fourth quarters of 2009.

    In addition, since 2008 our board of directors has been comprised of a majority of non-employee directors with collective experience in the software industry. We believe that the composition of our board of directors resulted in a fair and reasonable view of the stock value and, together with the board's cumulative knowledge of, and experience with, similar companies, resulted in a fair valuation of our common stock. The fair market values of the common stock underlying stock options granted during 2008 and 2009 were estimated by the board, which intended all options granted to be exercisable at a price per share not less than the per share fair market value of our common stock underlying those options on the date of grant. Given the absence of a public trading market, in accordance with the American Institute of Certified Public Accountants Practice Aid, our board exercised its reasonable judgment in using the "best estimate" method and considered numerous objective and subjective factors to determine the best estimate of the fair market value of our common stock at each meeting at which stock option grants were approved. These factors included, but were not limited to, the following: developments in our business, the rights and preferences of our convertible preferred stock relative to our common stock, contemporaneous valuations of our common stock, the lack of marketability of our common stock, and the likelihood of achieving a liquidity event, such as our initial public offering or acquisition, given prevailing market conditions. If we had made different assumptions and estimates, the amount of our recognized and to be recognized stock-based compensation expense could have been materially different. We believe that the board used reasonable methodologies, approaches and assumptions in determining the fair market value of our common stock.

    Stock Option Exchange.    In February 2009, our board of directors approved a proposal to offer current employees, consultants or directors the opportunity to exchange outstanding eligible stock options for new options. Other than a reduced exercise price, the exchanged stock options had the same terms and conditions as prior to the repricing. The offer was made to eligible option holders on February 16, 2009 and expired on March 16, 2009. Unexercised options that were granted under our 1999 Stock Option/Stock Issuance Plan on or after May 9, 2007 and which had an exercise price equal to or greater than $4.57 per share were eligible under this program. Pursuant to the exchange, we subsequently canceled options for 1.1 million shares of our common stock and issued an equivalent number of new stock options to eligible holders on March 16, 2009 at an exercise price of $4.57 per share. The incremental $590,000 of compensation due to the exchange was allocated between options vested at the date of issuance and unvested options at the date of issuance. The $435,000 related to vested options was expensed on the date of issuance and the remaining $155,000 related to unvested options will be expensed over the remaining vesting period of the option.

Use of Non-GAAP Financial Measures

    We define Adjusted EBITDA as net income (loss) less interest income and gain (loss) on preferred stock warrant revaluation plus interest expense, provision for taxes, depreciation expense, amortization expense and stock-based compensation expense. We have included Adjusted EBITDA in this prospectus because (i) we believe Adjusted EBITDA and similar measures are widely used by investors, securities analysts and other interested parties in our industry as a measure of financial performance and (ii) our management uses Adjusted EBITDA to monitor the performance of our business.

    We also believe Adjusted EBITDA facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

    Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•
Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•
Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•
other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

    Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

	Year Ended December 31,
	2007	2008	2009
	(in thousands)
Reconciliation of Adjusted EBITDA to net loss:
Net loss	$(10,509)	$(3,744)	$(2,095)
Interest (income) expense, net	604	576	349
Depreciation and amortization	4,175	4,821	4,792
Stock-based compensation	691	1,556	2,502
(Gain) loss on warrant revaluation	1,661	(1,804)	814
Provision for income taxes	—	—	219

Adjusted EBITDA	$(3,378)	$1,405	$6,581

Results of Operations

    The following table sets forth our results of operations for the periods indicated:

	Year Ended December 31,
	2007	2008	2009
	(in thousands)
Statements of Operations Data:
Revenue:
Subscription and services	$38,754	$50,103	$54,900
Usage	4,329	6,877	8,186

Total revenue	43,083	56,980	63,086
Cost of revenue	18,716	22,911	24,779

Gross profit	24,367	34,069	38,307
Operating expenses:
Sales and marketing	19,428	21,432	21,556
Research and development	7,189	8,754	10,041
General and administrative	4,456	5,883	6,034
Amortization of other intangibles	1,271	1,452	1,400
Write-off of deferred stock offering costs	—	1,524	—
Restructuring expenses	284	—	—

Total operating expenses	32,628	39,045	39,031

Loss from operations	(8,261)	(4,976)	(724)
Interest income	279	115	6
Interest expense	(883)	(691)	(355)
Other income (expense)	(1,644)	1,808	(803)

Loss before income taxes	(10,509)	(3,744)	(1,876)
Provision for income taxes	—	—	219

Net loss	$(10,509)	$(3,744)	$(2,095)

Other Operating Data:
Adjusted EBITDA(1)(unaudited)	$(3,378)	$1,405	$6,581

(1)
We define Adjusted EBITDA as net income (loss) less interest income and gain (loss) on preferred stock warrant revaluation plus interest expense, provision for taxes, depreciation expense, amortization expense and stock-based compensation expense.

    The following table sets forth our results of operations expressed as a percentage of total revenue for each of the periods indicated:

	Year Ended December 31,
	2007	2008	2009
Statements of Operations Data:
Revenue:
Subscription and services	90%	88%	87%
Usage	10	12	13

Total revenue	100	100	100
Cost of revenue	43	40	39

Gross margin	57	60	61
Operating expenses:
Sales and marketing	45	38	34
Research and development	17	15	16
General and administrative	10	10	10
Amortization of other intangibles	3	3	2
Write-off of deferred stock offering costs	—	3	—
Restructuring expenses	1	—	—

Total operating expenses	76	69	62

Loss from operations	(19)	(9)	(1)
Interest income	1	0	0
Interest expense	(2)	(1)	(1)
Other income (expense)	(4)	3	(1)

Loss before income taxes	(24)	(7)	(3)

Provisions for income taxes	—	—	0

Net loss	(24)%	(7)%	(3)%

Other Operating Data:
Adjusted EBITDA(1) (unaudited)	(8)%	2%	10%

(1)
We define Adjusted EBITDA as net income (loss) less interest income and gain (loss) on preferred stock warrant revaluation plus interest expense, provision for taxes, depreciation expense, amortization expense and stock-based compensation expense.

    Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 and Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

    The following discussion of our results of operations is based upon actual results of operations for each of the years ended December 31, 2007, 2008 and 2009. Dollar information provided in the tables below is in thousands.

Revenue

	Year Ended December 31,
	2007	2008	2009
Subscription and services	$38,754	$50,103	$54,900
Percent of total revenue	90.0%	87.9%	87.0%
Usage	$4,329	$6,877	$8,186
Percent of total revenue	10.0%	12.1%	13.0%

  Subscription and Services Revenue

    2009 to 2008 Comparison.    Subscription and services revenue increased $4.8 million, or 9.6%, in 2009 as compared to 2008. The increase in our subscription and services revenue was attributable to an increase in revenue from existing clients of 11.3% and sales to new clients.

    2008 to 2007 Comparison.    Subscription and services revenue increased $11.3 million, or 29.3%, in 2008 as compared to 2007. The increase in subscription and services revenue was attributable to an increase in revenue from existing clients of 32.2% and sales to new clients.

  Usage Revenue

    2009 to 2008 Comparison.    Usage revenue increased $1.3 million, or 19.0%, in 2009 as compared to 2008. The increase was attributable to a $1.1 million increase in revenue from special events and a $189,000 increase in additional fees for client usage above the levels included in monthly subscription fees.

    2008 to 2007 Comparison.    Usage revenue increased $2.5 million, or 58.9%, in 2008 as compared to 2007. The growth in usage revenue was attributable to a $2.4 million increase in revenue from special events and an $80,000 increase in additional fees for client usage above the levels included in monthly subscription fees. Approximately $1.7 million of the increase was related to a large new special event.

Cost of Revenue

	Year Ended December 31,
	2007	2008	2009
Cost of revenue	$18,716	$22,911	$24,779

Gross profit	$24,367	$34,069	$38,307
Gross margin	56.6%	59.8%	60.7%

    2009 to 2008 Comparison.    Cost of revenue increased $1.9 million, or 8.3%, in 2009 as compared to 2008. The increase was due to an $840,000 increase in personnel costs, a $499,000 increase in allocated overhead, a $482,000 increase in contracting expense and a $168,000 increase in transaction fees. The increase in personnel costs was primarily attributable to a $545,000 increase in cash compensation, a $199,000 increase in stock-based compensation expense and a $165,000 increase in benefits expense as a result of increased services personnel, primarily related to GetActive migrations. The increase in allocated overhead was due to an increase in the relative headcount of our services personnel and a corresponding increase in aggregate overhead as a result of costs associated with our leasing additional office space in Austin, Texas, and Washington, D.C. The increase in contracting expense is primarily due to an increase in subcontracting to third party service partners. The increase in transaction fees was related to the corresponding increase in the volume of online transactions processed by outside service providers.

    2008 to 2007 Comparison.    Cost of revenue increased $4.2 million, or 22.4%, in 2008 as compared to 2007. The increase was due to a $3.2 million increase in personnel costs, a $580,000 increase in third-party datacenter hosting and service provider costs, a $230,000 increase in depreciation expense and a $129,000 increase in amortization of acquired technology. The increase in personnel costs was attributable to a $2.6 million increase in cash compensation, a $218,000 increase in payroll taxes and a $165,000 increase in benefits expense as a result of our increased services personnel, as well as a $220,000 increase in stock-based compensation. The increase in datacenter and service provider costs was related to the corresponding increase in volumes of online transactions processed by our outside service providers. The increase in amortization was due to a full year of amortization expense in 2008, compared to ten months in 2007, on the acquired technology that we recorded in connection with the GetActive acquisition.

Sales and Marketing

	Year Ended December 31,
	2007	2008	2009
Sales and marketing	$19,428	$21,432	$21,556
Percent of total revenue	45.1%	37.6%	34.2%

    2009 to 2008 Comparison.    Sales and marketing expenses increased $124,000, or 0.7%, in 2009 as compared to 2008. The increase was primarily attributable to a $379,000 increase in marketing expense and a $168,000 increase in allocated overhead offset by a $78,000 decrease in personnel costs, a $176,000 decrease in travel and entertainment expense and a $138,000 decrease in recruiting and relocation costs. The increase in marketing expense was related to an increase in market research and marketing programs in 2009 in order to drive new client acquisitions as well as marketing for Common Ground and Convio Go!. The increase in allocated overhead was the result of the increase in our aggregate overhead costs. The decrease in personnel costs was attributable to a $409,000 decrease in cash compensation offset by a $158,000 increase in stock-based compensation expense, a $100,000 increase in benefits as a result of higher fees from employee benefit providers and a $73,000 increase in payroll taxes. The decrease in cash compensation was primarily due to a decrease in commission expense resulting from a change in our commission plan structure in 2009. The decrease in travel and entertainment expense resulted from general cost-saving initiatives implemented during 2009. Recruiting and relocation costs were higher in 2008 as compared to 2009 due to the recruitment and relocation of our chief marketing officer in 2008.

    2008 to 2007 Comparison.    Sales and marketing expenses increased $2.0 million, or 10.3%, in 2008 as compared to 2007. The increase was attributable to a $1.2 million increase in personnel costs, a $497,000 increase in marketing expenses, a $157,000 increase in contracting expense and a $139,000 increase in recruiting and relocation expenses for our chief marketing officer hired in 2008. The increase in personnel costs was attributable to an $841,000 increase in cash compensation and $285,000 increase in stock-based compensation as a result of increased sales and marketing personnel. The increase in marketing expense was attributable to an increase in marketing programs in 2008 in order to drive new client acquisition as well as to market the launch of Common Ground.

Research and Development

	Year Ended December 31,
	2007	2008	2009
Research and development	$7,189	$8,754	$10,041
Percent of total revenue	16.7%	15.4%	15.9%

    2009 to 2008 Comparison.    Research and development expenses increased $1.3 million, or 14.9%, in 2009 as compared to 2008. The increase was attributable to a $1.3 million increase in personnel costs and a $354,000 increase in allocated overhead offset by a $279,000 decrease in contracting expense. The increase in personnel costs was attributable to an $875,000 increase in cash compensation, a $174,000 increase in benefits, a $118,000 increase in payroll taxes and a $108,000 increase in stock-based compensation, all of which was due to an increase in personnel. The increase in allocated overhead was due to an increase in the relative number of research and development personnel and a corresponding increase in aggregate overhead. The decrease in contractor fees is attributable to the termination of our offshore India-based independent contractors which we replaced with personnel in Austin.

    2008 to 2007 Comparison.    Research and development expenses increased $1.6 million, or 21.8%, in 2008 as compared to 2007. The increase was attributable to a $1.6 million increase in personnel costs, offset by a $186,000 decrease in contracting expense as we began ramping down our use of India-based independent contractors. The increase in personnel costs was attributable to a $1.4 million increase in cash compensation, a $88,000 increase in benefits and a $151,000 increase in stock-based compensation, all of which was due to an increase in personnel.

General and Administrative

	Year Ended December 31,
	2007	2008	2009
General and administrative	$4,456	$5,883	$6,034
Percent of total revenue	10.3%	10.3%	9.6%

    2009 to 2008 Comparison.    General and administrative expenses increased $151,000, or 2.6%, in 2009 as compared to 2008. The increase was due primarily to a $435,000 increase in personnel costs offset by a $235,000 decrease in bad debt expense. The increase in personnel costs was attributable to a $480,000 increase in stock-based compensation and a $52,000 increase in benefits expense offset by an $87,000 decrease in cash compensation as a result of reduced bonuses in 2009. The decrease in bad debt expense is related to normal operations. Bad debt expense as a percentage of revenue decreased by less than 1% to 0.4% of revenue.

    2008 to 2007 Comparison.    General and administrative expenses increased $1.4 million, or 32.0%, in 2007 as compared to 2008. The increase was due to an $848,000 increase in personnel costs, a $213,000 increase in miscellaneous expenses, a $187,000 increase in bad debt expense and a $117,000 increase in contracting expense. The increase in personnel costs was attributable to a $611,000 increase in cash compensation as a result of an increase in headcount and a $212,000 increase in stock-based compensation. The increase in miscellaneous expense was partially attributable to our implementation of board member compensation. The increase in bad debt expense was related to normal operations. Bad debt expense as a percentage of revenue increased by less than 1% to 0.8% of revenue. The increase in contracting expense was related to an increase in legal fees.

Amortization of Other Intangibles

	Year Ended December 31,
	2007	2008	2009
Amortization of other intangibles	$1,271	$1,452	$1,400
Percent of total revenue	3.0%	2.5%	2.2%

    These amounts represent the amortization of intangibles recorded in connection with our acquisition of GetActive in February 2007 and are being amortized on a straight-line basis over the estimated useful lives.

Write-off of Deferred Stock Offering Costs

	Year Ended December 31,
	2007	2008	2009
Write-off of deferred stock offering costs	$—	$1,524	$—
Percent of total revenue	—%	2.7%	—%

    In August 2008, we withdrew our Form S-1 Registration Statement on file with the Securities and Exchange Commission due to weak market conditions. As a result, $1.5 million of prepaid stock offering costs were written off in August 2008. These costs consisted primarily of legal and accounting fees incurred in connection with the drafting, review and filing of the Form S-1.

Restructuring Expenses

	Year Ended December 31,
	2007	2008	2009
Restructuring expenses	$284	$—	$—
Percent of total revenue	0.7%	—%	—%

    In connection with the GetActive acquisition, we implemented a restructuring plan in 2007 to reduce the number of personnel and infrastructure costs and to consolidate our operations with GetActive.

Interest Income (Expense)

	Year Ended December 31,
	2007	2008	2009
Interest income	$279	$115	$6
Interest expense	(883)	(691)	(355)

Total interest income (expense)	(604)	$(576)	(349)
Percent of total revenue	(1.4)%	(1.0)%	(0.6)%

    2009 to 2008 Comparison.    Interest income decreased $109,000, or 94.8%, in 2009 as compared to 2008 due to the decrease in interest rates during 2009. Interest expense decreased $336,000, or 48.6%, in 2009 as compared to 2008. The decrease was due to a decrease in our average outstanding debt.

    2008 to 2007 Comparison.    Interest income decreased $164,000, or 58.8%, in 2008 as compared to 2007 due to a decrease in the average cash balances in interest bearing accounts of approximately $700,000. Interest expense decreased $192,000, or 21.7%, in 2008 as compared to 2007 due to a decrease in our average outstanding debt.

Other Income (Expense)

	Year Ended December 31,
	2007	2008	2009
Other income (expense)	$(1,644)	$1,808	$(803)
Percent of total revenue	(3.8)%	3.2%	(1.3)%

    We issued warrants exercisable for our convertible preferred stock in 2005. In 2009, we recorded expense of $814,000 as the liability with respect to the warrants increased, and we recorded the corresponding increase in fair value. In 2008, we recorded income of $1.8 million as the liability with respect to the warrants decreased, and we recorded the corresponding decrease in fair value. In 2007, we recorded expense of $1.6 million as the liability with respect to the warrants increased and we recorded the corresponding increase in fair value.

Provision for Income Taxes

    We use the liability method of accounting for income taxes as set forth in the authoritative guidance for income taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax bases of our assets and liabilities.

    In July 2006, guidance on accounting for uncertainty in income taxes clarified the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. We adopted this guidance on January 1, 2007, and the adoption did not have a material impact on our financial statements.

    This guidance requires us to identify, evaluate and measure all uncertain tax positions taken or to be taken on tax returns and to record liabilities for the amount of these positions that may not be sustained, or may only partially be sustained, upon examination by the relevant taxing authorities. Although we believe that our estimates and judgments are reasonable, actual results may differ from these estimates. Some or all of these judgments are subject to review by the taxing authorities.

    We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. We evaluate the need for, and the adequacy of, valuation allowances based on the expected realization of our deferred tax assets. The factors used to assess the likelihood of realization include our latest forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

    We accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of the adoption date of this guidance, there were no accrued interest or penalties. As of December 31, 2008 and 2009, there were no accrued interest or penalties.

Quarterly Results of Operations

    The following tables set forth Convio's unaudited consolidated statements of operations data and other operating data for each of the eight quarters ended December 31, 2009. The data has been prepared on the same basis as the audited consolidated financial statements and related notes included in this prospectus. The data includes all necessary adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this data. Historical results are not necessarily indicative of the results to be expected in future periods. You should read this data together with our financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009	Sep 30, 2009	Dec 31, 2009
	(in thousands)
Statements of Operations Data:
Revenue:
Subscription and services	$11,780	$12,288	$12,706	$13,329	$13,283	$13,502	$13,953	$14,162
Usage	1,171	2,422	2,156	1,128	1,377	2,906	2,281	1,622

Total revenue	12,951	14,710	14,862	14,457	14,660	16,408	16,234	15,784
Cost of revenue	5,551	5,706	5,817	5,837	6,196	6,156	6,191	6,236

Gross profit	7,400	9,004	9,045	8,620	8,464	10,252	10,043	9,548
Operating expenses:
Sales and marketing	5,209	5,827	5,227	5,169	5,434	5,059	5,191	5,872
Research and development	2,191	2,119	2,272	2,172	2,495	2,473	2,512	2,561
General and administrative	1,397	1,588	1,415	1,483	1,660	1,398	1,318	1,658
Amortization of other intangibles	363	363	363	363	356	348	348	348
Write-off of deferred stock offering costs	—	—	1,524	—	—	—	—	—
Restructuring expenses	—	—	—	—	—	—	—	—

Total operating expenses	9,160	9,897	10,801	9,187	9,945	9,278	9,369	10,439

Loss from operations	(1,760)	(893)	(1,756)	(567)	(1,481)	974	674	(891)
Interest income	47	28	25	15	2	2	1	1
Interest expense	(195)	(180)	(164)	(152)	(143)	(95)	(50)	(67)
Other income (expense)	1,143	356	(47)	356	(164)	(53)	(96)	(490)

Loss before income taxes	(765)	(689)	(1,942)	(348)	(1,786)	828	529	(1,447)
Provision for income taxes	—	—	—	—	25	25	54	115

Net income (loss)	$(765)	$(689)	$(1,942)	$(348)	$(1,811)	$803	$475	$(1,562)

Other Operating Data:
Adjusted EBITDA(1)	$(179)	$667	$(165)	$1,082	$551	$2,724	$2,388	$918
Net cash provided by (used in) operating activities	(727)	1,270	1,095	1,224	(570)	1,756	3,332	2,273

(1)
We define Adjusted EBITDA as net income (loss) less interest income and gain (loss) on preferred stock warrant revaluation plus interest expense, provision for taxes, depreciation expense, amortization expense and stock-based compensation expense.

	Three Months Ended
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009	Sep 30, 2009	Dec 31, 2009
	(in thousands)
Reconciliation of Adjusted EBITDA to net loss:
Net loss	$(765)	$(689)	$(1,942)	$(348)	$(1,811)	$803	$475	$(1,562)
Interest (income) expense, net	148	152	139	137	141	93	49	66
Depreciation and amortization	1,166	1,180	1,226	1,249	1,219	1,191	1,181	1,201
Stock-based compensation	413	389	365	389	803	559	532	608
Gain (loss) on warrant revaluation	(1,141)	(365)	47	(345)	174	53	97	490
Provision for income taxes	—	—	—	—	25	25	54	115

Adjusted EBITDA	$(179)	$667	$(165)	$1,082	$551	$2,724	$2,388	$918

    As a percentage of total revenue:

	Three Months Ended
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009	Sep 30, 2009	Dec 31, 2009
Statements of Operations Data:
Revenue:
Subscription and services	91%	84%	85%	92%	91%	82%	86%	90%
Usage	9	16	15	8	9	18	14	10

Total revenue	100	100	100	100	100	100	100	100
Cost of revenue	43	39	39	40	42	37	38	40

Gross margin	57	61	61	60	58	63	62	60
Operating expenses:
Sales and marketing	40	40	35	36	37	31	32	37
Research and development	17	14	15	15	17	15	16	16
General and administrative	11	11	10	10	11	9	8	11
Amortization of other intangibles	3	2	2	3	2	2	2	2
Write-off of prepaid stock offering costs	—	—	10	—	—	—	—	—
Restructuring expenses	—	—	—	—	—	—	—	—

Total operating expenses	71	67	73	64	68	57	58	66

Loss from operations	(14)	(6)	(12)	(4)	(10)	6	4	(6)
Interest income	0	0	0	0	0	0	0	0
Interest expense	(1)	(1)	(1)	(1)	(1)	—	(1)	—
Other income (expense)	9	2	0	2	(1)	(1)	—	(3)

Loss before income taxes	(6)	(5)	(13)	(2)	(12)	5	3	(9)

Provision for income taxes	—	—	—	—	0	0	0	(1)

Net income (loss)	(6)%	(5)%	(13)%	(2)%	(12)%	5%	3%	(10)%

Other Operating Data:
Adjusted EBITDA(1)	(1)%	5%	(1)%	7%	4%	16%	15%	6%

(1)
We define Adjusted EBITDA as net income (loss) less interest income and gain (loss) on preferred stock warrant revaluation plus interest expense, provision for taxes, depreciation expense, amortization expense and stock-based compensation expense.

     The above tables of our quarterly operating results for eight quarters illustrate the following key points about our quarterly results of operations:

•
Subscription and services revenue.  Subscription and services revenue increased year-over-year in each of the quarters presented, due to our adding new clients, renewing existing clients and selling additional modules and services to existing clients. Period-over-period comparisons are made more volatile by the addition or loss of enterprise clients and their impact on our revenue.

•
Seasonality and fluctuation of usage revenue.  Usage revenue increased year-over-year in each of the quarters presented due to the increase in the number of our clients' special events, the percent of funds raised online for these events, the growth and success of events and our signing of new clients for their events. Special events are typically held in the spring and fall, which results in our recognizing a majority of our usage revenue in the second and third quarters. We recognized 67% and 63% of our annual usage revenue in the combined second and third quarters of 2008 and 2009, respectively. Our usage revenue in the second and third quarters represented between 15% and 16% of our total revenue during those periods in 2008 and 2009, respectively; whereas, usage revenue in the first and fourth quarters represented between 8% and 10% of total revenue during those periods in 2008 and 2009, respectively. The amount of usage revenue that we recognize during these periods is contingent upon the success of our clients' special events. As a result, the amount of usage revenue that we recognize in any period is difficult to predict.

•
Impact of sales commissions.  We have volatility in our sales and marketing expenses and our net income (loss) because we expense sales commissions in the period in which we sign our agreements but we do not recognize any revenue until after the activation date. We experience significant fluctuations in our sales, particularly sales to enterprise clients, which makes period-over-period comparisons very difficult. We may report poor operating results due to higher sales commissions in a period in which we experience strong sales of our solutions, particularly sales to enterprise clients. Alternatively, we may report better operating results due to lower sales commissions in a period in which we experience a slowdown in sales. As a result, our sales and marketing expenses are difficult to predict and fluctuate as a percentage of revenue.

•
Non-cash expenses.  In connection with the GetActive acquisition, we recorded $3.0 million in acquired technology and $9.0 million in other identifiable intangibles. We began amortizing these non-cash amounts in the first quarter of 2007. We will complete our amortization of acquired technology during the first quarter of 2010.

•
Gross margin impact.  Gross margin has fluctuated with the seasonality of our usage revenue but has increased year over year as we have increased sales of our solutions and decreased the relative costs related to our systems and services.

    Our quarterly results of operations may fluctuate significantly in the future and the period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of any one quarter as an indication of future performance.

Liquidity and Capital Resources

    To date, we have financed our operations and met our capital expenditure requirements primarily through the private sale of equity securities and debt financings. As of December 31, 2009, we had $16.7 million of cash and cash equivalents and $19.7 million of working capital excluding deferred revenue. As of December 31, 2009, we had an accumulated deficit of $56.3 million. We have funded this deficit from $47.4 million in net proceeds raised from the sale of our preferred stock. We last sold shares of our preferred stock in April 2007.

    The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2007	2008	2009
	(in thousands)
Net cash provided by (used in) operating activities	$(1,225)	$2,862	$6,791
Net cash used in investing activities	(3,130)	(2,162)	(1,749)
Net cash provided by (used in) financing activities	10,441	(1,472)	(2,208)
Cash and cash equivalents (end of period)	14,600	13,828	16,662

Net Cash Provided By (Used In) Operating Activities

    In 2009, we generated $6.8 million of cash from operating activities, which consisted of our net loss of $2.1 million, offset by non-cash charges of $8.1 million. In addition, cash outflows from changes in operating assets included an increase in accounts receivable of $263,000 from increased sales activities near the end of the year and a $419,000 increase in prepaid expenses as a result of increased rent related to the new Washington D.C. office lease and the additional space taken effective January 1, 2009 in Austin as well as deferred stock offering costs paid during December of 2009. Cash inflows from changes in operating liabilities included an increase in accounts payable and accrued liabilities of $921,000 due to the overall growth in our business expenses and timing of payments and an increase in deferred revenue of $538,000 resulting from the increase in our client base and timing of transactions.

    In 2008, we generated $2.9 million of cash from operating activities, which consisted of our net loss of $3.7 million, offset by non-cash charges of $4.6 million. In addition, cash outflows from changes in operating assets included an increase in accounts receivable of $1.3 million driven by sales activities and revenue growth from 2007 to 2008. Cash inflows from changes in operating assets and liabilities included a decrease in prepaid expenses of $1.2 million, resulting primarily from the write off of deferred stock offering costs in conjunction with the withdrawal of our Registration Statement on Form S-1 in August of 2008 and an increase in deferred revenue of $2.1 million resulting from the increase in our client base and timing of transactions.

    In 2007, we used $1.2 million in cash from operating activities, which consisted of our net loss of $10.5 million, offset by non-cash charges of $6.5 million. In addition, cash outflows from changes in operating assets included an increase in accounts receivable of $848,000 driven by sales activities and revenue growth from 2006 to 2007 and a $995,000 increase in prepaid expenses as a result of deferred stock offering costs incurred in connection with the initial public offering we filed in August 2007. Cash inflows from changes in operating liabilities included a $4.3 million increase in deferred revenue of which $1.7 million was related to our acquisition of GetActive in 2007.

Net Cash Used In Investing Activities

    Net cash used in investing activities decreased $413,000 in 2009 compared to 2008 as a result of a $413,000 decrease in capital expenditures in 2009. The improvement of net cash used in investing activities from 2007 to 2008 is attributable to a decrease of $622,000 in capital expenditures and the absence of acquisition-related expenses in 2008 as compared to 2007, which included $533,000 of expenses related to our GetActive acquisition which was only partially offset by $187,000 of cash received in connection with the acquisition.

Net Cash Provided By (Used In) Financing Activities

    Net cash used in financing activities increased $736,000 in 2009 compared to 2008 as a result of a $1.2 million decrease in proceeds received from long-term debt partially offset by a decrease in payments made on long-term debt and capital leases of $536,000. Net cash used in financing activities in 2008 was $1.5 million compared to net cash provided by financing activities of $10.5 million in 2007. This change in cash from financing activities is attributable to $10.1 million in net proceeds from the issuance of preferred stock in 2007 as well as a decrease of $1.9 million in proceeds received from long-term debt and capital lease obligations.

Capital Resources

    We generated positive cash flow from operations in 2008 and 2009, and we expect to do so in 2010. We believe that our cash flow from operations will be sufficient to fund our operations, meet our debt service requirements and facilitate our ability to grow for at least the next 12 months.

    Our future capital requirements will depend on many factors, including the adoption rate of our solutions, the amount and timing of collections from our clients, the rate of our sales and marketing activities and product development growth and the scope of our expansion into new geographies. We have no current acquisition plans, but in the future we may acquire technologies or businesses that we believe are beneficial to our clients and business. In the event that cash flow from operations, together with our existing cash and cash equivalents and liquidity available under our credit facility, are insufficient to fund our future activities or to make these acquisitions, we may need to raise additional funds through public or private equity or debt financing.

Contractual Obligations and Commitments

    We generally do not enter into long-term purchase commitments. Our principal commitments, in addition to those related to our credit facilities discussed below, consist of obligations under capital leases for equipment and furniture, operating leases for office space and fees for third-party datacenters. The following table summarizes our commitments and contractual obligations as of December 31, 2009:

	Payments Due by Period as of December 31, 2009
	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years	Total
	(in thousands)
Contractual Obligations:
Operating leases	$2,446	$6,592	$1,579	$3,048	$13,665
Capital leases	96	17	—	—	113
Credit facilities	773	1,332	—	—	2,105
Third-party datacenter fees	1,073	634	—	—	1,707

Total	$4,388	$8,575	$1,579	$3,048	$17,590

    In January 2010, we entered into a sublease agreement pursuant to which we will sublet approximately 12,000 square feet of our office facility located in Austin, Texas. The sublease has a term of 44 months. As a result of this new sublease agreement, future minimum payments under operating lease obligations will be offset by $199,000 in 2010 and an aggregate of $624,000 in 2011 through 2013 to be paid by the subtenant.

Credit Facilities

    On July 31, 2009, we amended our credit facility with Comerica Bank to a $10.0 million revolving line of credit plus an existing term loan. As of December 31, 2009, we had $975,000 outstanding under the revolving line of credit and $1.1 million outstanding under the term loan. Under our revolving line of credit, $1.0 million is available on a non-formula basis. The remaining $9.0 million is formula-based and capped at 80% of eligible accounts receivable. Amounts outstanding under this revolving line of credit bear interest at the greater of the daily adjusting LIBOR (floor of 2%) plus 300 basis points or the daily adjusted LIBOR plus 325 basis points. Any amounts borrowed under this facility may be repaid and reborrowed at any time prior to April 26, 2011, at which time the entire principal balance outstanding becomes due and payable. The term loan bears interest at the same rate as the revolving line of credit above. This facility is secured by substantially all of our assets, including intellectual property.

    In conjunction with the April 3, 2009 execution of our Washington D.C. operating lease, we were required to provide a $350,000 standby letter of credit with Comerica for the benefit of the landlord to secure the office space per the lease agreement. In addition, we still have a standby letter of credit in the amount of $2.3 million for the benefit of the landlord of our Austin, Texas facility, resulting in a total standby letter of credit of $2.6 million of the formula-based $9.0 million line of credit.

    In addition to the above agreement, we entered into a capital lease agreement with ATEL Ventures on March 15, 2006 to fund certain purchases of equipment. The ability to borrow under this lease agreement expired on March 31, 2007. As of December 31, 2009, our outstanding capital lease obligation was $65,000.

    We intend to pay off the amounts outstanding under our credit facilities with the proceeds of this offering. We are in compliance with all the related financial covenants and restrictions included in these agreements.

Off-Balance Sheet Arrangements

    During 2007, 2008 and 2009, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

    In September 2009, we adopted the FASB ASC. The FASB established the ASC as the single source of authoritative non-governmental GAAP, superseding various existing authoritative accounting pro-nouncements. It eliminates the previous GAAP hierarchy and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue an Accounting Standards Update ("ASU"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the ASC, provide background information about the guidance and provide the bases for conclusions on the change(s) in the ASC.

    In October 2009, the FASB issued an ASU that amended the accounting rules addressing revenue recognition for multiple-deliverable revenue arrangements by eliminating the currently existing criteria that objective and reliable evidence of fair value for the undelivered products or services exist in order to be able to separately account for deliverables. Additionally the ASU provides for elimination of the use of the residual method of allocating arrangement consideration and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables that can be accounted for separately based on their relative selling price. A hierarchy for estimating such selling price is included in the update. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the impact this update will have on our consolidated financial statements.

    In October 2009, the FASB issued an ASU that changes the criteria for determining when an entity should account for transactions with customers using the revenue recognition guidance applicable to the selling or licensing of software. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We do not believe this update will have a material impact on our consolidated financial statements.

    In September 2009, the FASB issued an ASU providing clarification for measuring the fair value of a liability when a quoted price in an active market for the identical liability is not available. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This ASU is effective for fiscal periods beginning after August 27, 2009. We do not believe this update will have a material impact on our consolidated financial statements.

    In December 2007, the FASB issued guidance regarding business combinations, which significantly changes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, and the goodwill acquired. This statement is effective prospectively, except for certain retrospective adjustments to deferred tax balances, for fiscal years beginning after December 15, 2008. The impact of adopting this statement will be dependent on the future business combinations that we may pursue.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

    We had cash and cash equivalents of $14.6 million, $13.8 million and $16.7 million at December 31, 2007, 2008 and 2009, respectively. These amounts are held primarily in cash or money market funds. We do not hold any auction-rate securities. Cash and cash equivalents are held for working capital purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Any declines in interest rates will reduce future interest income. If overall interest rates fell by 10% in 2009, our interest income would not have been materially affected.

    Our exposure to interest rates also relates to the increase or decrease in the amount of interest we must pay on our outstanding debt. Outstanding borrowings under our term loan and line of credit bear a variable rate of interest based upon the LIBOR rate and is adjusted monthly. As of December 31, 2009, we had $2.1 million of debt outstanding under our term loan and line of credit, which bore interest at LIBOR (not less than 2%) plus 3%, or 5%. If overall interest rates had increased by 10% in 2009, our interest expense would have increased by approximately $13,000.

Foreign Currency Risk

    Our results of operations and cash flows are not subject to fluctuations due to changes in foreign currency exchange rates. We bill our clients in U.S. dollars and receive payment in U.S. dollars, and substantially all of our operating expenses are denominated in U.S. dollars. If we grow sales of our solutions outside the United States, our contracts with foreign clients may not be denominated in dollars and we may become subject to changes in currency exchange rates.

BUSINESS

Overview

    We are a leading provider of on-demand constituent engagement solutions that enable nonprofit organizations, or NPOs, to more effectively raise funds, advocate for change and cultivate relationships with donors, activists, volunteers, alumni and other constituents. We serve approximately 1,300 NPOs of all sizes including 29 of the 50 largest charities as ranked by contributions in the November 2009 Forbes article entitled "The 200 Largest U.S. Charities." During 2009, our clients used our solutions to raise over $920 million and deliver over 3.8 billion emails to over 154 million email addresses to accomplish their missions.

    Our integrated solutions include our Convio Online Marketing platform, or COM, and Common Ground, our constituent relationship management application. COM enables NPOs to harness the full potential of the Internet and social media as new channels for constituent engagement and fundraising. Common Ground delivers next-generation donor management capabilities, integrates marketing activities across online and offline channels and is designed to increase operational efficiency. Our software is built on an open, configurable and flexible architecture that enables our clients and partners to customize and extend its functionality. Our solutions are enhanced by a portfolio of value-added services tailored to our clients' specific needs.

    Our revenue has grown in the last five years to $63.1 million in 2009, from $13.3 million in 2005. Our clients pay us recurring subscription fees with agreement terms that typically range between one and three years. Our subscription fees grow as our clients grow their constituent bases and purchase additional modules of COM and additional seats of Common Ground. We also receive transaction fees that include a percentage of funds raised for special events such as runs, walks and rides. Our clients grew their online fundraising using our solutions by 14% in 2008, despite a decline in total contributions in the United States of 2% according to Giving USA Foundation in its "Annual Report on Philanthropy for the Year 2008." Total charitable giving in the United States was $307 billion in 2008 according to this report.

Nonprofit Industry Background

Large and Evolving Nonprofit Sector

    The nonprofit sector is a large and vital part of the economy. The missions of NPOs span many aspects of our society including animal welfare, arts and culture, disaster relief, education, environment, healthcare, international development, professional and trade associations, public policy, religion and social and youth services. According to the National Center of Charitable Statistics, in 2009 there were over 973,000 public charities in the United States.

    We define our target market as public charities that raise more than $50,000 in contributions annually, of which there were over 71,000 in 2009 in the United States according to GuideStar USA, Inc. The following table provides our categorization of our target market:

Addressable Market	Annual Contributions	Number of Public Charities(1)	Aggregate Annual Contributions(1)	Annual Fundraising Spend(2)	Addressable Annual Fundraising Spend(3)
Enterprise	$10+ million	2,200	$88 billion	$13.2 billion	$1.0 billion
Mid-Market	$50,000 - $10 million	69,000	$57 billion	$11.7 billion	$1.5 billion

Total		71,200	$145 billion	$24.9 billion	$2.5 billion

(1)
Data from GuideStar USA, Inc.

(2)
Calculated by applying a $0.15 per dollar raised expense for enterprise NPOs and $0.21 cents per dollar raised for mid-market NPOs based on fundraising efficiency data from The Urban Institute as presented in a report entitled "Variations in Overhead and Fundraising Efficiency Measures."

(3)
Based on our experience with approximately 1,300 clients, we estimate that enterprise NPOs spend approximately 7.5% of fundraising spend on products and services addressable by our solutions, and we estimate that mid-market NPOs spend approximately 13% of fundraising spend on products and services addressable by our solutions.

    Enterprise NPOs commonly have more staff resources, greater technical and functional requirements and more complex operating environments. In addition, many enterprise NPOs are comprised of multiple sites or chapters. Mid-market NPOs are more resource-constrained and typically seek more guidance and place a greater premium on ease-of-use and price.

Challenges Facing Nonprofit Organizations

    NPOs face unique challenges that center upon the need to reach new constituents and to engage effectively with a large and diverse number of existing constituents. In particular, NPOs struggle with the following challenges:

•
High cost of fundraising.  The American Institute of Philanthropy in its "Charity Rating Guide" considers fundraising cost of $0.35 or less per dollar raised to be acceptable for most charities. In particular it costs an average of $2.20 to raise $1.00 from a new donor via the direct mail channel, according to a 2004 report entitled "A New Direction for Tomorrow's Direct Mail Fundraising" by Mal Warwick & Associates. Furthermore, NPOs typically experience new donor attrition rates of approximately 50% in the first year following an initial gift, according to a 2010 report entitled "Building Donor Loyalty" by Mal Warwick & Associates.

•
Outdated and inflexible donor management systems.  Many NPOs have legacy donor databases that are deployed on-premise, have limited extensibility and can be difficult and expensive to adapt to NPOs' evolving needs. Additionally, many of these legacy systems focus on managing relationships with existing donors rather than the acquisition of new constituents and the management of other key business processes such as volunteer and event management.

•
Limited ability to act rapidly and quickly mobilize constituents.  Major occurrences, such as the recent earthquakes in Haiti and Hurricane Katrina, and political developments can provide opportunities for NPOs to mobilize their constituents and generate a significant number of new donors and advocates. However, many NPOs have a limited ability to act rapidly and mobilize constituents at the grassroots level because these NPOs rely on long lead-time communications such as direct mail.

•
Higher expectations from constituents.  We believe constituents increasingly expect personalized communications from NPOs via the constituents' medium of choice. Many constituents are online, conversant in social media and active at events. Due to the proliferation of communication channels, NPOs are pressured to deploy many different techniques to effectively engage their constituents. Based on our fundraising experience with approximately 1,300 NPOs, we also believe constituents increasingly expect transparency into the use of donations, which makes fundraising and constituent relationship management more difficult.

•
Difficulty in sharing data across operational silos.  Constituent data such as giving history, interests and preferred methods of communication are often stored in separate systems, making it difficult to share the data across an organization and, in the case of enterprise NPOs, with other chapters and national offices. Additionally, non-integrated databases can result in uncoordinated communications and data inconsistencies and can limit an NPO's ability to cross-market to its constituents.

•
Limited technical and marketing resources.  Many NPOs have limited in-house technical expertise and time to manage on-premise legacy systems, fully utilize the Internet as a marketing medium and integrate their online marketing programs with their traditional off-line programs and donor databases. Due in part to these limitations, marketing resources at many NPOs are constrained in their ability to create mass appeals that are personalized and effective.

    NPOs spend large amounts of money on fundraising, advocacy and donor management. Many NPOs have adopted legacy donor databases to support their offline activities but have only recently begun to leverage online marketing as a mission-critical channel to reach and cultivate constituents. The emergence of the online channel has accentuated NPOs' struggles to integrate their online and offline communications and fundraising efforts. We believe the Internet and the increasing adoption of social media and mobile technologies are enabling NPOs to raise funds, advocate for change and cultivate relationships with their constituents in more cost-effective and engaging ways.

Our Solutions

    We provide on-demand constituent engagement solutions to NPOs that enable them to more effectively raise funds, advocate for change and cultivate relationships with their donors, activists, volunteers, alumni and other constituents. Our integrated solutions include our Convio Online Marketing platform and Common Ground, our constituent relationship management application. Convio Online Marketing enables NPOs to harness the full potential of the Internet and social media as new channels for constituent engagement and fundraising. Common Ground delivers next-generation donor management capabilities, integrates marketing activities across online and offline channels and is designed to increase operational efficiency. Our software is built on an open, configurable and flexible architecture that enables our clients and partners to customize and extend our functionality. Our solutions are enhanced by a portfolio of value-added services tailored to our clients' specific needs.

    Our solutions provide the following benefits to NPOs:

•
Extend reach and raise more funds at a lower cost.  Our solutions enable NPOs to reach new constituents, increase retention rates and improve the cost effectiveness of engaging with constituents. We also improve the performance of NPOs' fundraising activities by enabling our clients to increase gift frequency and average gift size.

•
Engage constituents more effectively.  Our solutions enable NPOs to cultivate relationships with constituents by tracking and integrating their online and offline interactions, interests and preferences. This comprehensive constituent information enables NPOs to engage in more personalized and meaningful ways and can lead to more active constituents who give more and help to recruit new constituents.

•
Act rapidly to mobilize constituents.  Our solutions enable NPOs and their constituents to quickly respond to current events such as natural disasters, which can be a catalyst for giving, advocacy and the acquisition of new constituents. Our solutions allow NPOs to create and deploy broad-based online fundraising or advocacy campaigns within minutes of a significant development.

•
Eliminate data and process silos.  Our solutions are designed to manage online and offline data and processes across the entire organization and to be interoperable with an NPO's existing systems and processes. We also provide permission-based access for chapters and national offices, which is of particular importance to enterprise NPOs. Our solutions reduce uncoordinated communications and data inconsistencies and make cross-marketing to constituents easier.

•
Easily adapt our solutions using our open platform.  We have developed our solutions based on open architectures that enable customization and extension of our solutions to third-party platforms such as social networks, mobile devices, collaboration tools and third-party donor databases. Our open approach allows NPOs to adapt our solutions to their business processes and to address expanding communication channels and evolving constituent preferences.

•
Reduce burden on limited resources.  Our on-demand model enables rapid deployment of our solutions, so our clients can quickly realize value from their investment and access real-time upgrades that enable them to keep pace with rapidly evolving technology. There is no hardware to purchase or maintain, and there are no software upgrades to manage.

•
Access best practices, knowledge and guidance based on our experience.  We enable NPOs to access best practices through our software, services and publications that help NPOs more effectively achieve their missions. For example, we publish "The Convio Online Marketing Nonprofit Benchmark Index Study" to help NPOs understand key marketing metrics, and the relative performance of their organizations. This peer benchmark information helps NPOs better manage the performance of their marketing programs and donor management practices. This quantitative approach to measuring success enables NPOs to continually refine their tactics, improve the effectiveness of their marketing initiatives and allocate resources more efficiently.

Business Strengths

    We pioneered the delivery of software-as-a-service, or SaaS, online marketing solutions to NPOs, launching the first version of our solution in 2000. We have maintained an exclusive focus on NPOs which has enabled us to develop deep nonprofit industry expertise. We are a leading provider of on-demand constituent engagement solutions to NPOs, and we believe the following business strengths are key to our success:

•
Leading online marketing solution for NPOs.  The maturity, breadth, depth and measurable results of our COM solution enable us to compete more effectively, attract new customers and grow our presence within existing clients. Through continuous research and product innovation, we strive to ensure that our customers are at the forefront of online marketing.

•
Disruptive model for donor management market.  Our Common Ground application is an innovative constituent relationship management solution. Unlike many traditional donor databases, Common Ground allows NPOs to manage fundraising and other program operations in a single open application built on salesforce.com's Force.com platform. Common Ground allows NPOs to improve operational efficiency and to identify new fundraising prospects. These benefits have allowed us to quickly penetrate the donor management market.

•
Loyal clients producing predictable recurring revenue that scales with client growth.  We sell our software on a subscription basis which provides greater levels of recurring and predictable revenue than perpetual license-based business models. Our subscription fees grow as our clients grow their constituent bases and purchase additional modules of COM and additional seats of Common Ground. In 2009, 25% of our renewing clients increased their subscription revenue with us.

•
Marquee clients, providing referrals and references that can shorten sales cycles.  We have marquee clients in each nonprofit vertical we serve, and they provide us with a significant number of referrals and references. The NPO community is highly networked, and client referrals and references can lead to new opportunities and shorten our sales cycles.

•
Nonprofit industry thought leadership.  We invest in primary research to identify trends in charitable giving and constituent behavior. We also aggregate data across our clients to perform benchmarking and best practice analysis. As evidenced by the over 14,500 downloads of our industry whitepapers and benchmarking studies in 2009, NPOs recognize our thought leadership which generates sales leads and guides our product development and strategic consulting services.

•
Ability to acquire and effectively serve NPOs of all sizes.  We sell our solutions through a direct sales force and cost-effectively tailor our sales processes to the nonprofit markets we serve. We develop and package our solutions to meet the unique needs of these markets. This approach enables us to acquire new NPO clients of all sizes.

•
Portfolio of value-added services.  Our services are designed to help our clients achieve success through the development and execution of effective online and offline marketing and constituent engagement strategies. Our consultants assist clients in setting operational goals, developing strategies and tactics, improving user experience and analyzing online campaigns. We also offer cohort-based consulting services designed for mid-market NPOs. Our services help us acquire new clients and deepen relationships with existing clients.

Our Strategy

    Our objective is to be the leading worldwide provider of constituent engagement solutions for NPOs while continuing to lead the market in innovation, best practices and client service. Key elements of our strategy include:

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Continue to grow our client base.  We believe the market for our solutions is large and underpenetrated. We intend to expand our presence in the enterprise segment by increasing sales and marketing efforts and by offering an expanded services portfolio and greater solution functionality. We plan to increase our number of mid-market clients with Convio Go!, our mid-market COM offering, and Common Ground.

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Retain and grow revenue from our existing client base.  Our revenue is driven by a combination of the number of COM modules and Common Ground seats licensed and services purchased by our clients as well as their ongoing usage of our solutions. As online marketing continues to grow relative to other channels, we believe NPOs will allocate more of their fundraising spend to online initiatives. We plan to sell additional software and services to existing clients to help them more fully utilize our solutions and to grow their online constituent base.

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Use Common Ground to disrupt the donor management market and create cross-selling opportunities.  We intend to further develop and continue to market aggressively our Common Ground application. We believe Common Ground is disruptive to the donor management market, particularly in the mid-market where innovation has been the most limited. In addition, new Common Ground clients provide us with opportunities to sell other solutions and services.

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Make complementary acquisitions.  We continuously follow nonprofit industry developments and technology requirements and intend to evaluate and acquire technologies or businesses that we believe will complement our solutions, provide us new clients or both.

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Expand geographically.  In 2009, approximately 2% of our revenue was derived from clients based outside the United States. We intend to expand into additional geographic areas by leveraging our expertise developed by serving our approximately 1,300 clients in the United States.

Our Products

    Our solutions include our Convio Online Marketing platform and Common Ground, our constituent relationship management application. Clients can license and use COM and Common Ground independently, or they can license and use both in an integrated manner. We have purpose-built our solutions for NPOs based on our interactions with our approximately 1,300 clients. We deliver our software on-demand, and our clients and their constituents access all of our software using a standard Internet browser. Our software employs an open, multi-tenant architecture that allows our clients to customize and extend our software.

    The following diagram provides an overview of the core functionality of our solutions.

Convio Online Marketing

    Our Convio Online Marketing platform contains an email marketing engine, payment processing engines, a content management system and modules that include fundraising, advocacy, special events, personal events and eCommerce. These modules are exclusively designed for NPOs and address the online marketing and fundraising requirements of NPOs of all sizes.

    The foundation for our COM platform is our Constituent360 database which provides clients with a comprehensive, unified catalogue of their constituents' online interactions, interests and preferences. It also provides a robust set of query, targeting, segmentation, importing, exporting and reporting capabilities for this data. By managing data across these multiple dimensions, Constituent360 provides NPOs with rich and actionable intelligence that enables them to refine and optimize marketing and fundraising results.

    The following table provides a description of the key functions and features of Convio Online Marketing:

Function	Key Features
Fundraising	• Enables NPOs to easily build and tailor online fundraising campaigns and quickly create specialized websites to motivate giving in response to current events;
• Dynamically solicits online donations including one-time gifts, installments, sustaining gifts, honor/memorial gifts and memberships;
• Provides secure, PCI-compliant payment processing with multiple payment options, including credit card, bank account debit and PayPal; and
• Generates comprehensive reporting and analysis.
Email Marketing

•       Provides online marketing tools that help NPOs build and manage effective email campaigns, from creation and testing to targeted delivery and follow-up, to drive higher response and increased constituent participation;

• Delivers robust capabilities to generate and send branded, graphical email messages, online newsletters and electronic greeting cards;
• Manages content, workflow, delivery, storage and subscriptions; and
• Enables NPOs to tailor content to individual constituent interests to drive higher response and increased participation.
Advocacy	• Encourages and manages grassroots activism;
• Enables NPOs to publish targeted action alert forms to be completed by constituents for delivery to legislators or media organizations; and
• Includes legislator scorecards that allow NPOs to rate legislators on issues, automatically computing numerical scores based on historical voting records.
TeamRaiser Events

•       Provides tools for NPOs' constituents to create personal or team fundraising web pages and send email donation appeals to their networks of family and friends in support of events such as a walks, runs and rides;

• Motivates NPOs' constituents to recruit new donors and reach their fundraising goals; and
• Creates a network effect that increases NPOs' fundraising results and grows their email list size.
MultiCenter	• Enables the national offices of multi-chapter NPOs to interoperate across their chapters;
• Facilitates a coordinated, integrated marketing strategy across chapters;
• Allows individual chapters to control their web presence including branding and content; and
• Allows controlled access to shared information across multiple chapters to house constituent data, create and launch campaigns and manage administrative settings.

Function	Key Features
Content Management

•       Enables NPOs to create high impact websites, empowers their content contributors to become content owners, reduces the reliance on technical staff to publish changes, and creates powerful, database-driven web pages;

• Provides content authoring tools, editorial workflow, personalization, search and document management; and
• Addresses websites of virtually all sizes, including multiple web properties, thousands of web pages, and multiple content contributors.
Personal Fundraising	• Empowers constituents to drive fundraising for NPOs as a champion or in honor or memory of a loved one;

•       Enables constituents to create personalized tribute web pages and encourage friends and family to learn about NPOs' causes through easy-to-use web content and email authoring tools and templates; and

• Provides an innovative means for NPOs to acquire new constituents, generate funds and create rich content and community around their websites.
Events	• Enables NPOs to promote and register participants in a variety of events using a website calendar; and

•       Accommodates a variety of events including simple announcements with date, time, and location, more complex events that are recurring, multi-faceted or multi-day and events requiring online RSVPs, ticketing and online registration forms.

Personal Events	• Enables constituents to organize and host different types of personal events such as dinners or house parties; and
• Enables constituents to promote events, track RSVPs and solicit online donations.
eCommerce	• Combines online store capabilities with Internet tools to raise funds;
• Coordinates standard hierarchical product catalogs, shopping carts, inventory management, tax and shipping calculations; and
• Enables cross-promotion to boost fundraising and involvement.

  Convio Open

    We provide an open platform that allows NPOs to evolve their online marketing strategies as new media and other opportunities arise. We offer application programming interfaces, or APIs, and extensions that meet the growing demand of NPOs to access the Internet, leverage popular social media sites and integrate with mobile services. This approach allows NPOs, partners and others to create external, custom-built applications that integrate with our solutions to provide a more compelling constituent experience and reach a wider audience.

    Our Donations APIs enable clients to embed our donation processing in websites, web applications or mobile applications. Additionally, our open platform supports fundraising and communications in a mobile context through mobile ready donation forms, text messaging, and text based donations. Our Web Services APIs allow clients to extract Constituent360 data for use in third-party systems.

    Our extensions enable clients to leverage social networking and Web 2.0 capabilities to engage constituents through these popular channels:

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Our Facebook extension enables clients to publish their content and engagement opportunities on Facebook;

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Our Google Maps extension empowers administrators, event participants and personal event hosts to include maps in their content;

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Our Flickr extension provides a user-generated event marketing opportunity for NPOs with a TeamRaiser event;

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Our YouTube extension enables NPOs to include video content on any page; and

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Our Plaxo extension provides a point and click method for constituents to access any of their address books and contact lists, directly from a client's Convio-powered website.

  Convio Go!

    Convio Go! is a structured program consisting of selected COM modules and specialized, cohort-based services designed for mid-market NPOs new to online marketing and fundraising. Convio Go! includes a one-year guided program that provides a base configuration of essential Convio Online Marketing capabilities in combination with cohort-based consulting. Our consulting specialists help Convio Go! clients build strong foundations for their online strategies by developing their proficiency in our fundraising, email marketing, and content management modules. Through our clients' execution of their online programs, our Convio Go! clients grow their constituent bases, improve constituent engagement and increase donations. Since our release of Convio Go!, our clients have raised an average of $4 online for every dollar of subscription and services revenue recognized by us.

Common Ground

    Common Ground is our constituent relationship management, or CRM, application that builds stronger relationships with donors, volunteers, activists, alumni and other constituents. Common Ground is designed to serve as the foundation of an NPO's fundraising operations as well as an NPO's constituent database. Common Ground tracks constituent outreach and interactions across multiple channels including online, telephone, direct mail and in-person meetings. Since our introduction of Common Ground in September 2008, over 170 NPOs, of which 65% were new clients to us, have selected Common Ground as their CRM application.

    We utilize the Force.com cloud computing application platform to develop, package, and deploy Common Ground. We have developed NPO-specific functionality including donation management, event management and volunteer management to create a CRM application tailored to the needs of NPOs.

    The following table provides an overview of the key features and functionality of each module of Common Ground:

Function	Key Features
Donor Management	• Tracks incoming gifts, builds revenue forecasts, identifies prospective donors, and pursues major donor opportunities; and
• Utilizes sophisticated gift coding approaches that facilitate effective donor stewardship and segmentation for future communications.

Contact Management	• Provides a high degree of flexibility in defining and tracking relationships between NPOs and their constituents; and
• Allows creation of relationship types, definition of key relationships, and set up of rules for automatic assignment of relationships based on peer-to-peer fundraising results.

Campaign Management	• Plans and executes a variety of outreach campaigns, including direct marketing; and
• Tracks participation, costs and key performance indicators.

Event Management	• Plans and manages special events such as galas and golf tournaments;
• Tracks detailed event information, including invitations and sponsorships; and
• Provides the capability to sell multiple ticket levels and assign various benefits associated with those ticket levels.

Volunteer Management	• Organizes volunteer opportunities with multiple shifts, locations, and required volunteer qualifications;
• Provides a volunteer profile that tracks an individual's availability and skills, which can then be matched against upcoming volunteer opportunities; and
• Reports on the number of prospective or registered volunteers and manages the waitlist.

    Common Ground distinguishes itself from many legacy on-premise donor databases in a variety of ways including:

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Beyond Donor Management.  The functionality of Common Ground extends beyond cultivating donors and tracking gifts. For example, Common Ground's integration with salesforce.com helps NPOs manage their service delivery operations and other mission-related programs. By integrating fundraising and program operations functionality, Common Ground is designed to enable NPOs to improve operations and to identify incremental fundraising prospects.

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Organizational Efficiency.  NPOs can gain efficiency by automating processes, changing access to information based on user roles, and enabling staff to build and run custom reports. Users can access Common Ground from an Internet browser over any Internet connection. Common Ground is also integrated with productivity applications and email programs like Microsoft Outlook.

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Innovative Fundraising Strategies.  Common Ground has the flexibility to facilitate a wide variety of emerging fundraising practices. Common Ground enables NPOs to tailor their fundraising strategies to leverage online marketing and social networks, which provides increased information about their constituents' online preferences and behaviors.

Our Services

    Our services are an integral part of our solutions. We believe the scope and quality of our services, which have been developed and refined based on our experience with approximately 1,300 active clients, meaningfully differentiate us from our competitors.

    We deliver services to our enterprise clients through a traditional consulting model, characterized by highly customized strategic consulting services. We believe this is the best way for our enterprise clients to achieve success in their online programs. We deliver services to many mid-market clients through Convio Go!, a structured one-year program designed to get clients up and running quickly with the help of a cohort-based approach. Clients receive regular coaching sessions with our consultants who help produce campaigns with an emphasis on fundraising and email list size growth.

    In addition to Convio Go!, account management, technical support and deployment services, the following table provides an overview of the types of services we offer along with a description of the key attributes:

Service Type	Key Attributes
Strategic Planning	• Develops Internet marketing roadmaps outlining key metrics, targets, strategies, tactics and recommended resources.

Campaign Management	• Assists clients in executing on their Internet roadmap by providing campaign strategy, project management, creativity and production.

Web Design	• Helps clients effectively design their websites by using industry-recognized user experience methodologies combined with audience engagement strategies specifically designed for NPOs.

Data Analytics	• Provides robust data analytic services that highlight useful information, suggest conclusions, and support decision making.

Benchmarking	• Provides benchmarking services using standard metrics which allow clients to compare results with aggregated results from other clients.

Campaign Analytics	• Analyzes campaign results and identifies potential areas of improvement based on established benchmarks.

Data Integration	• Utilizes data connectors to synchronize essential constituent data; and
• Provides custom data integration, data de-duplication, custom report builds and custom synchronization.

Training	• Provides comprehensive classroom and online training on the features and functionality of our solutions; and
• Provides customized training programs at client sites.

    We complement our service offerings with a network of over 55 partners serving the nonprofit market, including interactive agencies, direct marketing agencies, public affairs firms and complementary technology companies. This partner network allows us to provide additional services and to expand our deployment capacity, including services provided by our certified Convio Solution Providers who follow our deployment methodologies.

    Our solution providers are authorized partners whom we train, test and recommend to our clients for consultation and deployment services around our solutions, including Common Ground. They also provide post-deployment services that include interactive strategy and web design. These partners enable us to maintain lower personnel costs and expand our deployment capacity. Our technology partners provide technologies that complement and extend the breadth of our solutions. Their offerings typically integrate with our solutions through our open APIs and include social networking, tools, mobile messaging platforms and web applications. Through these partners, we are able to attract clients who want the additional functionality and services that these partners provide to our solutions. Our referral partners refer clients to us in exchange for a percentage of the value of the referred business which we close. The commission rate is negotiated between each partner and us based on a percentage of the contract's value.

Clients

    We serve approximately 1,300 NPO clients which include leading NPOs in each of the verticals we serve. We have clients of all sizes, including 29 of the 50 largest charities in the United States as listed in the November 2009 Forbes article entitled "The 200 Largest U.S. Charities." We define a client as an organization with which we have a billing relationship. In certain cases, we bill individual chapters of multi-chapter NPOs and, in other cases, we have a single billing relationship with multi-chapter NPOs.

    In 2007, 2008 and 2009, substantially all of our revenue was derived from clients in the United States and all of our long-lived assets were located in the United States. No client accounted for more than 10% of our total revenue in 2007, 2008 and 2009.

    The following table provides an overview of our largest clients by vertical, as measured by the email list size of each client using our COM solution:

International Relief	Health	Environmental
American Red Cross	American Cancer Society	National Wildlife Federation
U.S. Fund for Unicef	National Multiple Sclerosis Society	World Wildlife Fund
Oxfam America	American Institute for Cancer Research	Natural Resources Defense Council
Feed The Children	Susan G. Komen for the Cure	Defenders of Wildlife
Cooperative Assistance and Relief Everywhere	Avon Products Foundation	Sierra Club

Animal Welfare	Associations and Unions	Public Affairs
People for the Ethical Treatment of Animals	National Association of Realtors	National Committee To Preserve Social Security and Medicare
American Society for the Prevention of Cruelty To Animals	Veterans of Foreign Wars of the United States	Rock the Vote
The Humane Society of the United States	Association of Production and Inventory Control Society	Planned Parenthood Federation of America
North Shore Animal League	American Nurses Association	NARAL Pro-Choice America
American Humane Association	National Military Family Association	American Civil Liberties Union Foundation

Higher Education	Human and Social Services	Cultural
The University of Texas at Austin	Disabled American Veterans National	American Film Institute
University of Washington	The Salvation Army	Zoological Society of San Diego
The Ohio State University	St Joseph's Indian School	WGBH Boston
Iowa State University Foundation	Feeding America (formerly America's Second Harvest)	KCET Los Angeles
Texas A&M Foundation	Project Bread—The Walk for Hunger	KPBS San Diego

Client Case Studies

    The client case studies below demonstrate the variety of benefits that NPOs have experienced using our solutions:

    World Wildlife Fund.    The World Wildlife Fund, or WWF, is the world's largest conservation organization, working in 100 countries for nearly half a century. With the support of almost five million members worldwide, WWF is dedicated to delivering science-based solutions to preserve the diversity and abundance of life on Earth, stop the degradation of the environment and combat climate change. WWF implemented the Convio Online Marketing platform to integrate its fundraising and advocacy campaigns across programs and channels. After implementing Convio Online Marketing, WWF realized the following benefits:

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successfully integrated online and offline campaigns, increasing response rates by as much as 40%;

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increased online revenue by nearly 80% year-over-year;

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boosted holiday giving campaign results by 55%; and

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launched a multi-series email renewal campaign which led to a 79% increase in revenue from the initial email.

    Colorectal Cancer Coalition.    The Colorectal Cancer Coalition, or C3, is a small, geographically-dispersed organization seeking to win the fight against colorectal cancer through research, empowerment and access. C3 deployed our Convio Online Marketing and Common Ground solutions to enable employees to access the systems on-demand and without a significant investment in technology infrastructure. After deploying our solutions, C3 realized the following benefits:

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tripled its email list size from 2,000 to 7,200 in three years;

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increased donation revenue by 39% and, through advocacy efforts, secured an additional $15 million in federal funding for cancer research;

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reduced data processing from 10-15 hours per week to 30 minutes per week through our automatic data synchronization capabilities, while leveraging this data to launch targeted marketing campaigns based on a more holistic view of C3's constituents; and

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launched its "Cover Your Butt" advocacy campaign leading to C3 constituents' making over 2,000 calls in one-day to 340 congressional offices.

    Austin Affiliate for the Susan G. Komen for the Cure.    The Austin Affiliate for the Susan G. Komen for the Cure provides breast health services to women in the Greater Austin area. With an aggressive $1 million fundraising goal for the 2009 Komen Race for the Cure, the Komen Austin Affiliate deployed Convio Online Marketing to leverage social networking tools and the openness of COM to integrate TeamRaiser, Facebook and offline event marketing activities. Using our open APIs, Charity Dynamics, a

Convio Solutions Provider, developed Boundless Fundraising, a customizable Facebook application, which the Komen Austin Affiliate deployed. Using this integrated solution, the Komen Austin Affiliate realized the following benefits:

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raised more than $1.3 million;

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received more than 2,700 referrals from Facebook as a result of the application; and

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enabled constituents who added Boundless Fundraising to their pages to overachieve their fundraising goals by five to six times as compared to other participants.

    Feeding America Eastern Wisconsin (formerly America's Second Harvest of Wisconsin).    Feeding America Eastern Wisconsin distributes more than 12 million pounds of food a year to more than 1,100 pantries, meal programs and other nonprofit agencies that serve nearly 235,000 people in the eastern half of Wisconsin. With the demand for food assistance on the rise, the organization invested in our solution to raise more funds and efficiently communicate its mission using the Internet. America's Second Harvest of Wisconsin joined our Convio Go! program and realized the following benefits:

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communicated relevant news more frequently, without being charged for each email sent;

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recovered the cost of Convio Go! with its first online appeal;

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increased its email list size by 100% with a single online campaign; and

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achieved leadership team's goals without spending more than 10 hours of staff time per week.

    California State Parks Foundation.    The California State Parks Foundation, or CSPF, is the only statewide independent nonprofit organization dedicated to protecting, enhancing and advocating for California's state parks. CSPF has been using our solutions to communicate and raise funds. When Governor Schwarzenegger announced his intention to close many of California's state parks, CSPF used our advocacy capabilities to mount a successful advocacy and fundraising campaign. By working with us, CSPF realized the following benefits:

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grew its email list size from 18,000 to more than 70,000 in three months;

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raised more than $60,000;

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delivered more than 200,000 petitions to the California legislature; and

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helped save over 150 state parks from closure.

Sales and Marketing

    We sell our solutions using a direct sales force. As of December 31, 2009, we employed approximately 80 sales, marketing and business development professionals, 40 of whom comprised our direct sales force. These sales and marketing professionals focus on sales to new and existing clients and are located at our headquarters in Austin, Texas, regional offices in Washington, D.C. and Berkeley, California and in metropolitan areas throughout the United States. Our sales force is organized by geographic territory, size of NPO and market segment. We employ a separate sales team focused on upselling new solutions and services to our existing clients. Our sales representatives are supported by a team of sales engineers and sales associates responsible for technical and pre-sales support.

    We complement our direct sales force with a network of over 55 partners serving the nonprofit market, including interactive agencies, direct marketing agencies, public affairs firms and complementary technology companies. Our partner network helps us to grow our client base, enhances our implementation services capacity and enables us to provide a more complete solution for our clients.

    We conduct a variety of marketing programs that are designed to create brand recognition and market awareness for our solutions. Our marketing efforts include membership and board-level participation in industry associations, participation at industry conferences, search engine marketing, search engine optimization, company-sponsored seminars and webinars, white papers, media relations, development of case studies, online marketing and sponsoring co-marketing events with our partners. We enhance our position as an NPO thought leader through industry publications and our annual benchmarking index study designed to help NPO professionals evaluate online marketing metrics as well as the effectiveness of their organization when compared to similar NPOs.

    We receive significant exposure from our "powered by" logo program, which allows us to place our logo on web pages and emails created and sent by our clients. To enhance client loyalty and generate opportunities for additional sales, we maintain a client advisory board, conduct an annual client summit and host an online client community.

Research and Development

    We continue to make substantial investments in research and development, primarily on new features, platform extensibility and Common Ground. Our on-demand model provides us with the ability to quickly bring new functionality to the market. We gather feedback from clients, partners and industry thought leaders, and we have robust processes for software development and deployment that have been adapted from industry best practices. As of December 31, 2009, we had 69 employees working on research and development primarily in Austin and Berkeley. Our research and development expenses were $7.2 million, $8.8 million and $10.0 million in 2007, 2008 and 2009, respectively.

Competition

    The nonprofit market for constituent engagement solutions is fragmented and rapidly evolving. With COM, we compete with several online marketing suites and a variety of point solutions targeted at such tasks as email marketing, content management and fundraising event management. With Common Ground, we compete with generic database and constituent relationship management providers, as well as industry-specific donor management solutions. Some of our competitors are focused exclusively on the nonprofit industry while others sell to NPOs among a broader set of markets. Our primary competitors are Blackbaud, Inc., The Sage Group plc, and SunGard Data Systems, Inc. In addition, we compete with a variety of smaller, private companies and also with web development providers which provide custom in-house applications.

    We believe the principal competitive factors in our industry include the following:

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breadth, depth and configurability of solution;

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scope and value of product and service offerings;

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software delivery model (on-demand vs. on-premise);

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size and satisfaction of installed client base;

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nonprofit industry expertise;

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track record of innovation;

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ease-of-use;

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measurability of results;

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openness of architecture and ability to integrate with third-party applications; and

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performance and reliability.

    We believe we compete favorably across all of these factors. However, some of our existing and potential competitors have substantially greater name recognition, longer operating histories, and greater resources. They may be able to devote greater resources to the development, promotion and sale of their products and services than we can to ours. Additionally, our competitors may offer or develop products or services that are superior to ours, have lower prices or that achieve greater market acceptance.

Technology

    Each of our software applications uses a single code base and employs a multi-tenant architecture and is delivered by an on-demand model, requiring only a web browser for client access. In addition, our technology strategy was designed to meet the stringent standards of NPOs, including scalability, performance, reliability and security.

    Our COM platform is open and extensible. We have built the platform on the Java 5 runtime environment and have developed and published more than 140 APIs. This approach allows our clients to more easily leverage the functionality available within our solutions without requiring modifications to our source code. Customers are also able to use open source technologies to integrate with our solutions using these APIs.

    Our technology is designed to be scalable, both in the number of clients that can be hosted and in the volume of traffic and transactions processed by our solutions. Scalability is achieved through multiple methods:

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our multi-tier production topology employs dedicated devices separated into multiple tiers of web servers, application servers, email appliances, accelerator appliances, database servers and file servers; and

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each tier can be expanded horizontally to add capacity.

    Performance is another key requirement for clients, particularly as it relates to email deliverability and traffic volumes and spikes associated with constituent response to current events. We address these needs in several ways:

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our production topology improves performance and scalability by providing load balancing and failover, encryption acceleration, caching of static content, compression of text-based content and multiplexing;

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our email server farm utilizes specialized appliances to provide capacity in excess of 500,000 personalized email messages per hour; and

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we have been able to provide on average 95% email deliverability by using sender verification standards, managing Internet service provider relationships to integrate email reputation feedback, whitelisting, monitoring and providing robust subscription management and opt-out features.

    Over the past two years, we have achieved on average more than 99.7% system uptime, excluding scheduled maintenance and disruptions caused by third-party vendors, through the use of industry-standard failover and redundancy technologies. We use storage technology and redundant application servers that allow individual servers to be rotated in and out of service for routine maintenance without causing downtime.

    Our Common Ground application is built on the salesforce.com Force.com platform.

    Common Ground has a model-driven architecture and uses role-based administration to facilitate the sharing of information. Common Ground uses open API's to enable our clients to customize their use of Common Ground to more easily integrate with other client systems.

    Security is a key requirement for our clients because of the sensitive nature of our clients' missions and their strong desire to protect constituent information. Our systems are periodically attacked by unauthorized third parties with increasing sophistication, and we have experienced security incidents in our history. We have designed and continue to upgrade our solutions, policies and practices to provide security for clients in several ways:

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a security model built into the architecture which allows varying levels of permissions to particular data, thus allowing for secure delegation of authority to administrators based on role;

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use of security standards, including standard encryption and the HTTPS protocol for secure transfer of sensitive data; and

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compliance with PCI Data Security Standard and SAS70 as certified by third party testers.

Operations

    We serve our clients from two third-party hosting facilities in Austin, Texas and Sacramento, California. These facilities provide around-the-clock manned operations and security staff. Access is limited to authorized individuals and both sites are served by both interior and exterior video surveillance equipment. Electrical and environmental controls are all fully redundant and Internet connectivity is maintained by multiple peering and physical access points within each facility. We own or lease and operate all of the hardware on which our applications run in each facility. We entered into an agreement for the services provided by the Austin and Sacramento third-party hosting facilities in October 2001 and June 2008, respectively, and have renewed each agreement at various times thereafter. Pursuant to each agreement, we pay a monthly service fee for hosting services. The current term of the Austin agreement ends in June 2011 at which time the agreement automatically renews for three years. We host our GetActive platform at the Sacramento facility. We intend to continue to use this facility until we complete the phase out of the GetActive platform which we anticipate will be by the end of 2010.

    We continuously monitor internally and externally the availability and performance of our systems using custom and commercially available tools. In order to prevent service loss from hardware failure, we maintain redundant servers within each tier of our production environment. Web servers are operated in load-balanced server pools and databases and file servers are replicated to standby servers which can provide near real-time failover in the event of a failure with primary hardware. Databases and file servers are backed up daily with tapes being rotated to separate secure offsite storage facilities.

    We have also contracted with SunGard Data Systems, Inc. to provide a disaster recovery site in the Phoenix area in the event of a complete or substantial datacenter disaster at our Austin facility.

Government Regulation

    We and our clients are subject to various laws and governmental regulations due to the nature of our business, including those regulating email communications and the collection, use and disclosure of personal information obtained from customers and other individuals. While our solutions provide a platform for our clients' fundraising, advocacy, email marketing, peer-to-peer communications, website content management and eCommerce activities, we do not provide any of the content of those activities and communications nor any of the donor lists or contacts. Our clients are responsible for their compliance with all applicable privacy, direct marketing and data protection laws.

    We are subject to certain state statutes which require companies that provide fundraising consulting services to register and comply with the applicable state registration requirements. Currently, we are registered in five states and have registrations pending in nine others. The remaining 36 states either do not require registration or we do not have clients in those states. Since many of our clients run national fundraising campaigns, which often include solicitation activity occurring across the country, Convio must maintain a registration in any state in which a client wishes to utilize our fundraising consulting services to conduct solicitations. The registration requirements and enforcement process vary widely from state to state with some states requiring a simple completed form to others compelling us to disclose each fundraising consulting contract applicable in that state. Failure to comply with these registration requirements could result in our registration being revoked and/or the state's refusal to let Convio register and provide professional fundraising consulting to clients in that state. In addition, a state can levy fines, penalties, and suspend service activity under a particular client contract. These registration requirements continue to change and develop and oblige us to monitor our compliance.

    We are also covered by the Health Insurance Portability and Accountability Act, or HIPAA, which was expanded by the Health Information Technology for Economic and Clinical Health Act, or HI-TECH Act, which Congress passed as part of the American Recovery and Reinvestment Act of 2009. The HI-TECH Act expands the reach of data privacy and security requirements of the Health Insurance Portability and Accountability Act, or HIPAA. HIPAA and associated United States Department of Health and Human Services regulations permit our clients in the healthcare industry to use certain protected health information for fundraising purposes, such as email addresses or other demographic information, and to disclose that protected health information to their service providers. We may be included in this service provider group under the revised HIPAA regulations by virtue of our service provider relationship with our clients in the healthcare industry.

    Although our healthcare industry clients may upload into our systems personal information that HIPAA permits to be used for fundraising so that we may provide email software services, we ask our healthcare industry clients not to provide us with health or medical information of individuals. In general, our agreements with our healthcare providers seek to prohibit them from storing other forms of protected health information on our system, including any information related to diagnosis or treatment. The HI-TECH Act provides for criminal and civil penalties if we violate the privacy and security rules applicable to us, and also requires us to notify our clients in the event of an unauthorized release, whether inadvertent or purposeful, of any protected health information for which we are responsible.

    Our clients are subject to certain U.S. and foreign laws and regulations governing the collection, use and disclosure of personal information obtained from individuals. For instance, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, and associated Federal Trade Commission regulations govern our clients' email fundraising campaigns. These regulations establish certain requirements for "commercial" email messages and provide penalties for transmitting email messages in a manner intended to deceive the recipient as to source or content. Email message campaigns are generated by our clients by using our solutions. We do not create or control the content of such emails, nor do we obtain email lists from sources other than our clients. Our clients' email campaigns are governed by the CAN-SPAM Act's prohibitions and requirements, including:

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prohibition on using false or misleading email header information;

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prohibition on using deceptive subject lines;

•
requirement that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender, with the opt-out effective within 10 days of the request;

•
requirement that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively permitted the message; and

•
requirement that the sender include a valid postal address in the email message.

    The CAN-SPAM Act also prohibits unlawful acquisition of email addresses, such as through directory harvesting. The CAN-SPAM Act prohibits transmission of commercial emails by unauthorized means, provides for enhanced damages or penalties if commercial messages are sent in violation of the CAN-SPAM Act to email addresses that were acquired through certain specified methods such as through relaying messages with the intent to deceive recipients as to the origin of such messages. Violations of the

CAN-SPAM Act's provisions can result in criminal and civil penalties. In addition, although the CAN-SPAM Act preempts most state restrictions specific to email marketing, some states have adopted consumer protection regulations that, if deemed not to be preempted by the CAN-SPAM Act, could impose liabilities and compliance burdens in addition to those imposed by the CAN-SPAM Act. Our terms and conditions require that our clients comply with the CAN-SPAM Act and that they are liable for any breaches of its provisions. If we become aware that a client has violated the CAN-SPAM Act, we can suspend or terminate its use of our solutions.

    In addition, due to the increasing popularity and use of the Internet, governmental authorities in the United States and abroad may continue to adopt laws and regulations to govern Internet activities of our clients, including email messaging, collection and use of personal information, ownership of intellectual property, solicitation of charitable contributions and other activities important to our online business practices. For instance, although we do most of our business in the United States, we have clients in Canada and the United Kingdom, who are subject to data protection and fundraising laws in Canada and the European Union, respectively. As an example, European Union member state laws typically prohibit sending promotional email messages outside of an established business relationship with the recipient, unless the recipient has opted into receipt of such messages, and require honoring opt-out requests by recipients. Such laws largely prevent the use of email to obtain new prospects in the European Union, and similar laws have been adopted in some other countries. We do not evaluate our clients' compliance with these foreign laws or domestic laws, but if we learn that any client has violated such laws, we may suspend or terminate its use of our solutions.

Intellectual Property and Other Proprietary Rights

    Our intellectual property rights are important to our business. We rely primarily on a combination of trademark, copyright, trade secret, confidentiality procedures, contractual restrictions and other similar measures to protect our proprietary technology, processes and other intellectual property. We have not pursued trademark protection in any international jurisdictions. We also hold trademarks and service marks identifying features of our solutions. We license our software modules directly to clients. These license agreements, which address our technology, documentation and other proprietary information, include restrictions intended to protect and defend our intellectual property. We also require our employees, contractors and many of those with whom we have business relationships to sign non-disclosure and confidentiality agreements. We believe that due to the frequent improvement of our existing solutions and services, the unpatented proprietary know-how of our personnel and our trade secrets are particularly important.

    We attempt to control access to and distribution of our software, documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solutions. Policing unauthorized use of our solutions and intellectual property rights is difficult and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

    We believe that the frequency of assertions of patent infringement is increasing as patent holders, including entities that are not in our industry and who purchase patents as an investment or to monetize such rights by obtaining royalties, use such actions as a competitive tactic as well as a source of additional revenue. Any claim of infringement from a third party, even those without merit, could cause us to incur substantial costs defending against such claims, and could distract our management from running our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all.

Alternatively, we may be required to develop non-infringing technology, which would require significant effort and expense and may ultimately not be successful.

Employees

    As of December 31, 2009, we had 349 employees, all of whom were in the United States. Of the total employees, there were 78 in sales, marketing, account management and business development, 69 in research and development, 177 in services, support and operations and 25 in general and administration. None of our employees is represented by a labor union or is covered by a collective bargaining agreement. We have not experienced any work stoppages and consider our employee relations to be good.

Properties

    We lease office space for our corporate headquarters located in Austin, Texas. This lease expires in September 2013. We also lease additional office space in Berkeley, California and Washington, D.C. We believe our facilities are adequate for our current needs and may add new facilities and expand our existing facilities as we add employees. We believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

    We are not currently involved in any material legal proceedings. From time to time, we may become involved in legal proceedings arising in the ordinary course of our business.

GetActive Acquisition

    We acquired GetActive Software, Inc. in February 2007 to enhance our product and service offerings in the areas of advocacy campaigns and content management, to expand our client base and to increase our market presence. Since the closing of the acquisition, we have been migrating former GetActive clients to our COM platform, and we intend to phase out the GetActive platform by the end of 2010.

MANAGEMENT

Executive Officers, Key Employees and Directors

    Our executive officers, key employees and directors and their ages and positions as of March 18, 2010 are as follows:

Name	Age	Position
Gene Austin*	51	Chairman of the Board of Directors, Chief Executive Officer and President
James R. Offerdahl*	53	Chief Financial Officer and Vice President of Administration
Vinay K. Bhagat*	40	Chief Strategy Officer and Director
David G. Hart*	52	Chief Technology Officer
Sara E. Spivey*	49	Chief Marketing Officer
Randall N. Potts*	55	Vice President of Sales
Marc K. Cannon*	50	Vice President of Services
Thomas J. Krackeler*	38	Vice President of Common Ground
Gary G. Allison, Jr.**	44	Vice President of Engineering
B. Hayden Stewart**	51	Vice President of Information Technology
Angela G. McDermott**	50	Vice President of Human Resources
C. Thomas Ball(1)	43	Director
William G. Bock(1)(3)	59	Director
Sheeraz D. Haji	37	Director
Christopher B. Hollenbeck(1)(3)	42	Director
M. Scott Irwin(2)	35	Director
Kristen L. Magnuson(2)(3)	53	Director
George H. Spencer III(2)(3)	46	Director

*
Executive officer

**
Key employee

(1)
Member of the compensation committee.

(2)
Member of the audit committee.

(3)
Member of the nominating and governance committee.

    Each of our executive officers serves until the earlier of their resignation, removal, replacement or their death.

    Gene Austin has served as our Chief Executive Officer and as a member of our board of directors since July 2003, as President since February 2008 and as a Chairman of the Board of Directors since January 2010. From July 2001 to March 2003, Mr. Austin served as Vice President and General Manager of the Enterprise Data Management unit of BMC Software, Inc., a provider of enterprise management solutions. From 1999 to 2001, Mr. Austin served as Vice President and General Manager of Internet Server Products at Dell, Inc., a computer manufacturer. From 1996 to 1999, Mr. Austin served as Senior Vice President of Sales and Marketing at CareerBuilder, Inc., a software as a service company focused on internet based recruiting. Mr. Austin holds a B.S. in Engineering Management from Southern Methodist University in Dallas and an M.B.A. from the Olin School of Business at Washington University in St. Louis.

    James R. Offerdahl has served as our Chief Financial Officer and Vice President of Administration since February 2005. From August 2001 to April 2004, Mr. Offerdahl was President and Chief Executive Officer of Traq-Wireless, Inc., a provider of on-demand mobile resource management software and services to enterprises. From 1998 to 2001, Mr. Offerdahl served as Chief Operating Officer and Chief Financial Officer of Pervasive Software, Inc., a developer and marketer of data management solutions for independent software vendors, and as Chief Financial Officer from 1996 to 1998. From 1993 to 1996, Mr. Offerdahl served as Chief Financial Officer and Vice President of Administration of Tivoli Systems, Inc., a developer and marketer of systems management software, which was acquired by

International Business Machines in March 1996. Mr. Offerdahl holds a B.S. in Accounting from Illinois State University and an M.B.A. in Management and Finance from The University of Texas at Austin.

    Vinay K. Bhagat co-founded our company and served as Chairman of our board of directors from 1999 to January 2010. Since July 2003, Mr. Bhagat has served as our Chief Strategy Officer. From October 1999 to July 2003, Mr. Bhagat served as our Chief Executive Officer. From 1998 to 1999, Mr. Bhagat was Director of E-Commerce at Trilogy Software, Inc., an e-commerce applications company. From 1993 to 1996, Mr. Bhagat worked as a consultant at Bain & Company, a leading strategic management consulting firm. Mr. Bhagat holds an M.A. from Cambridge University in Electrical and Information Sciences, an M.S. in Engineering Economic Systems from Stanford University and an M.B.A. from Harvard Business School.

    David G. Hart has served as our Chief Technology Officer since February 2008. From March 2000 to February 2008, Mr. Hart served as our Vice President, Products and Operations. From 1998 to 2000, Mr. Hart served as Consulting Engineer for Tivoli Systems, Inc. and as Development Director from 1995 to 1998. Mr. Hart holds a B.A. in Mathematics from Brown University and an M.S. in Software Engineering from The University of Texas at Austin.

    Sara E. Spivey has served as our Chief Marketing Officer since December 2008. From August 2007 through September 2008, Ms. Spivey served as Vice President, Marketing for rPath, Inc., a start-up in the virtualization software market, where she was responsible for product management, product marketing, marketing communications and business development. From August 2005 to August 2007, Ms. Spivey was Vice President, Worldwide Sales, Strategic Account Alliance Development for Advanced Micro Devices, Inc., a semiconductor company. There she was responsible for key relationships with Advanced Micro Devices, Inc.'s top five accounts and worked with both client and internal account teams to develop long term strategic growth strategies and tactics. From January 2002 through July 2005, Ms. Spivey served as an independent marketing consultant for technology companies specializing in marketing strategy, positioning and messaging, demand generation and business development. Prior to 2002, Ms. Spivey served twelve years in a variety of sales and marketing roles, including Vice President of Marketing at Quantum Corporation, a storage solutions company. Ms. Spivey holds a B.A. from the University of California at Davis in Economics and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth.

    Randall N. Potts has served as our Vice President of Sales since September 2003. From October 2002 to September 2003, Mr. Potts consulted as Vice President of Sales for Entrieva, Inc., a provider of advertising software technology solutions. From 1999 to 2002, Mr. Potts was Vice President of Sales of CareerBuilder, Inc., an employment search provider, and as Director of Central Region from 1997 to 1999. From 1995 to 1997, Mr. Potts was Director of North American Sales and Marketing for a division of Platinum Technology Inc., a provider of data management software. From 1989 to 1995, Mr. Potts served in various sales roles for Legent Corporation. From February 1987 to September 1989, Mr. Potts was an Account Executive for International Business Machines Corporation's Science Research Associates Business Unit. Mr. Potts holds a B.B.A. in Petroleum Land Management from The University of Texas at Austin.

    Marc K. Cannon has served as our Vice President of Services since March 2009. From August 2007 through March 2009, Mr. Cannon served as Vice President of Worldwide Services at Adobe Systems, Inc., a multimedia and creativity software company, where he was responsible for new business and delivery of solutions leveraging Adobe's productivity, creative, and rich internet application technologies to Fortune 500 clients. From May 2005 through August 2007, Mr. Cannon was the Vice President of Worldwide Services at Autodesk, Inc., a design and engineering company, where he was responsible for selling and delivering complex design and visualization services. From August 2002 through May 2005, Mr. Cannon served as Vice President of Worldwide Services and Support at think3, Inc., a manufacturer of computer aided design and life cycle management technology, where he was responsible for services sales, delivery, and customer care. Prior to 2002, Mr. Cannon spent 15 years at Accenture Ltd., a consulting firm, and Cadence Design Systems Inc., a provider of services and software to the electronic design industry, in a variety of executive services positions. Mr. Cannon holds a B.S. in Electrical Engineering from Boston University and an M.B.A. from San Diego State University.

    Thomas J. Krackeler has served as our Vice President of Common Ground since July 2008. From February 2007 to July 2008, Mr. Krackeler served as our Vice President of Product Management. From April 2004 to February 2007, Mr. Krackeler served as Senior Vice President of Products at GetActive. Mr. Krackeler served as GetActive's Vice President of Products from December 2001 to April 2004 and Director of Product Management from April 2000 to December 2001. From 1998 to 2000, Mr. Krackeler served as a Senior Web Developer at Environmental Defense Fund, a nonprofit organization. From 1994 to 1996, Mr. Krackeler was a consultant with Accenture Ltd. Mr. Krackeler holds a B.A. in Political Science and Philosophy from Duke University and an M.P.P. in Public Policy from the University of California, Berkeley.

    Gary G. Allison, Jr. has served as our Vice President of Engineering since May 2007. From February 2004 to April 2007, Mr. Allison served as Senior Vice President, Software Development, Data Center Operations, and Customer Service at Simdesk Technologies, Inc., a provider of web-based software. He led a team and had overall responsibility for architecture, development and delivery of Simdesk's worldwide on-demand product and Simdesk's data center. From 1997 to 2003, Mr. Allison served as Vice President of Engineering and Customer Service at Pervasive Software Inc., a supplier of embedded database products, where he was responsible for product engineering. Mr. Allison holds a B.S. in Computer Science from Texas A&M University and an M.S. in Software Engineering from University of Houston Clear Lake.

    B. Hayden Stewart has served as our Vice President of Information Technology Operations since January 2007. He served as our Director of Information Technology from March 2005 to December 2006. From June 2004 to February 2005, Mr. Stewart served as Principal at Lone Star Associates, a business and technology consulting firm. From February 2003 to June 2004, Mr. Stewart served as a Senior Director, Field Technical Services for Forgent Networks, Inc., a software manufacturer specializing in scheduling and meeting automation. From 1999 to 2002, Mr. Stewart served as Vice President of Engineering at TriActive, Inc., a systems management software manufacturer. From October 1997 to 1999, Mr. Stewart served first as the Director, Information Systems, Purchasing, Facilities and then as Vice President of Customer Engineering for Pervasive Software, Inc. Mr. Stewart holds a B.B.A. in Computer Information Systems from Southwest Texas State University.

    Angela G. McDermott has served as our Vice President of Human Resources since February 2006. From 2002 to February 2006, Dr. McDermott founded and was President of McDermott Consulting, a leadership development firm specializing in executive coaching, organization development, and team building. From 1995 to 2001, Dr. McDermott served in various leadership development roles at Dell, Inc. including management development at Dell University, executive development, and field assignments in product development. Dr. McDermott holds a B.S., an M.A. and a Ph.D. in Industrial/Organizational Psychology from the University of Houston.

    C. Thomas Ball has been a member of our board of directors since December 2006. Since March 2008, Mr. Ball has been a Partner at Austin Ventures, L.P., a venture capital firm. From April 2005 to February 2008, Mr. Ball was a Venture Partner at Austin Ventures, L.P. From November 2001 to December 2004, Mr. Ball was Chief Executive Officer of Openfield Technologies, Inc., a provider of e-commerce and business management software and technology solutions that Mr. Ball co-founded. Mr. Ball holds a B.S. in Finance from the University of Florida and an M.B.A. from the Stanford University Graduate School of Business.

    William G. Bock has been a member of our board of directors since January 2008. Since November 2006, Mr. Bock has served as Senior Vice President and Chief Financial Officer of Silicon Laboratories Inc., an integrated circuit technology company. Mr. Bock joined Silicon Laboratories (NASDAQ: SLAB) as a director in March 2000, and served as Chairman of the Audit Committee until November 2006 before he resigned from the Board to serve in his current role. From April 2002 to November 2006, Mr. Bock was a partner of CenterPoint Ventures, a venture capital firm. From April 2001 to March 2002, Mr. Bock served as a partner of Verity Ventures, a venture capital firm. From June 1999 to March 2001, Mr. Bock served as a Vice President and General Manager at Hewlett Packard Company. Mr. Bock held the position of President and Chief Executive Officer of DAZEL Corporation, a provider of electronic information delivery systems, from February 1997 until its acquisition by Hewlett Packard in June 1999. From October 1994 to February 1997, Mr. Bock served as Chief Operating Officer of Tivoli Systems, Inc. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University.

    Sheeraz D. Haji has been a member of our board of directors since we acquired GetActive in February 2007. Since January 2010, he has held the position of President of the Cleantech Group. From June 2009 to January 2010, Mr. Haji has served as a Managing Partner of the Cleantech Group, a venture capital firm. From 2008 to 2009, Mr. Haji was an Entrepreneur-in-Residence for El Dorado Ventures, a venture capital firm, and an operations executive for the investment management firm, Grantham, Mayo, Van Otterloo & Co.'s Emerging Markets Division. In February 2008, he stepped down as our President, a position he had held from February 2007 to February 2008. From October 2001 to February 2007, Mr. Haji was the Chief Executive Officer of GetActive. From 2000 to 2001, Mr. Haji served as Co-Founder and Senior Vice President of Corporate Development at GetActive. From 1999 to 2000, Mr. Haji was the Product Manager at Digital Impact, Inc., a provider of online direct marketing solutions for enterprises. From 1997 to 1999, Mr. Haji served as a consultant for McKinsey & Company Inc., a management consulting firm. From 1994 to 1996, Mr. Haji was an engineer for Environ International Corporation, an international consulting firm. Mr. Haji holds a B.S. in Civil/Environmental Engineering from Brown University and an M.S. in Civil/Environmental Engineering from Stanford University.

    Christopher B. Hollenbeck has been a member of our board of directors since March 2001. Since 1998, Mr. Hollenbeck has served as a Managing Director of Granite Ventures, LLC (formerly known as H&Q Venture Associates LLC), a venture capital firm. Prior to joining Granite Ventures, Mr. Hollenbeck held various positions in the venture capital, corporate finance and merger and acquisition groups at Hambrecht & Quist Group, Inc., an investment bank. Mr. Hollenbeck holds a B.A. in American Studies from Stanford University.

    M. Scott Irwin has been a member of our board of directors since February 2007. Mr. Irwin served as a member of the board of directors of GetActive from September 2004 to February 2007. Since February 2005, Mr. Irwin has served as a General Partner of El Dorado Ventures, L.P., a venture capital firm, and was a Principal from June 2000 to January 2005. From 1997 to 1999, Mr. Irwin held software engineering and product management positions with Accenture, Ltd. Mr. Irwin holds a B.S. in Systems Engineering from the University of Virginia and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

    Kristen L. Magnuson has been a member of our board of directors since January 2008. Since October 2009, Ms. Magnuson has been a Partner at Tatum LLC, a recruiting firm. From September 1997 to August 2009, Ms. Magnuson served as Chief Financial Officer of JDA Software Group, Inc., a provider of enterprise software solutions for supply chain processes, and was promoted to Executive Vice President in March 2001. From 1990 to 1997, Ms Magnuson served as Vice President of Financial Planning for Michaels Stores Inc., an arts and crafts retailer. From March 1987 to August 1990, she served as Senior Vice President and Controller of MeraBank N.A., a federal savings bank. Ms. Magnuson is a C.P.A. and holds a B.B.A. in Accounting from the University of Washington.

    George H. Spencer III has been a member of our board of directors since 2004. Since January 2007, Mr. Spencer served as Senior Managing Director of Seyen Capital, a venture capital firm. Since October 2006, Mr. Spencer served as a senior consultant with Adams Street Partners, LLC., a venture capital firm, and was a Partner with Adams Street Partners from January 2001 to October 2006. Mr. Spencer holds a B.A. from Amherst College and an M.B.A. from The Amos Tuck School of Business at Dartmouth College.

Board Composition

    We look to our directors to guide us through our next phase as a public company and continue and manage our growth. Our directors bring their leadership experience from a variety of information technology companies and professional backgrounds which we require to continue to grow and bring stockholder value. Messrs. Ball, Hollenbeck, Irwin and Spencer come to us through their venture capital backgrounds. They have worked with startup through public companies and bring depth of knowledge in building stockholder value, growing a company from inception and navigating mergers and acquisitions and the public company process. Ms. Magnuson and Messrs. Austin, Ball, Bhagat, Bock and Haji have worked in the private sector in various management roles and contribute their significant operational experience. Through Messrs. Austin, Bhagat and Haji, we have the continuity and history of current and past management of both Convio and GetActive and direct relevant industry experience. Together, Ms. Magnuson and Mr. Bock have over 15 years of experience in the role of chief financial officer of public companies and bring their extensive accounting and risk management knowledge to us. In addition, our directors' objective and sound judgment, high ethical standards, core values, inquisitive nature, insight, integrity, intelligence, thoughtfulness, and constructive working relationships with other directors are reflected in their contributions to our board and committee meetings and our direction and strategy as a company.

Selection Arrangements

    The election of our directors is currently governed by an investors' rights agreement that we entered into with certain holders of our common stock and preferred stock. In accordance with this agreement:

•
the venture capital funds associated with Mr. Ball, Mr. Irwin, Mr. Hollenbeck and Mr. Spencer are entitled to designate one director each and have designated those directors;

•
the former shareholders of GetActive are entitled to have one representative on our board, and Mr. Sheeraz has been designated as such director;

•
our chief executive officer is entitled to a director position, and Mr. Austin serves as such director; and

•
the board is entitled to designate the remainder of the director positions and have designated Ms. Magnuson and Messrs. Bock and Bhagat, accordingly.

    The provisions of this agreement relating to the election of directors will terminate upon the closing of this offering, and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

Independent Directors

    Our board of directors is currently comprised of nine members. Ms. Magnuson and Messrs. Ball, Bock, Hollenbeck, Irwin and Spencer qualify as independent directors in accordance with the listing requirements of the NASDAQ Listing Rules. The definition of independence under the NASDAQ Listing Rules, or NASDAQ rules, includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities as they may relate to us and our management.

    The NASDAQ rules require that the compensation, nominating and governance, and audit committees of a listed company be comprised solely of independent directors. Ms. Magnuson and Messrs. Hollenbeck, Irwin and Spencer qualify under the NASDAQ rules as independent directors for purposes of the compensation committee and nominating and governance committee. However, the NASDAQ rules and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, have a more stringent definition for director independence for the audit committee than the other committees. Mr. Hollenbeck is not independent under Rule 10A-3 of the Exchange Act due to his affiliation with Granite Ventures, a principal stockholder of ours. We intend to rely on the transition periods provided by Rule 5615(b) of the NASDAQ rules and Rule 10A-3 of the Exchange Act, which provide for phase-in compliance for companies that are listing on the exchange in connection with their initial public offering. As a result, we plan to have our audit, compensation and nominating and governance committees comprised of a majority of independent directors within ninety days of our listing and comprised solely of independent directors within one year of our listing.

    Mr. Austin serves as our Chief Executive Officer and Chairman of the board and provides us with a single voice in the marketplace and to our stockholders. As our Chief Executive Officer, Mr. Austin is responsible for our day-to-day operations and implementing our strategy across a variety of NPOs located throughout the United States, our technological developments, numerous partners, and employee base in three dispersed offices. Since our performance is an important part of our board discussions, Mr. Austin brings direct and relevant information and experience as the chair of those discussions.

    Our board has designated Mr. Bock as lead independent director to act as the leader of the independent directors and as chairperson of the executive sessions of our independent directors. Our lead independent director serves as a non-exclusive intermediary between the independent directors and management, including our chairman and chief executive officer. Our lead independent director provides input to the chairman in planning agendas for board meetings and facilitates discussions among the independent directors as appropriate between board meetings.

Risk Management

    Our risk management function is overseen by our board. Through our management reports, our company policies, such as our corporate governance guidelines, our audit and non-audit services pre-approval policy, our code of business conduct and ethics and our audit committee's and compensation committee's review of financial and other risks, we keep our board apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect the company, and how management addresses those risks. Mr. Austin, as our Chairman, President and Chief Executive Officer, and Mr. Bock, as our lead independent director, work closely together and with management once material risks are identified by the board to address such risk. If the identified risk poses an actual or potential conflict with management, our lead independent director may conduct the assessment by himself or with the aid of other independent directors.

Classified Board

    Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective as of the closing of this offering provide for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. Commencing in 2010, a portion of our board of directors will be elected each year for three-year terms. Upon the closing of this offering:

•
Messrs. Haji, Ball and Irwin will be designated Class I directors whose term will expire at the 2011 annual meeting of stockholders;

•
Messrs. Bhagat, Hollenbeck and Spencer will be designated Class II directors whose term will expire at the 2012 annual meeting of stockholders; and

•
Ms. Magnuson and Messrs. Bock and Austin will be designated Class III directors whose term will expire at the 2013 annual meeting of stockholders.

    Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective as of the closing of this offering provide that the number of authorized directors shall be determined from time to time by resolution of the board of directors. Any additional directorships resulting from an increase in the number of authorized directors will hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director's successor shall have been duly elected and qualified. The classification of the board of directors may have the effect of delaying or preventing changes in control of our company. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

Board Committees

    Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Our board of directors and its committees set schedules to meet throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. In addition, independent members of our board of directors hold separate executive session meetings regularly at which only independent directors are present. Generally these executive sessions occur in connection with the regularly scheduled meetings of the board of directors. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will report, as appropriate, their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of each charter will be posted on our website at www.convio.com. The inclusion of a reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Audit Committee

    The current members of our audit committee are Ms. Magnuson, Messrs. Irwin and Spencer. Each member satisfies the independence requirements under the NASDAQ rules and each of Ms. Magnuson, Messrs. Irwin and Spencer has been determined to be independent under Rule 10A-3(b) of the Exchange Act. Ms. Magnuson is the current chair of our audit committee, and she qualifies as an "audit committee financial expert" within the meaning of Item 407 of Regulation S-K, as promulgated by the Securities and Exchange Commission, or SEC. Each member of our audit committee meets the requirements for financial literacy under the NASDAQ rules. In arriving at this determination, the board has examined Ms. Magnuson's and Messrs. Irwin's and Spencer's scope of experiences and the nature of their employment in the corporate finance sector.

    The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The functions of our audit committee include:

•
reviewing and providing oversight over the qualification, performance and independence, including reviewing applicable performance and independence requirements of the Public Company Accounting Oversight Board of our independent registered public accounting firm and determining whether to retain or terminate their services;

•
approving the terms of engagement of our independent registered public accounting firm and pre-approving the engagement of our independent registered public accounting firm to perform permissible audit and non-audit services;

•
reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm's review of our annual and quarterly financial statements and reports;

•
reviewing with management and our independent registered public accounting firm matters that have a significant impact on our financial statements;

•
reviewing with management its evaluation of the effectiveness and adequacy of our internal controls and procedures for financial reporting and reviewing with our independent registered public accounting firm the attestation to and report on the assessment made by management;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•
reviewing and approving all related party transactions within the meaning of Item 404 of Regulation S-K.

Compensation Committee

    The current members of our compensation committee are Messrs. Ball, Bock, and Hollenbeck. Mr. Bock is the chair of our compensation committee. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Each of Messrs. Ball, Bock, and Hollenbeck satisfy the independence requirements of the NASDAQ rules.

    The primary purpose of the compensation committee is to discharge the board's responsibilities relating to compensation and benefits of our executive officers and directors. In carrying out these responsibilities, the compensation committee reviews all components of executive officer and director compensation for consistency with the committee's compensation philosophy as in effect from time to time. The compensation committee determines all compensation for the chief executive officer and approves all employment arrangements applicable to executive officers. The compensation committee may from time to time delegate duties or responsibilities to subcommittees or to one or more members of the committee. The committee has the authority to obtain advice or assistance from consultants.

    The other functions of our compensation committee include:

•
determining and reviewing all forms of compensation for our executive officers and directors including, among other things, annual salaries, incentive payments, bonuses, equity awards, severance arrangements, change of control provisions and other compensatory arrangements;

•
administering our equity incentive plans and granting awards of options and other awards to our executive officers, directors and employees under our equity incentive plans;

•
reviewing and approving appropriate insurance coverage for our officers and directors;

•
reviewing and discussing with management our compensation discussion and analysis and compensation committee report required by the SEC; and

•
evaluating and recommending to our board of directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs.

Nominating and Governance Committee

    The members of the nominating and governance committee are Ms. Magnuson, Messrs. Bock, Hollenbeck and Spencer. Mr. Hollenbeck is the chair of our nominating and governance committee. Each of Ms. Magnuson, Messrs. Bock, Hollenbeck and Spencer have been determined to be independent within the meaning of the NASDAQ rules.

    In fulfilling its responsibilities, the nominating committee considers the following factors in reviewing possible candidates for nomination as director:

•
the appropriate size of our board and its committees;

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the perceived needs of the board for particular skills, background and business experience;

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diversity in the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the board;

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nominees' independence from management;

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applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

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the benefits of a constructive working relationship among directors; and

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the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

    The nominating committee's goal is to assemble a board that brings a variety of perspectives and skills derived from high quality business and professional experience and which complies with the NASDAQ and SEC rules. While we do not have a formal policy on diversity, our nominating committee considers as one of the factors the diversity of the composition of our board and the skill set, background, reputation, type and length of business experience and gender of our board members as well as a particular nominee's contributions to that mix. The nominating committee believes directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating committee to perform all board and committee responsibilities. Board members are expected to prepare for, attend and participate in all board and applicable committee meetings.

    Other than the foregoing and the applicable rules regarding director qualifications, there are no stated minimum criteria for director nominees, although the nominating committee may also consider such other factors as it may deem, from time to time, are in the best interests of us and our stockholders. Under the NASDAQ rules, at least a majority of the members of the board must meet the definition of "independent director" and at least one director must have "financial sophistication." The nominating committee also believes it appropriate for one or more key members of management to participate as members of the board.

    The nominating committee will evaluate annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating committee will assesses regularly the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

    Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

    The nominating committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the nominating committee's established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 11501 Domain Drive, Suite 200, Austin, Texas 78758, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year's annual meeting of stockholders and must contain the following information:

•
the candidate's name, age, contact information and present principal occupation or employment; and

•
a description of the candidate's qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

    In addition our bylaws permit stockholders to nominate directors for consideration at an annual meeting.

    All directors and director nominees must submit a completed form of directors' and officers' questionnaire as part of the nominating and evaluation process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the nominating committee.

    The nominating committee will evaluate incumbent directors, as well as candidates for director nominees submitted by directors, management and stockholders consistently using the criteria stated in this policy and will select the nominees that in the committee's judgment best suit the needs of the board at that time.

Code of Business Conduct and Ethics

    Our board of directors has adopted a code of business conduct and ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions), agents and representatives, including directors and consultants. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our code of business conduct and ethics will be posted on our website at www.convio.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

    The current members of our compensation committee are Messrs. Ball, Bock, Hollenbeck and Irwin. None of the members of our compensation committee has at any time during the prior three years been an officer or employee of ours. None of our executive officers currently serves, or in the prior three years has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. For additional information, see "Certain Relationships and Related Party Transactions."

Limitation of Liability and Indemnification

    Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•
any breach of the director's duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which the director derived an improper personal benefit.

    These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, such as injunctive relief or rescission.

    Our amended and restated certificate of incorporation and amended and restated bylaws, which will each become effective upon the closing of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our amended and restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have obtained such a directors' and officers' liability insurance policy. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

    The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

    We currently do not pay our directors who are employees or affiliates of our venture capital investors any cash or equity compensation for their services as members of our board of directors or any committee of our board of directors. We have a policy of reimbursing our directors for travel, lodging and other expenses incurred in connection with their attendance at our board or committee meetings. We adopted a director compensation policy in October 2007 in connection with our anticipated initial public offering and the increased responsibilities of our directors as directors of a public company. Under this policy intended for directors serving on a public company board of directors, each non employee member of our board of directors who is not affiliated with one of our venture capital investors are entitled to receive the following compensation:

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a grant of an option to purchase 17,600 shares of our common stock upon the election or appointment of the non employee board member to the board to vest monthly over four years;

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an annual grant of an option to purchase 3,520 shares of our common stock at the time of our annual stockholder meeting to vest in full on the first anniversary of grant;

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an annual retainer of $15,000 to be paid at the time of our annual stockholder meeting;

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an additional retainer of $5,000 if such director also serves as our audit committee chairman;

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an additional retainer of $3,000 if such director also serves as our compensation committee chairman;

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$1,000 per in person meeting of the board or any board committee and $500 per telephonic meeting of the board or any board committee; and

•
reimbursement of reasonable out of pocket expenses incurred in connection with their attendance of our board or committee meetings.

    The options granted to eligible directors vest only upon continued service over the vesting period and accelerate in full upon a Change of Control.

Director Compensation Table

    The following table provides information regarding the compensation earned by or paid to our directors during the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
William G. Bock	24,500	13,160	(2)	19,660
Sheeraz D. Haji	21,500	31,968	(3)	38,468
Kristen L. Magnuson	25,000	13,160	(2)	18,160

(1)
Amounts represent the incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 17,600 shares of our common stock for each of Ms. Magnuson and Mr. Bock and 31,680 shares of our common stock for Mr. Haji in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program. Each of the directors earned options in 2009 to acquire 3,520 shares of our common stock. These options were granted on February 4, 2010 with an exercise price equal to the fair market of our common stock on such date.

(2)
These options reflect initial director grants of options which vest monthly at a rate of 1/48 of the original option amount over four years and will be fully vested on February 21, 2012, subject to continued service.

(3)
These options were granted to Mr. Haji while he was still employed by us and were not related to his service as a board member.

    As a result of the decline of the stock market in 2008 and the first quarter of 2009, the compensation committee believed that a substantial percentage of our outstanding options had exercise prices in excess of the then fair market value of our common stock. In order to retain the compensatory value of the equity awards without further diluting the stockholders by issuing incremental shares, the compensation committee offered in February 2009 to all option holders, including our directors, the right to exchange on a on-for-one basis all outstanding options for newly-issued options with an exercise price equal to the fair market value on the new date grant. The newly-issued options had the same terms, other than exercise price, and were vested to the same extent as the exchanged options. The directors listed above accepted the offer and exchanged options in accordance with the program.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. Our named executive officers include our principal executive officer, principal financial officer and each of the three most highly-compensated executive officers who earned or were paid in excess of $100,000 during 2009. This discussion contains forward-looking statements based on our current plans, considerations, expectations and determinations regarding future compensation programs. See "Forward-Looking Statements."

Compensation Objectives

    The goals of our executive compensation program are to attract, motivate and retain individuals with the skills and qualities necessary to support our clients and grow our business. In 2009, we designed our executive compensation program to achieve the following objectives:

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attract and retain executives experienced in developing and delivering products and services such as our own;

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attract and retain individuals with a deep respect for NPOs to foster a culture of client focus, trust, collaboration, community and innovation;

•
motivate and reward executives whose experience and skills are critical to our success;

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reward performance; and

•
align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value.

Determination of Compensation

    The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our executive officers lies with our compensation committee, which consists entirely of non-employee directors. See "Management—Board Committees—Compensation Committee." Our compensation committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation objectives and our corporate governance guidelines:

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established a practice, in accordance with the rules of the NASDAQ Listing Rules, or NASDAQ rules, of independently reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer;

•
established a policy, in accordance with the NASDAQ rules, to review on an annual basis the compensation of our other executive officers with recommendations from our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources and determining what the compensation committee believes to be appropriate total compensation for these executive officers; and

•
establish an equity grant policy for both new hire and periodic equity awards.

    The compensation committee has historically relied principally upon the experience and expertise of the committee members when determining executive compensation. Each of Messrs. Ball, Bock, Hollenbeck and Irwin, the members of our compensation committee, has been a partner of venture capital firms and has served as an executive officer or on the boards of directors and compensation committees of numerous technology companies.

    When determining executive compensation, the compensation committee considers the objectives of our executive compensation policies described above in the context of our financial condition and historical operating results, our operating plan and economic conditions generally. In connection with executive equity awards, if any, the compensation committee reviews prior equity award levels, the executive's aggregate equity interests and the general duties, responsibilities and performance of the executive officers in their respective positions.

    In 2009, the compensation committee did not retain a compensation consultant and did not benchmark our executive compensation against any specific comparable companies. The compensation committee did review the Culpepper Compensation Survey which is a general survey that provides compensation information based on the industry, geography, size and whether the surveyed companies are public or private. The compensation committee reviewed the relevant parts of the survey and focused their attention on the information provided with respect to private software companies with between 100 and 500 employees and revenue up to $100 million.

    Our compensation committee typically invites our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources to attend meetings of the compensation committee. During deliberations of compensation decisions relating to our executive officers other than our Chief Executive Officer, the compensation committee considers the recommendations of our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources. The compensation committee then separately deliberates and makes determinations about executive compensation, for persons other than the Chief Executive Officer, in executive session outside the presence of the Chief Financial Officer and Vice President of Human Resources. The Chief Executive Officer is typically present throughout these deliberations.

    For compensation decisions regarding our Chief Executive Officer, our compensation committee discusses with the Chief Executive Officer his current compensation and his perspective on his compensation for the upcoming year. The compensation committee then deliberates and determines the compensation of the Chief Executive Officer in executive session outside of the presence of any executive officer, including our Chief Executive Officer. The committee then communicates its decision on his compensation to him through the whole committee or the chairman of the committee.

Components of Executive Compensation

    Our executive compensation program has three primary components—base salaries, cash incentive payments and equity-based awards granted pursuant to our equity plans described below under "Executive Compensation—Equity Benefit Plans." Mr. Potts, our Vice President of Sales, receives sales commissions in lieu of a cash incentive payment. Our executives are also entitled to certain other benefits described under "Executive Compensation—General Benefits." The compensation committee has not adopted any formal or informal policies for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation but rather relies on the experience of its members, its past practices and management inputs in establishing the different forms of compensation. The compensation committee reserves the right to grant discretionary bonuses to any employee.

  Base Salary

    Our compensation committee believes that base salary is a significant motivating factor in attracting and retaining executive officers. Historically, the compensation committee has set base salaries based on the performance of the business generally and the executive officers' respective positions and tenures and performance with us. In 2009, our compensation committee elected not to increase the base salaries of our executive officers due to the global economic downturn and the resultant uncertainties of our clients and our business. The compensation committee expects to make future decisions regarding base salaries in accordance with its past practices.

  Cash Incentive Plan

    Our compensation committee annually establishes a cash incentive plan. All of our executive officers, other than Mr. Potts who receives sales commissions, participate in the cash incentive plan. Cash incentive amounts are determined as a percentage of base salary and are conditioned upon our achievement of objectives established each year by the compensation committee. The compensation committee also retains the right to modify the plan, including the targets and the amounts payable under this plan. The compensation committee also retains the right to exercise discretionary authority over the payment of cash incentives. The annual targeted incentive payment of each named executive officer, other than Mr. Potts, is based upon a percentage of base salary. The compensation committee relied on its judgment in establishing these target percentages. The percentage for each named executive officer is as set forth in the following table:

Aggregate Annual Potential Incentive Payment Percentage
Gene Austin	30%
James R. Offerdahl	20%
Vinay K. Bhagat	20%
Sara E. Spivey	20%

    We pay the incentive payments under the cash incentive plan twice each year. The compensation committee establishes first half targets and full year targets. We pay incentive payments in the third quarter based on our achievement of the first half target and pay incentive payments in the first quarter of the following fiscal year based on our achievement of full year targets. Our compensation committee believes that paying incentive payments twice per year helps to maintain the focus of our executive officers on achieving the objectives throughout the year.

    In 2009, the compensation committee utilized churn as a gateway condition prior to our executive officers' earning any incentive payment under the cash incentive plan. We define churn as the amount of any lost software monthly recurring revenue and usage revenues in a period, divided by our software monthly recurring revenue at the beginning of the year plus our average usage revenue of the prior year. The churn targets were 5.75% and 11.05% for the first six months and full year 2009, respectively. We achieved these gateways in both periods.

    Following achievement of churn targets, our executive officers became eligible to receive incentive payments based upon our achievement of targets tied to an operating income measure and net change in software monthly recurring revenue. The operating income target excluded amortization of intangibles and stock-based compensation and was set at $1.1 million and $3.3 million for the first six months and full year 2009, respectively. The compensation committee anticipated solely based on its judgement that the probability of our achievement of the target for net change in monthly recurring revenue would be 80% likely in 2009.

    The actual amount of cash incentive payable to the executive officers was to be based upon the percentage of completion of each target in accordance with the following table:

	Percentage Achievement of Net Change in Software Monthly Recurring Revenue
Percent Achievement of Operating Income	0% - 84.9%	85% - 99.9%	100% and above
0% - 89.9%	0%	25%	50%
90.0% - 99.9%	25%	50%	75%
100% and above	50%	75%	100%

    During the first half of 2009, we achieved more than 100% of the operating income target and 74% of our targeted net change in software monthly recurring revenue. As a result, the named executive officers received 50% of their respective incentive payments. For the full year 2009, we achieved more than 100%

of the operating income target and 99.8% of our targeted net change in monthly recurring revenue. As a result, the named executive officers were entitled to receive 75% of their respective incentive payments. Due to our corporate results in 2009 in difficult economic conditions and the closeness of the results to the target, the compensation committee exercised discretion and awarded the full second half incentive payments to the named executive officers. The bonus amounts earned by the named executive officers during 2009 are as set forth in the following table:

	Eligible Cash Incentive Amount Per Year	Eligible Cash Incentive Amount Per Half	Actual First Half Cash Incentive Amount	Actual Second Half Cash Incentive Amount	Actual 2009 Total Cash Incentive Earned
Gene Austin	$98,280	$49,140	$24,570	$49,140	$73,710
James R. Offerdahl	48,279	24,140	12,070	24,140	36,210
Vinay K. Bhagat	45,594	22,797	11,399	22,797	34,196
Sara E. Spivey	46,000	23,000	11,500	23,000	34,500

  Sales Commissions

    We also pay Mr. Potts sales commissions to encourage and reward his contributions to our long-term revenue growth. In 2009, Mr. Potts was eligible to receive quarterly commissions based upon software monthly recurring revenue, service bookings, management objectives and a corresponding target commission rate. The compensation committee set semi-annual and annual targets for each of these three components that the compensation committee believed would be 80% likely to be achieved. The commission rate varied based on the levels of component targets achieved. At 100% achievement of the component targets, the commission rate was 100% of the target commission rate, and software monthly recurring revenue, services bookings and management objectives represented 80%, 10% and 10% of Mr. Potts' incentive compensation, respectively. At less than 80% of the software monthly recurring revenue target, Mr. Potts' commission rate would be 50% of the target commission rate. From 80% to 200% of the target for software monthly recurring revenue, the commission rate would range from 70% to 237.5% of the commission rate at target. The maximum commission rate was 237.5% of the target commission rate. There was no maximum commission that Mr. Potts could be paid.

  Equity Awards

    Although we have not implemented any stock ownership guidelines with respect to our executive officers, our compensation committee believes that providing our executive officers with an equity interest helps to align the interests of our executive officers with those of our stockholders.

    We have historically granted stock options to our employees, including executive officers, upon hiring and thereafter annually to a portion of employees generally based on performance. The compensation committee grants all stock options at fair market value on the date of grant. The compensation committee has not adopted any policy or program requiring the annual grant of equity awards to any executive officer or other employee.

    The compensation committee determines the size of annual awards based upon the committee's subjective assessment of the incentive value of the executive officers' respective total equity interests relative to their roles in the company and their levels of vested and unvested shares. Consistent with this approach, the compensation committee believed that the equity interests of the executive officers were appropriate in 2009 other than with respect to Mr. Offerdahl to whom the committee granted additional options as follows:

	Number of Shares Underlying Option		Per Share Exercise Price of Option Awards
James R. Offerdahl	17,600	(1)	$5.40

(1)
This option is subject to an early exercise provision and is immediately exercisable subject to our right to repurchase the unvested shares. This option vests as to 25% of the underlying shares of common stock on the first anniversary of the date of grant and 1/48 of the option shares monthly thereafter until vested, subject to continued service.

    We have a right to repurchase unvested, but exercised, options at cost upon termination of service. The compensation committee believes that this term enhances the value of the option without adding substantial administrative burden on us.

    As a result of the decline of the stock market in 2008 and the first quarter of 2009, the compensation committee believed that a substantial percentage of our outstanding options had exercise prices in excess of the then fair market value of our common stock. In order to retain the incentive value of the equity awards without further diluting the stockholders by issuing incremental shares, the compensation committee offered in February 2009 to all option holders, including executive officers, the right to exchange on a one-for-one basis all outstanding options for newly-issued options with an exercise price of the fair market value on the new grant date. The newly-issued options had the same terms, other than exercise price, and were vested to the same extent as the exchanged options. The following named executive officers accepted the offer and exchanged options in accordance with the program:

Total Options Exchanged
Gene Austin	116,160
James R. Offerdahl	68,640
Randall N. Potts	52,800
Vinay K. Bhagat	28,160

  Change of Control and Severance Benefits

    In addition to benefits upon a Change of Control under our equity benefit plans described below under "Executive Compensation—Equity Benefit Plans," certain of our named executive officers are entitled to receive additional compensation or benefits under the severance and Change of Control provisions contained in their offer letters and option agreements. The compensation committee established these benefits based upon the experience and expertise of the committee members. Our severance and Change of Control provisions for the named executive officers are summarized below in "Executive Compensation—Potential Payments upon Termination or Change of Control."

  General Benefits

    Our named executive officers receive health and welfare benefits and participate in our defined contribution 401(k) plan on terms generally available to all of our employees. In addition, all of our employees, including our named executive officers, are provided with paid time off based on tenure as well as three days off for volunteer time, during which employees work with NPOs to help align our employees with NPOs and their missions.

  Accounting and Tax Considerations

    Internal Revenue Code Section 162(m) limits the amount that a publicly-held company may deduct for compensation paid to certain executive officers to $1,000,000 per person, unless certain requirements are satisfied. Exemptions to this deductibility limit may be made for various forms of "performance-based" compensation. In the past, Section 162(m) did not apply to us because we were not publicly-held, and annual cash compensation has been deductible. However, Section 162(m) will apply once we become publicly-held. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer's total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to consider the impact of Section 162(m) in maintaining an approach to executive compensation that strongly links pay to performance.

Summary Compensation Table

    The following table provides information regarding the compensation earned by or paid to our named executive officers during the years ended December 31, 2007, 2008 and 2009:

Name and Principal Position	Year	Bonus ($)		Salary ($)(1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Gene Austin	2009			327,600	42,066	(2)	73,710	(3)	—		443,376
Chairman of the	2008			325,000	123,273	(4)	111,710	(5)	—		559,983
Board, Chief	2007			310,500	463,584	(6)	58,500	(7)	—		832,584
Executive Officer
and President
James R. Offerdahl	2009			241,395	76,136	(8)	36,210	(9)	—		353,741
Chief Financial	2008			239,479	95,879	(10)	54,960	(11)	—		390,318
Officer and	2007			228,663	241,450	(12)	28,043	(13)	—		498,156
Vice President
of Administration
Vinay K. Bhagat	2009			227,970	16,144	(14)	34,196	(15)	—		278,310
Chief Strategy	2008			219,725	109,576	(16)	49,197	(17)	—		378,498
Officer	2007			177,437	—		67,312	(18)	—		244,749
Randall N. Potts	2009			200,000	19,028	(19)	133,547	(20)	—		352,575
Vice President	2008			193,333	54,788	(21)	160,562	(22)	—		408,683
of Sales	2007			160,000	212,476	(23)	145,049	(24)	—		517,525
Sara E. Spivey	2009			230,000	228,536	(25)	34,500	(26)	50,000	(27)	543,036
Chief Marketing	2008	15,000	(27)	19,167	—		—		—		34,167
Officer

(1)
The adjustments to base salaries of our named executive officers are determined annually during the first quarter of a fiscal year and apply to the following 12 months. None of our named executive officers received a base salary increase in 2009. The salaries appear higher in fiscal year 2009 in comparison to fiscal year 2008 solely due to our delay in setting the increases in base salaries until March 1, 2008. As a result, the base salary amounts for 2008 reflect two months of base salary at the lower 2007 levels and ten months of base salary at the 2008 increased levels. The base salary amounts for 2009 reflect a full 12 months of base salary at the 2008 level since no increases in base salaries occurred for 2009.

(2)
This amount represents the incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 116,160 shares of our common stock in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program.

(3)
This amount includes $49,140 in incentive payments earned in the second half of 2009 and paid in 2010 per the terms of our 2009 cash incentive plan and $24,570 in incentive payments earned in the first half of 2009 and paid in 2009.

(4)
This amount represents the aggregate grant date fair value of stock options to acquire 31,680 shares of our common stock recognized for financial statement reporting purposes in 2008 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(5)
This amount includes $62,570 in incentive payments earned in the second half of 2008 and paid in 2009 per the terms of our 2008 cash incentive plan and $49,140 in incentive payments earned in the first half of 2008 and paid in 2008.

(6)
This amount represents the aggregate grant date fair value of stock options to acquire 84,480 shares of our common stock recognized for financial statement reporting purposes in 2007 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(7)
This amount includes $11,700 in incentive payments earned in the second half of 2007 and paid in 2008 per the terms of our 2007 cash incentive plan and $46,800 in incentive payments earned in the first half of 2007 and paid in 2007.

(8)
This amounts includes $26,576 in incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 68,640 shares of our common stock in our option exchange program and the aggregate grant date fair value of stock options to acquire 17,600 shares of our common stock recognized for financial statement reporting purposes in 2009 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(9)
This amount includes $24,140 in incentive payments earned in the second half of 2009 and paid in 2010 per the terms of our 2009 cash incentive plan and $12,070 in incentive payments earned in the first half of 2009 and paid in 2009.

(10)
This amount represents the aggregate grant date fair value of stock options to acquire 24,640 shares of our common stock recognized for financial statement reporting purposes in 2008 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(11)
This amount includes $30,820 in incentive payments earned in the second half of 2008 and paid in 2009 per the terms of our 2008 cash incentive plan and $24,140 in incentive payments earned in the first half of 2008 and paid in 2008.

(12)
This amount represents the aggregate grant date fair value of stock options to acquire 44,000 shares of our common stock recognized for financial statement reporting purposes in 2007 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(13)
This amount includes $5,748 in incentive payments earned in the second half of 2007 and paid in 2008 per the terms of our 2007 cash incentive plan and $22,295 in incentive payments earned in the first half of 2007 and paid in 2007.

(14)
This amount represents the incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 28,160 shares of our common stock in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program.

(15)
This amount includes $22,797 in incentive payments earned in the second half of 2009 and paid in 2010 per the terms of our 2009 cash incentive plan and $11,399 in incentive payments earned in the first half of 2009 and paid in 2009.

(16)
This amount represents the aggregate grant date fair value of stock options to acquire 28,160 shares of our common stock recognized for financial statement reporting purposes in 2008 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(17)
This amount includes $26,399 in incentive payments earned in the second half of 2008 and paid in 2009 per the terms of our 2008 cash incentive plan and $22,798 in incentive payments earned in the first half of 2008 and paid in 2008.

(18)
This amount includes (i) $45,000 in sales commissions earned by Mr. Bhagat in 2007 and paid monthly and (ii) $4,462 in incentive payments earned in the second half of 2007 and paid in 2008 per the terms of our 2007 cash incentive plan and $17,850 in incentive payments earned in the first half of 2007 and paid in 2007.

(19)
This amount represents the incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 52,800 shares of our common stock in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program.

(20)
This amount was paid to Mr. Potts as sales commission earned throughout the fiscal year of 2009 and paid quarterly.

(21)
This amount represents the aggregate grant date fair value of stock options to acquire 14,080 shares of our common stock recognized for financial statement reporting purposes in 2008 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(22)
This amount was paid to Mr. Potts as sales commission earned throughout the fiscal year of 2008 and paid bi-quarterly.

(23)
This amount represents the aggregate grant date fair value of stock options to acquire 38,720 shares of our common stock recognized for financial statement reporting purposes in 2007 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(24)
This amount was paid to Mr. Potts as sales commission earned throughout the fiscal year of 2007 and paid quarterly.

(25)
This amount represents the aggregate grant date fair value of stock options to acquire 93,280 shares of our common stock recognized for financial statement reporting purposes in 2009 calculated in accordance with FASB ASC Topic 718. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(26)
This amount includes $23,000 in incentive payments earned in the second half of 2009 and paid in 2010 per the terms of our 2009 cash incentive plan and $11,500 in incentive payments earned in the first half of 2009 and paid in 2009.

(27)
These amounts reflect a $50,000 moving expense allowance for Ms. Spivey's relocation to Austin, Texas and a $15,000 sign-on bonus.

Grants of Plan-Based Awards

    The following table provides information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2009:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(3)
	Grant Date
Name		Threshold	Target	Maximum
Gene Austin	3/16/09	$12,285	$98,280	—	116,160		$4.57	$42,066	(4)
James R. Offerdahl	3/16/09	6,035	48,279	—	68,640		4.57	26,576	(5)
	4/30/09	—	—		17,600	(6)	5.40	49,560
Vinay K. Bhagat	3/16/09	5,700	45,594	—	28,160		4.57	16,144	(7)
Randall N. Potts	3/16/09	—	135,000	—	52,800		4.57	19,028	(8)
Sara E. Spivey	2/05/09	5,750	46,000	—	93,280		4.57	228,536

(1)
The threshold and target payments above are determined in accordance with our 2009 cash incentive plan or the 2009 sales commission plan, as applicable. The maximum bonus payment amounts are uncapped and are subject to reductions or increases at the discretion of the compensation committee. See "Executive Compensation—Compensation Discussion and Analysis" for a description of the 2009 cash incentive plan and the terms and conditions of such plan.

(2)
The option was granted pursuant to our 1999 Stock Option/Stock Issuance Plan.

(3)
This amounts represents the aggregate incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program.

(4)
This amount represents the incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 116,160 shares of our common stock in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program.

(5)
This amount includes $26,576 in incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 68,640 shares of our common stock in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program.

(6)
The option for 17,600 shares is immediately exercisable and vests as to 25% of the underlying shares of common stock on the first anniversary of the date of grant and thereafter vests monthly as to 1/48th of the original amount of the shares of the underlying common stock, subject to continued service.

(7)
This amount represents the incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 28,160 shares of our common stock in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program.

(8)
This amount represents the incremental value calculated in accordance with FASB ASC 718 resulting from the exchange of stock options to acquire 52,800 shares of our common stock in our option exchange program. See note 9 of the notes to financial statements for a discussion of assumptions made in determining the incremental value of our stock options exchanged in our option exchange program.

Outstanding Equity Awards at December 31, 2009

    The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date
Gene Austin	36,316	(2)	—		$1.14	8/3/2014
	44,000	(2)	—		1.14	8/30/2015
	84,480	(3)	—		4.57	3/15/2016
	31,680	(4)	—		4.57	3/15/2016
James R. Offerdahl	31,680	(2)	—		1.14	3/2/2015
	44,000	(5)	—		4.57	3/15/2016
	24,640	(6)	—		4.57	3/15/2016
	17,600	(7)	—		5.40	4/29/2016
Vinay K. Bhagat	133,121	(2)	—		0.85	8/14/2013
	56,320	(2)	—		1.14	8/3/2014
	95,744	(2)	—		1.14	6/2/2015
	26,400	(2)	—		1.99	7/26/2016
	28,160	(8)	—		4.57	3/15/2016
Randall N. Potts	30,187	(2)	—		0.85	10/23/2013
	11,664	(2)	—		0.85	5/2/2014
	46,200	(2)	—		1.14	8/3/2014
	24,640	(2)	—		1.14	8/30/2015
	9,973	(9)	1,994	(9)	1.99	4/26/2016
	19,360	(10)	19,360	(10)	4.57	3/15/2016
	5,573	(11)	8,506	(11)	4.57	3/15/2016
Sara E. Spivey	23,320	(12)	69,960	(12)	4.57	2/4/2016

(1)
Each stock option was granted pursuant to our 1999 Stock Option/Stock Issuance Plan. The vesting schedule and exercisability of each stock option is described in the footnotes below for each stock option. Each stock option expires as stated above.

(2)
As of December 31, 2009, the shares subject to these options were fully vested.

(3)
This option is subject to an early exercise provision and is immediately exercisable. This option vested as to 50% on May 9, 2009, and the remaining 50% will vest on May 9 2011, subject to continued service. As of December 31, 2009, 42,240 of the shares subject to this option had vested.

(4)
This option is subject to an early exercise provision and is immediately exercisable. The option vested as to 25% of the shares of the underlying common stock on May 1, 2009 and thereafter vests monthly as to 1/48th of the original amount of the shares of the underlying common stock, subject to continued service. As of December 31, 2009, 12,540 shares were fully vested and 19,140 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(5)
This option is subject to an early exercise provision and is immediately exercisable. The option vested as to 50% on May 9, 2009 and the remaining 50% will vest on May 9, 2011, subject to continued service. As of December 31, 2009, 22,000 of the shares were vested.

(6)
This option is subject to an early exercise provision and is immediately exercisable. The option vested as to 25% of the shares of the underlying common stock on May 1, 2009 and thereafter vests monthly as to 1/48th of the original amount of the shares of the underlying common stock, subject to continued service. As of December 31, 2009, 9,753 shares were fully vested and 14,887 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(7)
This option is subject to an early exercise provision and is immediately exercisable. The option vests as to 25% of the shares of the underlying common stock on April 30, 2010 and thereafter vests monthly as to 1/48th of the original amount of the shares of the underlying common stock, subject to continued service. As of December 31, 2009, none of the shares had vested.

(8)
This option is subject to an early exercise provision and is immediately exercisable. The option vests as to 25% of the shares of the underlying common stock on April 30, 2010 and thereafter vests monthly as to 1/48th of the original amount of the shares of the underlying common stock, subject to continued service. As of December 31, 2009, 11,146 shares were fully vested and 17,014 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(9)
This option vests monthly as to 1/48th of the underlying shares of common stock commencing on April 27, 2006, subject to continued service. As of December 31, 2009, 9,973 of the shares were fully vested and 1,994 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(10)
This option vested as to 50% on May 9, 2009 and the remaining 50% will vest on May 9, 2011, subject to continued service. As of December 31, 2009, 19,360 of the shares were vested.

(11)
This option vested as to 25% of the shares of the underlying common stock on May 1, 2009 and thereafter vests monthly as to 1/48th of the original shares of the underlying common stock, subject to continued service. As of December 31, 2009, 5,573 shares were fully vested and 8,506 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(12)
This option vested as to 25% of the shares of the underlying common stock on December 1, 2009 and thereafter vests monthly as to 1/48th of the original shares of the underlying common stock, subject to continued service. As of December 31, 2009, 23,320 shares were fully vested and 69,960 shares will vest ratably over the remainder of the vesting period, subject to continued service.

Option Exercises During 2009

    None of our named executive officers exercised any of his or her stock options during 2009.

Equity Benefit Plans

1999 Stock Option/Stock Issuance Plan

    We have granted stock options to purchase shares of common stock to our employees, directors and consultants under our 1999 Stock Option/Stock Issuance Plan, or 1999 Plan. Stock options granted by us under the 1999 Plan have an exercise price equal to the fair market value of our common stock on the day of grant and typically vest 25% on the first anniversary and monthly thereafter, based upon continued employment over a four-year period. We have generally granted stock options with a ten year term, but adopted a general practice of granting stock options with a seven year term in July 2006. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code. Shares of common stock may also be issued under our 1999 Plan. We terminated our 1999 Plan upon the effective date of this offering for purposes of granting any future equity awards. As of December 31, 2009, stock options to purchase 2,872,563 shares of our common stock were outstanding under the 1999 Plan.

    In the event we are acquired by merger or asset sale, any then-outstanding options or stock issuances under our 1999 Plan may be assumed or substituted by any successor corporation or its parent corporation. If the successor corporation or its parent does not assume or substitute for such options or stock issuances under our 1999 Plan, the options and stock issuances will be subject to accelerated vesting. Options and stock issuances held by participants who have completed less than one year of service at the time of the merger or asset sale will receive one year of vesting credit. Options and stock issuances held by participants who have completed at least one year of service at the time of the merger or asset sale will immediately vest with respect to 50% of any unvested shares.

    Certain options and stock issuances under our 1999 Plan may provide for additional acceleration if a participant is terminated without cause or resigns for good reason within 18 months following a change of control transaction. Pursuant to the terms of our form of option agreement we enter into with each of our named executive officers, if a named executive officer is terminated for any reason other than for cause or resigns for good reason following a change of control, then such officer would be entitled to an acceleration of all of the unvested shares underlying the option grants subject to such agreements as of the time of such termination or resignation. "Cause" is defined in this form of option agreement as fraud, illegal acts, a material violation of any agreements between such officer and us or a material failure of the executive officer to perform to a reasonable standard after notice of such failure and failure to cure within a set time period. "Good reason" is defined in this form of option agreement as, without the consent of such officer, a material adverse change in such officer's duties after a change of control, a reduction of base salary or relocation of principal place of employment to a location more than 35 miles from such location prior to the change of control.

GetActive 2000 Stock Option Plan and 2006 Equity Incentive Plan

    In connection with our acquisition of GetActive in February 2007, we assumed all outstanding options issued under the 2000 Stock Option Plan of GetActive, or the GetActive 2000 Plan, and the 2006 Equity Incentive Plan of GetActive, or the GetActive 2006 Plan. The vesting terms of these outstanding options were continued upon our assumption. Outstanding stock options under these plans typically vest 25% on the first anniversary and monthly thereafter, based upon continued employment over a four-year period, and generally expire ten years after the date of grant. No future equity awards may be granted under the GetActive 2000 Plan and GetActive 2006 Plan. As of December 31, 2009, stock options to purchase 256,039 shares of our common stock were outstanding under these plans.

    In the event of certain significant corporate transactions, any then-outstanding equity awards under the GetActive 2000 Plan or the GetActive 2006 Plan, may be assumed or substituted for by any surviving or acquiring corporation. If the surviving or acquiring corporation elects not to assume or substitute for the equity awards under such plans, equity awards held by individuals whose service has not terminated prior to the consummation of the corporate transaction will be accelerated in full. Certain options granted under the GetActive 2000 Plan may provide for additional acceleration if the optionee is terminated within a specified time period after a change of control transaction.

2009 Stock Incentive Plan

    Our board of directors adopted our 2009 Stock Incentive Plan, or 2009 Plan, in the fourth quarter of 2009 and subsequently amended and restated it in January 2010. Our stockholders approved the 2009 Plan in the first quarter 2010. The 2009 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and other individuals providing services to us and our affiliate corporations, as the administrator may select from time to time, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, performance units and performance shares.

  Share Reserve

    A total of 580,096 shares have been reserved for issuance under the 2009 Plan with an evergreen provision that allows for an annual increase on January 1 of each year beginning in 2011 and through 2019 equal to 4% of our aggregate outstanding shares on December 31 of each preceding calendar year or a lesser amount as determined by our board of directors, or the Annual Increase. However, the number of shares that may be issued as a result of the exercise of incentive stock options under Internal Revenue Code Section 422 cannot exceed the sum of 580,096 plus the cumulative annual increases to date, provided that each such annual increase is equal to the lesser of (1) 664,192 shares or (2) the Annual Increase. In the event of any stock split, stock dividend or similar transaction, the shares subject to our 2009 Plan and any outstanding awards will automatically be adjusted. If any award, or portion of an award, under the 2009 Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered, or canceled as to any shares, or if any shares of common stock are repurchased by or surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if we withhold any shares, the shares subject to such award and the repurchased, surrendered, and withheld shares will thereafter be available for further awards under the 2009 Plan.

  Administration

    Our board of directors or a committee of our board administers our 2009 Plan. Different committees may administer our 2009 Plan with respect to different groups of participants. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, accelerate or change the timing of exercise of awards or waive any restrictions or conditions of an award.

  Stock Options

    Our 2009 Plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code, and nonqualified stock options. The exercise price of options granted under our 2009 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

    After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for six months. If termination is for cause, the option terminates in its entirety on the date of such termination. In all other cases, the option will generally remain exercisable for 30 days. However, an option generally may not be exercised later than the expiration of its term.

  Stock Appreciation Rights

    Stock appreciation rights may be granted under our 2009 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The base price per share of the stock appreciation right granted under our 2009 Plan cannot be less than the fair market value on the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options.

  Stock Awards

    Stock may be granted under our 2009 Plan. Stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of stock granted to any employee, director or consultant and the purchase price, if any, for such shares. The administrator may impose any conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of stock that do not vest are subject to our right of repurchase or forfeiture.

  Phantom Stock

    Stock equivalent rights, or phantom stock, which entitles the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both (as determined by the administrator) may be granted under our 2009 Plan. Phantom stock does not entitle the holder to any rights as a stockholder.

  Performance Awards

    Performance awards may be granted under our 2009 Plan to participants entitling the participants to receive cash, shares of our common stock or a combination of both (as determined by the administrator), upon the achievement of performance goals and other conditions determined by the administrator. The performance goals may be based on our operating income or on one or more other business criteria selected by the administrator.

  Other Stock-Based Awards

    Other stock-based awards may be granted by the administrator to eligible participants on terms and conditions determined by the administrator and in compliance with applicable law and our 2009 Plan. These awards may entitle participants to receive cash, shares of our common stock or a combination of both.

  Transferability

    Unless the administrator provides otherwise, our 2009 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

  Change of Control Transaction

    In the event of certain significant corporate transactions, including a change of control of us (as determined under our 2009 Plan), any then-outstanding equity award or option under our 2009 Plan may be assumed, continued or substituted for by any surviving or acquiring entity, or its parent company. If the surviving or acquiring entity or its parent company elects to assume, continue or substitute for such awards or options, the administrator may provide for additional acceleration, if a holder of such equity award or option is terminated without cause or resigns for good reason (as defined in the grant agreement) within a period not exceeding 18 months following a change of control of us. If the surviving or acquiring entity or its parent company elects not to assume, continue or substitute for the equity awards or options under our 2009 Plan, all outstanding equity awards and options under such plan will become subject to accelerated vesting. In the event that accelerated vesting is triggered, in most cases 50% of the award that is outstanding at the time of the triggering event will become vested and exercisable. However, the amount of the award subject to accelerated vesting may be more or less than 50% based on the terms of the grant agreement and the duration of the grantee's service such that a grantee who has completed less than one year of service at the time of the change of control will receive only one year of vesting credit.

  Plan Amendment and Termination

    Our 2009 Plan will automatically terminate with respect to the grant of equity awards in 2019, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2009 Plan provided such action does not impair the rights of any participant.

  401(k) Plan

    We maintain a retirement plan, the 401(k) Plan, which is intended to be a tax-qualified retirement plan. The 401(k) Plan covers substantially all of our employees. Participants may elect to defer a percentage of their eligible pretax earnings each year up to the maximum contribution permitted by the Internal Revenue Code. All participants' interests in his or her deferrals are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to participants until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Offer Letters

    We are party to the following agreements contained in employment offer letters with our named executive officers.

    Gene Austin.    On June 24, 2003, Mr. Austin executed our written offer of employment to serve as our Chief Executive Officer. The written offer of employment specifies that Mr. Austin's employment with us is "at will." The letter provided for an initial base salary and bonus eligibility, which has subsequently been increased at the discretion of the board. Pursuant to the offer letter, Mr. Austin received an option to purchase 266,243 shares of our common stock. The option vests 1/4th on the one year anniversary of the July 1, 2003 vesting commencement date and then 1/48th of the original amount per month thereafter. Mr. Austin is also entitled to certain payments and acceleration of vesting upon termination as described under "Executive Compensation—Potential Payments upon Termination or Change of Control."

    James R. Offerdahl.    On February 2, 2005, Mr. Offerdahl executed our written offer of employment to serve as our Chief Financial Officer and Vice President of Administration. The written offer of employment specifies that Mr. Offerdahl's employment with us is "at will." The letter provided for an initial base salary and bonus eligibility, which has subsequently been increased at the discretion of the board. Pursuant to the offer letter, Mr. Offerdahl received an option to purchase 190,080 shares of our common stock. The option vests 1/4th on the one year anniversary of the February 14, 2005 vesting commencement date and then 1/36th per month thereafter. Mr. Offerdahl is also entitled to certain payments and acceleration of vesting upon termination as described under "Executive Compensation—Potential Payments upon Termination or Change of Control."

    Sara E. Spivey.    On December 1, 2008, Ms. Spivey executed our written offer of employment to serve as our Chief Marketing Officer. The written offer of employment specifies that Ms. Spivey's employment with us is "at will." The letter provided for an initial base salary of $230,000, a starting bonus of $15,000, relocation advance of $50,000, severance and bonus eligibility. Pursuant to the offer letter, Ms. Spivey received an option to purchase 93,280 shares of our common stock. The option vests 1/4th on the one year anniversary of the December 1, 2008 vesting commencement date and then 1/48th per month thereafter. Ms. Spivey is also entitled to certain payments and acceleration of vesting upon termination as described under "Executive Compensation—Potential Payments upon Termination or Change of Control."

Potential Payments upon Termination or Change of Control

    Pursuant to the offer letters entered into with Mr. Austin, Mr. Offerdahl and Ms. Spivey, such officers are entitled to certain payments if they are terminated as a result of a change of control or without cause as set forth below:

Name	Severance if Terminated in Connection with a Change of Control	% of Options Accelerated if Terminated in Connection with a Change of Control		Severance if Terminated Without Cause	Health Insurance Continuation if Terminated Without Cause or in Connection with a Change of Control
Gene Austin	6 months base salary	100%		6 months base salary	6 months
James R. Offerdahl	6 months base salary	100		6 months base salary	6 months
Sara E. Spivey(1)	4 months base salary	50	(2)	4 months base salary	—

(1)
Ms. Spivey is entitled to severance and acceleration of the vesting of her option if she is terminated in connection with a change of control during the first two years of her employment, after which her rights to these benefits lapse.

(2)
If Ms. Spivey is terminated in connection with a change of control during the first two years of her employment, she is entitled to acceleration of the vesting of her options to that number of shares that would have been vested as of the second anniversary of her employment.

    Upon termination without cause, each of our named executive officer is entitled to receive the severance benefit listed in the above table, subject to the limitations noted. Each of Mr. Austin and Mr. Offerdahl is also entitled to continue to receive coverage under medical and dental benefit plans for six months or until such officer is covered under a separate plan from another employer. Upon a termination other than for cause, for each of the officers listed in the table above, or for good reason, in the case of Mr. Austin and Mr. Offerdahl, following a change of control, each officer is entitled to receive the severance benefit listed in the above table and is also entitled to the acceleration of such officer's outstanding unvested options at the time of such termination as set forth in the above table, subject to the limitations noted.

    "Cause" is defined in the offer letters of Mr. Austin and Mr. Offerdahl, as fraud, illegal acts, a material violation of any agreements between such officer and us or a material failure of the executive officer to perform to a reasonable standard after notice of such failure and failure to cure within a set time period.

    "Cause" is defined in the offer letter of Ms. Spivey, as any act of fraud or illegal conduct, any violation of the confidentiality, assignment and non-compete agreement signed by such officer and any failure or refusal to perform such officer's job duties to our reasonable satisfaction. "Good reason" is defined in the offer letters of Mr. Austin and Mr. Offerdahl as, without the consent of such officer, a material adverse change in such officer's duties after a change of control, a reduction of base salary or relocation of principal place of employment to a location more than 35 miles from such location prior to the change of control.

    Our named executive officers may also be entitled to additional acceleration of unvested options upon a change of control pursuant to our 1999 Plan and 2009 Plan. For a description of such change of control benefits, please see "Management—Executive Compensation—Equity Benefit Plans."

    We believe these severance and change of control arrangements including the timing and amounts of acceleration, are standard in our industry and are intended to attract and retain qualified executives.

    Had each of Mr. Austin, Mr. Offerdahl and Ms. Spivey been terminated without cause on December 31, 2009, such officer would have been entitled to the following:

Name	Severance	Health Benefits	Total
Gene Austin	$163,800	$2,083	$165,883
James R. Offerdahl	120,698	2,083	122,781
Sara E. Spivey	76,667	—	76,667

    Had each of Mr. Austin, Mr. Offerdahl, Ms. Spivey been terminated other than for cause or, in the case of Mr. Austin and Mr. Offerdahl, resigned for good reason, after a change of control, then, in each case, on December 31, 2009, such named executive officer would have been entitled to the following:

Name	Severance	Health Benefits	Equity Acceleration	Total
Gene Austin	$163,800	$2,083	$205,042	$370,925
James R. Offerdahl	120,698	2,083	174,007	296,788
Sara E. Spivey	76,667	—	57,134	133,801

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the "Executive Compensation" section of this prospectus, and the transactions described below.

GetActive Acquisition

    In February 2007, we issued an aggregate of 198,796 shares of our Series Q Common Stock, 676,025 shares of our Series R common stock, 1,086,212 shares of our Series S common stock and 1,138,380 shares of our Series B preferred stock to the holders of GetActive in exchange for all of the outstanding shares of capital stock of GetActive for an aggregate value of approximately $17.4 million. We also assumed each outstanding option to purchase common stock and converted these options into options to purchase an aggregate of 449,933 shares of our Series P common stock.

    In connection with our acquisition of GetActive, entities affiliated with El Dorado Ventures, a stockholder of GetActive and a holder of more than 5% of our capital stock, received 612,571 shares of our Series B preferred stock and 106,984 shares of our Series Q common stock, which shares were valued at the time of the acquisition at $7,430,910 and $753,756, respectively. Mr. Irwin serves on our board of directors and is affiliated with El Dorado Ventures.

Private Placement Financings

    The following table summarizes purchases of our preferred stock since January 1, 2007 by holders of more than 5% of our capital stock and their affiliated entities. Certain of such purchased shares of preferred stock were converted into shares of a new series of our preferred stock and common stock on February 16, 2007, in connection with our acquisition of GetActive. The following table illustrates the aggregate purchase price paid and the amount of holdings of such holders of more than 5% of our capital stock and their affiliated entities as a result of their original purchases:

	Number of Shares of Preferred Stock
Purchasers	Convio Series C	Aggregate Purchase Price
Entities affiliated with Austin Ventures(1)	56,229	$499,999
Entities affiliated with Granite Ventures(2)	161,280	1,434,110
Entities affiliated with El Dorado Ventures(3)	438,594	3,899,999
Adams Street Partners V, L.P.(4)	68,442	608,591
LMIA Coinvestment L.P.	58,175	517,301
Silverton Partners III, LP(5)	39,737	353,349
Date of Purchase	April 10, 2007
Sale Price Per Share	$8.89

(1)
Mr. Ball serves on our board of directors and is affiliated with Austin Ventures.

(2)
Mr. Hollenbeck serves on our board of directors and is affiliated with Granite Ventures.

(3)
Mr. Irwin serves on our board of directors and is affiliated with El Dorado Ventures.

(4)
Mr. Spencer serves on our board of directors and is affiliated with Adams Street Partners V, L.P.

(5)
Mr. Wood, a former member of our board of directors, is affiliated with Silverton Partners.

    Immediately prior to the closing of this offering, all of our preferred stock and all our shares of Class P, Q, R and S common stock will convert into a single class of common stock.

Investors' Rights Agreement

    In connection with the private placements referenced above, we have entered into an amended and restated investors' rights agreement with our founders, Mr. Austin, Mr. Offerdahl and our preferred stockholders. Pursuant to this agreement, we granted such parties certain registration rights with respect to shares of our common stock and common stock issuable upon conversion of the shares of the preferred stock held by them. For more information regarding this agreement, see the section titled "Description of Capital Stock—Registration Rights." The amended and restated investors' rights agreement also provides for certain information rights and rights of first refusal. The provisions of the amended and restated investors' rights agreement, other than those relating to registration rights, will terminate upon the closing of this offering.

    In addition to the registration rights, the amended and restated investors' rights agreement also concerns the composition of our board of directors and requires parties to it to vote in favor of certain designees of our stockholders. Upon the closing of this offering, the voting provisions of the investors' rights agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

Stockholders' Agreement

    We have entered into an amended and restated stockholders' agreement with our founders, Mr. Austin, Mr. Offerdahl and our preferred stockholders. This agreement provides for rights of first refusal and co-sale relating to the shares of our common stock and common stock issuable upon conversion of the shares of preferred stock held by the parties thereto. Upon the closing of this offering, the stockholders' agreement will terminate.

Indemnification Agreements

    We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Offer Letters

    Certain of our executive officers have signed offer letters describing certain terms of their employment. See the section titled "Executive Compensation—Offer Letters" for additional information.

Stock Options Granted to Executive Officers and Directors

    We have granted stock options to our executive officers and directors. For more information regarding these stock options, see the section titled "Executive Compensation—Compensation Discussion and Analysis."

Stock Option Rescission

    In December 2007, we allowed Mr. Bhagat to rescind his purchase of 189,441 shares of our common stock. These shares were held by Mr. Bhagat as a result of his exercise, in March 2007, of stock options previously granted to him. In connection with the rescission, we repaid Mr. Bhagat $177,456.10, representing the aggregate consideration we received upon the exercise of these options, and restored his right to acquire 189,441 shares of our common stock pursuant to the stock options previously granted to him.

Stock option exchange program

    See "Management—Director Compensation" and "Executive Compensation—Compensation Discussion and Analysis—Equity Awards" for a description of our 2009 option exchange program.

Procedures for Related Party Transactions

    Under our code of business conduct and ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our audit committee. Pursuant to its charter, our audit committee must then approve any related party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. Upon the effectiveness of the registration statement of which this prospectus forms a part, a copy of our code of business conduct and ethics and audit committee charter will be posted on our website www.convio.com. The inclusion of a reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 18, 2010 and as adjusted to reflect the shares of common stock to be issued in this offering assuming no exercise of the underwriters' option to purchase additional shares, by:

•
each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

•
each of our directors;

•
each of our named executive officers;

•
all of our current executive officers and directors as a group; and

•
each selling stockholder.

    The percentage ownership information shown in the table is based upon (i) 12,703,280 shares of common stock outstanding as of March 18, 2010, which assumes the reverse stock split of each outstanding share of our preferred and common stock into 0.352 of a share of preferred stock or common stock, respectively, prior to the effectiveness of the registration statement of which this prospectus is a part, (ii) the conversion of all the outstanding preferred stock and common stock into a single class of common stock immediately prior to the closing of this offering and (iii) after the offering, the issuance of 3,636,364 shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters' over-allotment option.

    Beneficial ownership is determined under the rules and regulations of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of March 18, 2010 through the exercise of any option or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the SEC, that only the person or entity whose ownership is being reported has exercised options into shares of our common stock. Unless otherwise indicated, the person or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

    Unless otherwise indicated, the principal address of each of the stockholders below is c/o Convio, Inc., 11501 Domain Drive, Suite 200 Austin, TX 78758.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Shares Being Offered Hereby
Name of Beneficial Owner	Number	Percent		Number	Percent
Named Executive Officers and Directors
Gene Austin(1)	682,719	5.3%	—	682,719	4.1%
James R. Offerdahl(2)	299,200	2.3%	—	299,200	1.8%
Vinay K. Bhagat(3)	550,945	4.2%	44,000	506,945	3.0%
Randall N. Potts(5)	187,432	1.5%	—	187,432	1.1%
Sara E. Spivey(6)	33,036	*	—	33,036	*
C. Thomas Ball(7)	—	—	—	—	—
William G. Bock(8)	13,420	*	—	13,420	*
Sheeraz D. Haji(9)	255,335	2.0%	35,313	220,022	1.3%
David G. Hart(4)	149,917	1.2%	14,305	135,612	*
Christopher B. Hollenbeck(10)	2,537,801	20.0%	—	2,537,801	15.5%
M. Scott Irwin(11)	1,158,149	9.1%	100,319	1,057,830	6.5%
Kristen L. Magnuson(12)	13,420	*	—	13,420	*
George H. Spencer III(13)	—	—	—	—	—
Thomas J. Krackeler(14)	106,312		15,840	90,472	*
All executive officers and directors as a group (18 persons)(15)	6,130,949	43.4%	209,777	5,921,172	33.3%
5% Stockholders
Entities affiliated with Granite Ventures(16)	2,537,678	20.0%	—	2,537,678	15.5%
Entities affiliated with Austin Ventures(17)	1,984,103	15.6%	575,389	1,408,714	8.6%
Entities affiliated with El Dorado Ventures(18)	1,158,149	9.1%	100,319	1,057,830	6.5%
Adams Street Partners V, L.P.(19)	1,129,551	8.9%	—	1,129,551	6.9%
LMIA Coinvestment L.P.(20)	960,119	7.6%	278,435	681,684	4.2%
Silverton Partners III, L.P.(21)	655,817	5.2%	—	655,817	4.0%
Other Selling Stockholders
William S. Pease(22)	342,154	2.7%	52,800	289,354	1.8%
Entities Affiliated with Horizon Technology Funding Company(23)	56,229	1.1%	135,525	—	—
Todd U.S. Ventures Ltd.(24)	123,771	1.0%	123,771	—	—
David Crooke	85,893	*	12,320	73,573	*
Kenneth R. Thornton	25,832	*	20,209	5,623	*
James Pooley	24,095	*	6,023	18,072	*
Kerry Propper(25)	12,013	*	6,006	6,007	*
Burwen Family Trust U/D/T Dated 9/30/88	10,359	*	1,056	9,303	*
Timothy C. Kirkwood	6,785	*	3,392	3,393	*
Asha Haji	6,474	*	6,474	—	—
Roliff H. Purrington, Jr.	4,963	*	1,488	3,475	*
William A. Sahlman	3,545	*	3,545	—	—
virtualCFO Fund One, L.P.(26)	2,880	*	2,880	—	—
Fred Waugh(27)	96,354	*	9,362	86,992	*
Sandeep Nanda	1,434	*	717	717	*
Austin Tighe	287	*	287	—	—
Charles S. Baker	287	*	287	—	—
ATEL Ventures, Inc. as Trustee under Amendment and Restatement of Inter-Company Trust Agreement dated as of January 1, 2007 and deemed effective as of July 20, 2004(28)	—	—	18,022	—	—
Bridge Bank National Association(29)	—	—	5,406	—	—
Comerica Ventures Incorporated(30)	—	—	23,193	—	—

*
Represents less than one percent.

(1)
Consists of (i) 442,243 shares held of record by Mr. Austin, and (ii) options to purchase 240,476 shares exercisable within 60 days of March 18, 2010, 138,397 of which are vested. Mr. Austin has served as our Chief Executive Officer and as a member of our board of directors since July 2003. The 442,243 shares held of record consist of (i) 266,243 shares purchased on February 14, 2006 upon the exercise of a stock option at a price of $0.85 per share and (ii) 176,000 shares purchased on March 6, 2007 upon the exercise of a stock option at a price of $1.14 per share. For a discussion of our material relationships with Mr. Austin within the past three years, see "Certain Relationships and Related Party Transactions."

(2)
Consists of (i) 158,400 shares held of record by Mr. Offerdahl, and (ii) options to purchase 140,800 shares exercisable within 60 days of March 18, 2010, 70,400 of which are vested. Mr. Offerdahl has served as our Chief Financial Officer and Vice President of Administration since February 2005. The 158,400 shares held of record were purchased on February 1, 2006 upon the exercise of a stock option at a price of $1.14 per share. For a discussion of our material relationships with Mr. Offerdahl within the past three years, see "Certain Relationships and Related Party Transactions."

(3)
Consists of (i) 193,600 shares held of record by Mr. Bhagat and (ii) options to purchase 357,345 shares exercisable within 60 days of March 18, 2010, 325,665 of which are vested. Mr. Bhagat has served on our board of directors since inception and has served as our Chief Strategy Officer since July 2003. The 193,600 shares held of record were purchased on October 12, 1999 pursuant to a common stock purchase agreement at a price of $0.03 per share. For a discussion of our material relationships with Mr. Bhagat within the past three years, see "Certain Relationships and Related Party Transactions."

(4)
Consists of (i) 3,632 shares held of record by Mr. Hart and (ii) options to purchase 132,612 shares exercisable after giving effect to the stock option exercise in (ii) within 60 days of March 18, 2010, all of which are vested. The 3,632 shares held of record were purchased on October 25, 2000 upon the exercise of a stock option at a price of $1.70 per share.

(5)
Consists of (i) 36,373 shares held of record by Mr. Potts and (ii) options to purchase 151,059 shares exercisable within 60 days of March 18, 2010, all of which are vested. The 36,373 shares held of record consist of: (i) 24,640 shares held of record were purchased March 1, 2006, upon the exercise of a stock option at a price of $1.14 per share and (ii) 11,733 shares purchased March 8, 2007, upon the exercise of a stock option at a price of $1.14 per share.

(6)
Consists of options to purchase 33,036 shares exercisable within 60 days of March 18, 2010, all of which are vested.

(7)
Mr. Ball is a Partner of Austin Ventures. Mr. Ball does not hold voting, economic or investment power over the shares held by Austin Ventures.

(8)
Consists of options to purchase 13,420 shares exercisable within 60 days of March 18, 2010, all of which are vested.

(9)
Consists of (i) 140,913 shares held of record by Mr. Haji, which were issued in connection with our acquisition of GetActive, and (ii) options to purchase 114,422 shares exercisable within 60 days of March 18, 2010, all of which are vested. Mr. Haji has served as a member of our board directors since February 2007 and served as our President from February 2007 to February 2008. The 140,913 shares held of record consist of: (i) 84,326 shares in connection with our acquisition of GetActive at a weighted average price of $5.54 per share and (ii) 56,587 shares purchased on December 16, 2005 upon the exercise of a stock option at a price of $0.26 per share. For a discussion of the issuance of shares in connection with our acquisition of GetActive, see "Certain Relationships and Related Party Transactions."

(10)
Consists of (i) 123 shares held by Mr. Hollenbeck and (ii) an aggregate of 2,537,675 shares held by entities affiliated with Granite Ventures. Mr. Hollenbeck is a Managing Director of Granite Ventures, LLC. Except for Adobe Systems Incorporated, Granite Ventures, LLC is the managing member of the general partners of the Granite Ventures funds that hold shares of our capital stock, as disclosed in footnote 15 of this table. Mr. Hollenbeck disclaims beneficial ownership of the shares held by Adobe Systems Incorporated and the Granite Ventures funds, except to the extent of his pecuniary interest therein. The address for Mr. Hollenbeck is One Bush Street, Suite 1350, San Francisco, California 94104.

(11)
Mr. Irwin is a General Partner of the El Dorado Ventures funds that hold an aggregate of 1,158,149 shares of our capital stock, as disclosed in footnote 18 of this table. Mr. Irwin disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(12)
Consists of options to purchase 13,420 shares exercisable within 60 days of March 18, 2010, all of which are vested.

(13)
Mr. Spencer is a Senior Consultant of the Adams Street fund that holds an aggregate of 1,129,551 shares of our capital stock, as disclosed in footnote 18 of this table. Mr. Spencer disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(14)
Consists of (1) 33,952 shares held of record by Mr. Krackeler and (ii) options to purchase 72,360 shares exercisable within 60 days of March 18, 2010, all of which are vested. Mr. Krackeler is the Company's Vice President of Common Ground.

(15)
Consists of (i) 1,009,236 shares held of record by our current directors and executive officers, (ii) 3,695,827 shares held by entities affiliated with certain of our directors, and (iii) options to purchase 1,425,886 shares exercisable within 60 days of March 18, 2010, 1,221,731 of which are vested.

(16)
Consists of (i) 229,876 shares of record held by Adobe Ventures IV, L.P. (ii) 9,678 shares held of record by Adobe Ventures Management IV, LLC, (iii) 958,223 shares held of record by Adobe Systems Incorporated, (iv) 1,338,929 shares held of record by Granite Ventures, L.P. and (v) 969 shares held of record by Granite Ventures LLC. Except for Adobe Systems Incorporated, Granite Ventures, LLC is the managing member of each entity's general partner. Jacqueline Berterretche, Thomas Furlong, Christopher Hollenbeck, one of our directors, Samuel Kingsland, Christopher McKay, Standish O'Grady, Leonard Rand and Eric Zimits are Managers of Granite Ventures LLC and share voting and investment control over these shares. Adobe Ventures IV, L.P. holds voting power over the shares held by Adobe Systems Incorporated. The Managers of Granite Ventures LLC disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Except for Adobe Systems Incorporated, the address for these entities is One Bush Street, Suite 1350, San Francisco, California 94104. The address for Adobe Systems Incorporated is 345 Park Avenue, San Jose, California 95110.

(17)
Consists of (i) 1,929,828 shares held of record by Austin Ventures VI, L.P. and (ii) 54,275 shares held of record by Austin Ventures VI Affiliates Fund, L.P. Includes an aggregate of (i) 567,336 shares purchased in a private placement on November 12, 1999 at a price of $7.05 per share, (ii) 458,594 shares purchased in a private placement on March 12, 2001 at a price of $8.66 per share, (iii) 407,697 shares purchased in a private placement on February 13, 2003 at a price of $3.07 per share, (iv) 477,498 shares purchased in a private placement on July 2, 2004 at a price of $4.72 per share, (v) 16,747 shares purchased from Mr. Bhagat on September 27, 2004 at a price of $1.14 per share and (vi) 56,229 shares purchased in a private placement on April 10, 2007 at a price of $8.89 per share. AV Partners VI, L.P. is the general partner of Austin Ventures VI, L.P. and Austin Ventures VI Affiliates Fund, L.P. and has sole voting and investment power over the shares held by such entities. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Blaine F. Wesner and Jeffery C. Garvey are the general partners of AV Partners VI, L.P. and may be deemed to have shared voting and investment power with respect to the shares held by Austin Ventures VI, L.P. and Austin Ventures VI Affiliates Fund, L.P Such persons and entities disclaim beneficial ownership of the shares held by funds affiliated with Austin Ventures, except to the extent of their pecuniary interest therein. The address for these entities is 300 West Sixth Street, Suite 2300, Austin, Texas 78701. For a discussion of our material relationships with the funds affiliated with Austin Ventures within the past three years, see "Certain Relationships and Related Party Transactions."

(18)
Consists of (i) 1,123,872 shares held of record by El Dorado Ventures VI, L.P. and (ii) 34,277 shares held of record by El Dorado Technology '01, L.P. El Dorado Ventures VI, LLC is the General Partner of El Dorado Ventures VI, L.P. and El Dorado Technology '01, L.P. Mr. Irwin, one of our directors, Thomas H. Peterson and Charles D. Beeler are Managing Members of El Dorado Ventures VI, LLC and may be deemed to have shared voting and investment power of the shares held by El Dorado Ventures VI, L.P. and El Dorado Technology '01, L.P. Such Managing Members disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address for these entities is 2440 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(19)
Consists of 1,129,551 shares held of record by Adams Street V, L.P. Adams Street Partners, LLC is the general partner of Adams Street V, L.P., Timothy R. M. Bryant, Taylor B. French, Alva B. Holaday, John W. Puth, Elisha P. Gould III, Kevin T. Callahan, William J. Hupp, Joan W. Newman, Wilbur H. Gantz, Quintin I. Kevin, John G. Fencik and Hanneke Smits, each of whom is an officer, director or partner of Adams Street Partners, LLC, may be deemed to have shared voting and investment power over the shares held by Adams Street V, L.P. Mr. Spencer, one of our directors, is a senior consultant of Adams Street Partners, LLC. Mr. Bryant, Mr. French, Mr. Holaday, Mr. Puth, Ms Gould, Mr. Callahan, Mr. Hupp, Ms. Newman, Mr. Gantz, Mr. Kevin, Mr. Fencik, Ms. Smits and Mr. Spencer disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein. The address for this entity is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606.

(20)
Consists of (i) 407,698 shares purchased in a private placement on February 13, 2003 at a price of $3.07 per share, (ii) 477,499 shares purchased in a private placement on July 2, 2004 at a price of $4.72 per share, (iii) 16,747 shares purchased from Mr. Bhagat on September 27, 2004 at a price of $1.14 per share and (iv) 58,175 shares purchased in a private placement on April 10, 2007 at a price per of $8.89 per share. Liberty

  Mutual Insurance Company, a Massachusetts stock insurance company, is the general partner of LMIA Coinvestment L.P. Mr. A. Alexander Fontanes is the Chief Investment Officer of Liberty Mutual Insurance Company and may be deemed to have voting and investment power over the shares held by LMIA Coinvestment L.P. pursuant to a delegation of authority from the board of directors of Liberty Mutual Insurance Company. Mr. Fontanes disclaims beneficial ownership of the shares held by LMIA Coinvestment L.P. For a discussion of our material relationships with LMIA Coinvestment L.P. within the past three years, see "Certain Relationships and Related Party Transactions." The address for this entity is 175 Berkeley Street, Boston, Massachusetts 02117. The selling stockholder is an affiliate of a broker-dealer. Such selling stockholder has certified that it has purchased the shares being offered by it in the ordinary course of business, and at the time of the purchase of such shares had no agreement or understandings, directly or indirectly, with any person to distribute such shares.

(21)
Consists of (i) 70,917 shares purchased in a private placement on November 12, 1999 at a price of $7.05 per share, (ii) 56,460 shares purchased in a private placement on March 12, 2001 at a price of $8.66 per share, (iii) 163,079 shares purchased in a private placement on February 13, 2003 at a price of $3.07 per share, (iv) 318,332 shares purchased in a private placement on July 2, 2004 at a price of $4.72 per share, (v) 7,292 shares purchased from Mr. Bhagat on September 27, 2004 at a price of $1.14 per share and (vi) 39,737 shares purchased in a private placement on April 10, 2007 at a price of $8.89 per share. Silverton Partners III, L.L.C. is the general partner of Silverton Partners III, L.P. and has sole voting and investment power over the shares held by Silverton Partners III, L.P. William P. Wood, a former member of our board of directors, is the sole managing member of Silverton Partners III, L.L.C. and may be deemed to have shared voting and investment power with respect to the shares held by Silverton Partners III, L.P. Mr. Wood disclaims beneficial ownership of the shares held by Silverton Partners III, L.P. except to the extent of his pecuniary interest therein. The address for this entity is 1000 Rio Grande, Austin, Texas 78701. For a discussion of our material relationships with Silverton Partners III, L.P. and Mr. Wood within the past three years, see "Certain Relationships and Related Party Transactions."

(22)
Consists of (i) 282,939 shares held of record by Dr. Pease and (ii) options to purchase 59,215 shares exercisable within 60 days of March 18, 2010, all of which are vested and are exercisable until March 31, 2011 after which such options will be cancelled to the extent unexercised. Dr. Pease served as our Chief Scientist from February 2007 to December 31, 2009. The 282,939 shares held of record by Dr. Pease were acquired in connection with our acquisition of GetActive at a weighted average price of $5.45 per share. For a discussion of the issuance of shares in connection with our acquisition of GetActive, see "Certain Relationships and Related Party Transactions."

(23)
Consists of (i) 56,229 shares purchased by Horizon Technology Funding Company II LLC on April 10, 2007 pursuant to a private placement at a price of $8.89 per share, (ii) 39,648 shares issuable upon the net exercise of a warrant issued to Horizon Technology Funding Company II LLC at a price of $4.71207 per share and (iii) 39,648 shares issuable upon the net exercise of a warrant issued to Horizon Technology Funding Company III LLC at a price of $4.71207 per share assuming the fair market value of one share of our common stock is $11.00 for purposes of the net exercise calculation. These warrants were issued in connection with a commercial lending transaction on December 27, 2005 and will be exercised contingent upon the consummation of this offering. Constantine Michael Dakolias has sole voting and investment control over the shares beneficially owned by Horizon Technology Funding Company II LLC and Horizon Technology Funding Company III LLC. Mr. Dakolias disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for this entity is 76 Batterson Park Road, Farmington, Connecticut 06032.

(24)
Consists of 123,771 shares of record held by Todd U.S. Ventures Ltd., a New Zealand registered company and a wholly-owned subsidiary of Todd Capital Limited, a New Zealand registered company. The directors of Todd U.S. Ventures Limited are Duncan Abernethy, Robert Bryden and Christopher Morrison, and they have all the voting and investment power with respect to the shares held by Todd U.S. Ventures Ltd. Messrs. Abernethy, Bryden and Morrison each disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest therein. The address for this entity is Level 14, The Todd Building, 95 Customhouse Quay, Wellington New Zealand 6190 - P.O. Box 3142.

(25)
The selling stockholder is an affiliate of a broker-dealer. Such selling stockholder has certified that it has purchased the shares being offered by it in the ordinary course of business, and at the time of the purchase of such shares had no agreement or understandings, directly or indirectly, with any person to distribute such shares.

(26)
Consists of 2,880 shares held of record by virtualCFO Fund One, L.P. virtualCFO management L.P. is the general partner of virtualCFO Fund One, L.P., and virtualCFO Holdings, Inc. is the general partner of virtualCFO management L.P. Ellen E. Wood is the CEO, President and director of virtualCFO Holdings, Inc., and she has sole voting and investment power over the shares held by virtualCFO Fund One, L.P. Ms. Wood disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest therein. The address for this entity is 4601 Spicewood Springs Rd., Building II, Suite 100, Austin, TX 78759.

(27)
Consists of (i) 1,816 shares held of record by Mr. Waugh and (ii) 7,546 shares held of record purchased on April 5, 2010 upon the exercise of a stock option at a price of $0.85 per share.

(28)
Consists of 18,022 shares issuable upon the net exercise of a warrant issued to ATEL Ventures, Inc. as Trustee at a price of $4.7121 assuming the fair market value of one share of our common stock is $11.00 for purposes of the net exercise calculation. This warrant will be exercised contingent upon the consummation of this offering. The selling stockholder is an affiliate of a broker-dealer. Such selling stockholder has certified that it has purchased the shares being offered by it in the ordinary course of business, and at the time of the purchase of such shares had no agreement or understandings, directly or indirectly, with any person to distribute such shares.

(29)
Consists of 5,406 shares issuable upon the net exercise of a warrant issued to Bridge Bank at a price of $4.7121 assuming the fair market value of one share of our common stock is $11.00 for purposes of the net exercise calculation. This warrant will be exercised contingent upon the consummation of this offering.

(30)
Consists of (i) 1,040 shares issuable upon the net exercise of a warrant issued to Comerica Ventures Incorporated at a price of $11.4737, (ii) 16,178 shares issuable upon the net exercise of a warrant issued to Comerica Ventures Incorporated at a price of $3.066 and (iii) 5,975 shares issuable upon the net exercise of a warrant issued to Comerica Ventures Incorporated at a price of $4.7226 assuming the fair market value of one share of our common stock is $11.00 for purposes of the net exercise calculation. These warrants will be exercised contingent upon the consummation of this offering. The selling stockholder is an affiliate of a broker-dealer. Such selling stockholder has certified that it has purchased the shares being offered by it in the ordinary course of business, and at the time of the purchase of such shares had no agreement or understandings, directly or indirectly, with any person to distribute such shares.

DESCRIPTION OF CAPITAL STOCK

General

    The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the closing of this offering. You should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

    Following the closing of this offering, our authorized capital stock will consist of 40,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

    As of December 31, 2009, assuming the reverse stock split of each outstanding share of our preferred stock and common stock into 0.352 of a share of preferred stock or common stock prior to the effectiveness of the registration statement of which this prospectus is a part, and the conversion of all outstanding shares of preferred stock and common stock into a single class of common stock immediately prior to closing, we had outstanding 12,643,143 shares of common stock held of record by 265 stockholders.

Common Stock

    Upon the closing of this offering:

•
shares of our Series P common stock will be renamed "common stock;"

•
198,796 shares of our Series Q common stock will be converted into the same number of shares of common stock;

•
676,025 shares of our Series R common stock will be converted into the same number of shares of common stock; and

•
1,086,209 shares of our Series S common stock will be converted into the same number of shares of common stock.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. See the section titled "Dividend Policy." In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.

Preferred Stock

    Upon the closing of this offering,

•
3,036,198 shares of our Series A preferred stock will be converted into 3,036,198 shares of our common stock;

•
1,138,380 shares of our Series B preferred stock will be converted into 1,138,380 shares of our common stock; and

•
1,141,459 shares of our Series C preferred stock will be converted into 1,141,459 shares of our common stock.

    Our board of directors is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Warrants

    As of December 31, 2009, we had outstanding warrants to purchase:

•
8,800 shares of our common stock at an exercise price of $1.99 per share, which warrant expires upon the closing of this offering;

•
1,644 units, which consists of 765 shares of our common stock and 879 shares of our preferred stock, at an exercise price of $11.47369 per unit, which warrant after this offering will remain outstanding and will become exercisable for 1,644 shares of our common stock through October 26, 2011, which expiration date will be extended until the third anniversary of this offering pursuant to the terms of the warrant;

•
145 units, which consists of 68 shares of our common stock and 77 shares of our preferred stock, at an exercise price of $11.47369 per unit, which warrant after this offering will remain outstanding and will become exercisable for 145 shares of our common stock through February 21, 2010, which expiration date will be extended until the third anniversary of this offering pursuant to the terms of the warrant;

•
17,938 units, which consists of 15,518 shares of our common stock and 2,420 shares of our preferred stock at an exercise price of $3.06599 per unit, which warrant after this offering will remain outstanding and will become exercisable for 17,938 shares of our common stock through April 3, 2014, which expiration date will be extended until the third anniversary of this offering pursuant to the terms of the warrant;

•
7,039 units, which consists of 3,244 shares of our common stock and 3,795 shares of our preferred stock at an exercise price of $4.72253 per unit, which warrant after this offering will remain outstanding and will become exercisable for 7,039 shares of our common stock through December 21, 2015, which expiration date will be extended until the third anniversary of this offering pursuant to the terms of the warrant;

•
96,136 units, which consists of 44,313 shares of our common stock and 51,823 shares of our preferred stock at an exercise price of $4.71205 per unit, which warrant after this offering will remain outstanding and will become exercisable for 96,136 shares of our common stock through July 2, 2011;

•
93,376 units, which consists of 43,041 shares of our common stock and 50,335 shares of our preferred stock at an exercise price of $4.71205 per unit, which warrants after this offering will remain outstanding and will become exercisable for 93,376 shares of our common stock through December 27, 2015, which expiration date will be extended until the fifth anniversary of this offering pursuant to the terms of the warrant;

•
6,366 units, which consists of 2,934 shares of our common stock and 3,432 shares of our preferred stock at an exercise price of $4.71205 per unit, which warrant after this offering will remain outstanding and will become exercisable for 6,366 shares of our common stock through December 27, 2012; and

•
21,221 units, which consists of 9,782 shares of our common stock and 11,439 shares of our preferred stock at an exercise price of $4.71205 per unit, which warrant after this offering will remain outstanding and will become exercisable for 21,221 shares of our common stock through March 31, 2016.

Registration Rights

    The holders of an aggregate of 11,334,891 shares of our common stock, including shares of common stock issuable upon the reverse stock split and conversion of our convertible preferred stock, are entitled to the "Demand," "Piggyback" and "Form S-3" registration rights set forth below with respect to registration of the resale of such shares under the Securities Act pursuant to an investors' rights agreement by and among us and certain of our stockholders. In addition, the holders of an additional 243,720 shares of common stock issued or issuable upon exercise of warrants are also entitled to certain registration rights.

    Registration of shares of common stock in response to exercise of the following rights would result in the holders being able to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We generally must pay all expenses, other than underwriting discounts, taxes and commissions, related to any registration effected pursuant to the exercise of these registration rights.

    The registration rights terminate with respect to the registration rights of each individual holder when the holder can sell all of such holder's registrable securities in any three month period without registration, in compliance with Rule 144 of the Securities Act or another similar exception.

Demand Registration Rights

    If, at any time after the earlier to occur of 180 days after the closing of this offering or April 10, 2010, the holders of at least two-thirds of the registrable securities request in writing that an amount of securities having an aggregate offering price of at least $5 million be registered, we may be required to register their shares. We are obligated to effect two registrations in response to these demand registration rights for the holders of registrable securities. Depending on certain conditions, however, we may defer such registration for up to 90 days. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons.

Piggyback Registration Rights

    If at any time we propose to register any shares of our common stock under the Securities Act after this offering, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their share of registrable securities in the registration. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Form S-3 Registration Rights

    Any holder of the registrable securities may request in writing that we effect a registration on Form S-3 under the Securities Act, when registration of our shares under Form S-3 becomes possible, and when the proposed aggregate offering price of the shares to be registered by the holders requesting registration is at least $500,000, subject to certain exceptions.

Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law

    Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the following transactions more difficult:

•
acquisition of our company by means of a tender offer, a proxy contest or otherwise; and

•
removal of our incumbent officers and directors.

    These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

    Classified Board.    Our amended and restated certificate of incorporation that will become effective as of the closing of this offering provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. Commencing in 2010, a portion of our board of directors will be elected each year for three-year terms. Upon the closing of this offering:

•
Messrs. Haji, Ball and Irwin will be designated Class I directors whose term will expire at the 2011 annual meeting of stockholders;

•
Messrs. Bhagat, Hollenbeck and Spencer will be designated Class II directors whose term will expire at the 2012 annual meeting of stockholders; and

•
Ms. Magnuson and Messrs. Bock and Austin will be designated Class III directors whose term will expire at the 2013 annual meeting of stockholders.

    Election and Removal of Directors.    Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board. Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed by the stockholders only for cause.

    Special Stockholder Meetings.    Under our amended and restated bylaws, only the chairperson of our board of directors, our chief executive officer or a majority of the authorized number of our directors may call special meetings of stockholders.

    Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

    Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Also, an interested stockholder is a person who usually, together with affiliates and associates, owns, or within three years prior to the date of determination of interested stockholder status did own, 15% or more of the corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    Elimination of Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

    No Cumulative Voting.    Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of director's decision regarding a takeover.

    Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

    These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is Computershare Shareholder Services, Inc., and its address is PO Box 43070, Providence, RI 02940-3070.

NASDAQ Global Market Listing

    We have applied for listing of our common stock on the NASDAQ Global Market under the trading symbol "CNVO."

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

    The following is a summary of material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-United States holder. For purposes of this discussion, a non-United States holder is any beneficial owner that for United States federal income tax purposes is not a United States person; the term United States person means:

•
an individual citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•
an estate whose income is subject to United States federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

    An individual may, in certain cases, be treated, for the taxable year of a disposition, as a resident of the United States, rather than as a nonresident, among other ways, by virtue of being present in the United States on at least 31 days in that taxable year and for an aggregate of at least 183 days during the three-year period ending in that taxable year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to United States federal income tax as if they were United States citizens. Such individuals are urged to consult their own tax advisors regarding the United States federal income tax consequences of the sale, exchange or other disposition of our common stock.

    If a partnership or other pass-through entity holds common stock, the tax treatment of a partner or member in the partnership or other entity will generally depend on the status of the partner or member and upon the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities which hold our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

    This discussion applies only to non-United States holders who acquire our common stock pursuant to this offering and will hold our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's special tax status or special tax situations. United States expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid federal income tax, life insurance companies, tax-exempt organizations, dealers in securities or currencies, brokers, banks or other financial institutions, certain trusts, hybrid entities, pension funds and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not consider the tax consequences for partnerships, entities classified as a partnership for United States federal income tax purposes, or persons who hold their interests through a partnership or other entity classified as a partnership for United States federal income tax purposes. This discussion does not address any United States federal gift tax consequences, or state or local or non-United States tax consequences. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

Dividends

    We do not plan to pay any dividends on our common stock for the foreseeable future. However, if we do pay dividends on our common stock, those payments will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

    The gross amount of any dividend (out of earnings and profits) paid to a non-United States holder of common stock generally will be subject to United States withholding tax at a rate of 30% unless the holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to receive a reduced treaty rate, prior to the payment of a dividend a non-United States holder must provide us with an Internal Revenue Service, or IRS, Form W-8BEN (or successor form) certifying qualification for the reduced rate.

    Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder (and dividends attributable to a non-United States holder's permanent establishment in the United States if an income tax treaty applies) are exempt from this withholding tax. To obtain this exemption, prior to the payment of a dividend, a non-United States holder must provide us with an IRS Form W-8ECI (or successor form) properly certifying this exemption. Effectively connected dividends (or dividends attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of the corporate non-United States holder (or dividends attributable to a corporate non-United States holder's permanent establishment in the United States if an income tax treaty applies) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in an income tax treaty).

    A non-United States holder who provides us with an IRS Form W-8BEN or an IRS Form W-8ECI will be required to periodically update such form.

    A non-United States holder of common stock that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

    A non-United States holder generally will not be subject to United States federal income tax on gain realized on the sale or other disposition of our common stock unless:

•
the gain is effectively connected with a United States trade or business of the non-United States holder (or attributable to a permanent establishment in the United States if an income tax treaty applies), which gain, in the case of a corporate non-United States holder, must also be taken into account for branch profits tax purposes;

•
the non-United States holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We believe that we are not currently, and we are not likely to become, a "United States real property holding corporation" for United States federal income tax purposes.

    If you are a non-United States Holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale at regular graduated United States federal income tax rates, and corporate non-United States Holders may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-United States Holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale or disposition, which tax may be offset by United States source capital losses (even though you are not considered a resident of the United States).

    If we become a United States real property holding corporation after this offering, so long as our common stock is regularly traded on an established securities market and continues to be so traded, a non-United States holder will not be subject to United States federal income tax on gain recognized from the sale, exchange or other disposition of shares of our common stock as a result of such status unless (i) such holder actually or constructively owned, more than 5% of our common stock at anytime during the shorter of (A) the five-year period preceding the disposition, or (B) the holder's holding period for our common stock, and (ii) we were a United States real property holding corporation at anytime during such period when the more than 5% ownership test was met. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons. Any such non-United States holder that owns or has owned, actually or constructively, more than 5% of our common stock is urged to consult that holder's own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange or other disposition of shares of our common stock if we were to be or to become a United States real property holding company.

Backup Withholding and Information Reporting

    Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-United States holder's country of residence.

    Payments of dividends or of proceeds on the disposition of stock made to a non-United States holder may be subject to additional information reporting and backup withholding. Backup withholding will not apply if the non-United States holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN (or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

    Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a credit or refund may be obtained, provided that the required information is furnished to the IRS in a timely manner.

Federal Estate Tax

    An individual non-United States holder who is treated as the owner, or has made certain lifetime transfers, of an interest in our common stock will be required to include the value thereof in his or her gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax or other treaty provides otherwise.

    This discussion is for general purposes only. Prospective investors are urged to consult their own tax advisors regarding the application of the United States federal income and estate tax laws to their particular situations and the consequences under United States federal gift tax laws, as well as foreign, state, and local laws and tax treaties.

New Legislation Relating to Foreign Accounts

    Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-United States entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-United States holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

 SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has not been a public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after the restrictions lapse, or the possibility of the sales, could cause the prevailing market price of our common stock to fall or impair our ability to raise equity capital in the future.

    Upon the closing of this offering, we will have outstanding 16,279,507 shares of our common stock, assuming that there are no exercises of outstanding options or warrants after December 31, 2009. Of these shares, all of the shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below.

    The remaining 11,146,779 shares of our common stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Section 4(1) or Rules 144 or 701 promulgated under the Securities Act. These rules are summarized below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701.

Lock-Up Agreements

    In connection with this offering, all of our officers, directors, employees and stockholders have agreed, subject to limited exceptions, not to directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Thomas Weisel Partners LLC and Piper Jaffray & Co., which period may be extended for up to an additional 34 days under certain limited circumstances. For additional information, see "Underwriting."

Rule 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least six months from the later of the date those shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, would be entitled to sell, within any three month period, a number of shares that is not more than the greater of:

•
1% of the number of shares of common stock then outstanding, which will equal approximately 162,796 shares immediately after this offering; or

•
the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144(b)

    In addition, under Rule 144(b), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year from the later of the date these shares of our common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements, those shares may be sold immediately upon the completion of this offering.

Rule 701

    Any employee, officer or director of, or consultant to us who purchased shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire. Thomas Weisel Partners LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

Registration Rights

    At any time after 180 days following this offering, certain holders of common stock may demand that we register their shares under the Securities Act or, if we file another registration statement under the Securities Act, may elect to include their shares in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For additional information, see "Description of Capital Stock—Registration Rights." All of such shares to be included are subject to lock-up agreements. Following the expiration of the applicable lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

    We have agreed not to file any registration statements during the 180-day period after the date of this prospectus with respect to the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable into common stock, other than one or more registration statements on Form S-8 covering securities issuable under our stock plans, without the prior written consent of Thomas Weisel Partners LLC and Piper Jaffray & Co.

Form S-8 Registration Statement

    Following the effective date of this offering, we will file a Registration Statement on Form S-8 registering 3,708,698 shares of common stock outstanding, subject to outstanding options or reserved for future issuance under our stock plans. As of December 31, 2009, options to purchase a total of 3,128,602 shares were outstanding and we had 580,096 shares reserved for issuance under our equity plans. See the section titled "Executive Compensation—Equity Benefit Plans." Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriters	Number of Shares
Thomas Weisel Partners LLC
Piper Jaffray & Co.
William Blair & Company L.L.C.
JMP Securities LLC.
Pacific Crest Securities LLC

Total	5,132,728

    Thomas Weisel Partners LLC and Piper Jaffray & Co. are the joint book-running managers and William Blair & Company, L.L.C., JMP Securities LLC and Pacific Crest Securities LLC are co-managers.

    Of the 5,132,728 shares to be purchased by the underwriters, 3,636,364 shares will be purchased from us and 1,496,364 will be purchased from the selling stockholders.

    The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above, if any are purchased.

    The underwriting agreement provides that we and the selling stockholders will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

    Thomas Weisel Partners LLC and Piper Jaffray & Co. expect to deliver the shares of common stock to purchasers on or about                          , 2010.

Over-Allotment Option

    We have granted a 30-day option to the underwriters to purchase up to 769,909 additional shares of our common stock from us to cover any over-allotments, at the initial public offering price, less the underwriting discount payable by us, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Determination of Offering Price

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

•
the valuation multiples of publicly-traded companies that the representatives of the underwriters believe are comparable to us;

•
our financial information;

•
our history and prospects and the outlook for our industry;

•
an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues; and

•
the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

Commissions and Discounts

    The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and at this price less a concession not in excess of $             per share of common stock to other dealers specified in a master agreement among underwriters who are members of the Financial Industry Regulatory Authority, Inc. The underwriters may allow, and the other dealers specified may reallow, concessions not in excess of $             per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

    The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us and the selling stockholders:

Total
	Per Share	Without Over-Allotment	Without Over-Allotment
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

Indemnification of Underwriters

    We and the selling stockholders will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we or the selling stockholders are unable to provide this indemnification, we and the selling stockholders will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

    The underwriters will require all of our directors and officers, the selling stockholders and certain other of our stockholders to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock except for the shares of common stock offered in this offering without the prior written consent of Thomas Weisel Partners LLC and Piper Jaffray & Co. for a period of 180 days after the date of this prospectus.

    We have agreed that for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of Thomas Weisel Partners LLC and Piper Jaffray & Co., offer, sell or otherwise dispose of any shares of common stock, except for the shares of common stock offered in this offering, the shares of common stock issuable upon exercise of outstanding options on the date of this prospectus and the shares of our common stock that are issued under our 2009 Stock Incentive Plan.

    The 180-day restricted period described in the preceding two paragraphs will be automatically extended if: (1) during the last 17 days of the l80-day restricted period we issue an earnings release or announce material news or a material event or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Nasdaq Stock Market

    We have applied to have our common stock listed on the NASDAQ Global Market under the symbol "CNVO."

Short Sales, Stabilizing Transactions and Penalty Bids

    In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

    Short Sales.    Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters' overallotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

    Stabilizing Transactions.    The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    Penalty Bids.    If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

    The transactions above may occur on the NASDAQ Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

    For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

    Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

    The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under

Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

    Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

    The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Other Relationships

    In conjunction with the issuance of Series D convertible preferred stock in July 2004, we issued a warrant for 96,136 shares of Series D convertible preferred stock as a broker fee to Piper Jaffray & Co. In connection with the initial public offering of our common stock and as a result of our recapitalization in 2007, the warrant will become exercisable for 96,136 shares of our common stock at an exercise price of $4.71205 per share. This warrant represents an ownership interest of less than 1% of our outstanding common stock.

 LEGAL MATTERS

    DLA Piper LLP (US), Austin, Texas, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Cooley Godward Kronish LLP, Palo Alto, California, is representing the underwriters in this offering.

EXPERTS

    The consolidated financial statements of Convio, Inc. as of December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits. Statements made in this prospectus regarding the contents of any contract, agreement or other documents are only summaries. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

    We are not currently subject to the reporting requirements of the Exchange Act. As a result of the offering of the shares of our common stock, we will become subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.

    You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the website maintained by the SEC at www.sec.gov.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Convio, Inc.

    We have audited the accompanying consolidated balance sheets of Convio, Inc. (the "Company") as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Convio, Inc. at December 31, 2008 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with United States generally accepted accounting principles.

Ernst and Young LLP

Austin, Texas
January 22, 2010, except for Note 12, as to which the date is April     , 2010

The foregoing report is in the form that will be signed upon the completion of the reverse split of each outstanding share of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively, as described in Note 12 to the financial statements.

/s/ Ernst and Young LLP

Austin, Texas
April 20, 2010

Convio, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Year Ended December 31,
	2008	2009	Pro Forma Stockholders' Equity at December 31, 2009
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,828	$16,662
Accounts receivable, less allowance of $324 and $231 at December 31, 2008 and 2009, respectively	8,880	9,143
Prepaid expenses and other current assets	1,188	1,610

Total current assets	23,896	27,415
Property and equipment, net	3,813	3,276
Goodwill	5,527	5,527
Intangible assets, net	7,391	4,973
Other assets	246	153

Total assets	$40,873	$41,344

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$286	$503
Accrued liabilities	1,647	2,386
Accrued compensation	2,583	2,547
Deferred revenue	16,824	17,362
Current portion of capital lease obligations	608	90
Current portion of long-term debt	2,646	773
Convertible preferred stock warrant liability	562	1,375	$—

Total current liabilities	25,156	25,036
Capital lease obligations, net of current portion	75	16
Long-term debt, net of current portion	1,130	1,332

Total liabilities	26,361	26,384
Commitments and Contingencies (note 7)
Convertible preferred stock (note 9)	33,869	33,869	—

Convio, Inc.

Consolidated Balance Sheets (Continued)

(in thousands, except per share amounts)

	Year Ended December 31,
	2008	2009	Pro Forma Stockholders' Equity at December 31, 2009
			(unaudited)
Stockholders' deficit:
Common Stock, $0.001 par value, 17,782,061 authorized and 12,643,143 shares issued and outstanding at December 31, 2009, pro forma (note 2) (unaudited)			13
Series P common stock: $0.001 par value; 19,118,440 shares authorized at December 31, 2008 and 2009; 5,340,748 and 5,366,076 shares issued and outstanding at December 31, 2008 and 2009, respectively	5	5	—
Series Q common stock: $0.001 par value; 1,337,211 shares authorized at December 31, 2008 and 2009; 198,796 shares issued and outstanding at December 31, 2008 and 2009	—	—	—
Series R common stock: $0.001 par value; 676,055 shares authorized at December 31, 2008 and 2009; 676,025 shares issued and outstanding at December 31, 2008 and 2009	1	1	—
Series S common stock: $0.001 par value; 1,086,233 shares authorized at December 31, 2008 and 2009; 1,086,209 shares issued and outstanding at December 31, 2008 and 2009	1	1	—
Additional paid-in capital	34,797	37,340	72,578
Accumulated deficit	(54,161)	(56,256)	(56,256)

Total stockholders' deficit	(19,357)	(18,909)	$16,335

Total liabilities and stockholders' deficit	$40,873	$41,344

See accompanying notes.

Convio, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended December 31,
	2007	2008	2009
Revenue:
Subscription and services	$38,754	$50,103	$54,900
Usage	4,329	6,877	8,186

Total revenue	43,083	56,980	63,086
Cost of revenue(1)(2)	18,716	22,911	24,779

Gross profit	24,367	34,069	38,307
Operating expenses:
Sales and marketing(2)	19,428	21,432	21,556
Research and development(2)	7,189	8,754	10,041
General and administrative(2)	4,456	5,883	6,034
Amortization of other intangibles	1,271	1,452	1,400
Write off of deferred stock offering costs	—	1,524	—
Restructuring expenses	284	—	—

Total operating expenses	32,628	39,045	39,031

Loss from operations	(8,261)	(4,976)	(724)
Interest income	279	115	6
Interest expense	(883)	(691)	(355)
Other income (expense)	(1,644)	1,808	(803)

Loss before income taxes	(10,509)	(3,744)	(1,876)
Provision for income taxes	—	—	219

Net loss	$(10,509)	$(3,744)	$(2,095)

Net loss per share, basic and diluted (note 2)	$(1.69)	$(0.52)	$(0.29)

Shares used in computing basic and diluted net loss per share	6,257	7,257	7,313

Pro forma net loss per share, basic and diluted (note 2) (unaudited)			$(0.10)

Shares used in computing pro forma basic and diluted net loss per share (unaudited)			12,629

(1)
Includes amortization of acquired technology of $887, $1,016 and $1,016 in 2007, 2008 and 2009, respectively.

(2)
Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2007	2008	2009
Stock-based compensation expense:
Cost of revenue	$164	$383	$583
Sales and marketing	300	585	742
Research and development	85	235	343
General and administrative	142	353	834

See accompanying notes.

Convio, Inc.
Consolidated Statements of Changes in Stockholders' Deficit
(in thousands, except share amounts)

			Series P Common Stock		Series Q Common Stock		Series R Common Stock		Series S Common Stock
	Common Stock												Total Stock- holders' Deficit
											Additional Paid-In Capital	Accumu- lated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2007	873,331	$1	—	$—	—	$—	—	$—	—	$—	$1,043	$(39,908)	$(38,864)
Exercise of options to acquire common stock prior to acquisition of GetActive	1,440	—	—	—	—	—	—	—	—	—	2	—	2
Conversion of common stock and Series A, B, C & D preferred stock into Series P common stock upon acquisition of GetActive	(874,771)	(1)	4,889,876	5	—	—	—	—	—	—	20,019	—	20,023
Issuance of Series P common stock upon exercise of options	—	—	365,988	—	—	—	—	—	—	—	382	—	382
Reclassification of liability for early exercise of stock options based on vesting of such options	—	—	—	—	—	—	—	—	—	—	85	—	85
Issuance of common stock and exchange of options at acquisition of GetActive	—	—	—	—	198,796	—	676,025	1	1,086,212	1	10,927	—	10,929
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	691	—	691
Repurchase of Series S common stock	—	—	—	—	—	—	—	—	(3)	—	—	—	—
Accretion to redemption value of preferred stock	—	—	—	—	—	—	—	—	—	—	(76)	—	(76)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(10,509)	(10,509)

Balance at December 31, 2007	—	—	5,255,864	5	198,796	—	676,025	1	1,086,209	1	33,073	(50,417)	(17,337)
Issuance of Series P common stock upon exercise of options	—	—	84,884	—	—	—	—	—	—	—	139	—	139
Reclassification of liability for early exercise of stock options based on vesting of such options	—	—	—	—	—	—	—	—	—	—	29	—	29
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,556	—	1,556
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,744)	(3,744)

Balance at December 31, 2008	—	—	5,340,748	5	198,796	—	676,025	1	1,086,209	1	34,797	(54,161)	(19,357)
Issuance of Series P common stock upon exercise of options	—	—	25,328	—	—	—	—	—	—	—	39	—	39
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,504	—	2,504
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,095)	(2,095)

Balance at December 31, 2009	—	$—	5,366,076	$5	198,796	$—	676,025	$1	1,086,209	$1	$37,340	$(56,256)	$(18,909)

See accompanying notes.

Convio, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2007	2008	2009
Cash flows from operating activities:
Net loss	$(10,509)	$(3,744)	$(2,095)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,888	2,212	2,286
Amortization of intangible assets	2,158	2,468	2,416
Amortization of debt issuance costs	141	141	90
Revaluation of warrants to fair value	1,661	(1,804)	814
Stock-based compensation	691	1,556	2,503
Changes in operating assets and liabilities:
Accounts receivable	(848)	(1,300)	(263)
Prepaid expenses and other assets	(995)	1,152	(419)
Accounts payable	46	(197)	217
Accrued liabilities	195	253	704
Deferred revenue	4,347	2,125	538

Net cash provided by (used in) operating activities	(1,225)	2,862	6,791

Cash flows from investing activities:
Transaction costs for acquisition of GetActive	(533)	—	—
Cash acquired in acquisition of GetActive	187	—	—
Purchase of property and equipment, net	(2,784)	(2,162)	(1,749)

Net cash used in investing activities	(3,130)	(2,162)	(1,749)

Cash flows from financing activities:
Proceeds from issuance of long-term debt and capital lease obligations	3,059	1,172	—
Payments made on long-term debt and capital lease obligations	(3,076)	(2,783)	(2,247)
Proceeds from issuance of convertible preferred stock, net of issuance costs	10,074	—	—
Proceeds from issuance of common stock upon exercise of options	384	139	39

Net cash provided by (used in) financing activities	10,441	(1,472)	(2,208)

Net change in cash and cash equivalents	6,086	(772)	2,834
Cash and cash equivalents at beginning of year	8,514	14,600	13,828

Cash and cash equivalents at end of year	$14,600	$13,828	$16,662

Supplemental information:
Interest paid	$671	$473	$210
Taxes paid, net of refunds	$—	$—	$152

See accompanying notes.

Convio, Inc.

Notes to Consolidated Financial Statements

1. The Company

    Convio, Inc., together with its wholly-owned subsidiary (collectively, the "Company" or "Convio"), is a provider of on-demand constituent engagement solutions that enable nonprofit organizations ("NPOs") to more effectively raise funds, advocate for change and cultivate relationships with donors, activists, volunteers, alumni and other constituents. The Company's integrated solutions include its Convio Online Marketing ("COM") platform and Common Ground, its constituent relationship management application. The COM platform enables NPOs to harness the full potential of the Internet and social media as new channels for constituent engagement and fundraising. Common Ground delivers next-generation donor management capabilities, integrates marketing activities across online and offline channels and is designed to increase operational efficiency. The Company's solutions are enhanced by a portfolio of value-added services tailored to its clients' specific needs.

    The Company was incorporated in Delaware on October 12, 1999. On February 16, 2007, the Company acquired GetActive Software, Inc. ("GetActive"), a privately owned company based in Berkeley, California. The Company acquired GetActive, a provider of online constituent relationship management software and services and a competitor of the Company, to expand its client base and increase its market presence in the nonprofit market. The Company currently markets its products and services throughout North America.

2. Summary of Significant Accounting Policies

Basis of Presentation

    The accompanying consolidated balance sheets as of December 31, 2008 and 2009 and the accompanying consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2009 represent our financial position, results of operations and cash flows as of and for the periods then ended. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

    In preparing the accompanying consolidated financial statements, we have reviewed, as determined necessary by our management, events that have occurred after December 31, 2009, up until the issuance of the financial statements on January 22, 2010. As of such date, our management was not aware of any subsequent events, other than those disclosed herein, requiring additional disclosure.

Applicable Accounting Guidance

    Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative non-governmental United States generally accepted accounting principles as found in the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC").

Segments

    Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a company-wide basis. Accordingly, in accordance with ASC 280, the Company determined that it has a single reporting segment and operating unit structure.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Use of Estimates

    The preparation of financial statements in conformity with United States generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the Company's financial statements.

Unaudited Pro Forma Stockholders' Equity

    The Company has filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission for its proposed initial public offering of shares of its common stock (the "IPO"). If the IPO contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding will automatically convert into 5,316,037 shares of common stock based on the shares of convertible preferred stock outstanding as of December 31, 2009. All outstanding series of common stock will be converted into Series P common stock, and the Series P common stock will be redesignated to common stock. In addition, the preferred stock warrant liability will be reclassified to common stock and additional paid-in capital immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Unaudited pro forma stockholders' equity, as adjusted for the assumed reverse stock split of each outstanding share of the convertible preferred stock into 0.352 of a share of preferred stock or common stock, respectively, the conversion of all outstanding shares of preferred stock into a single class of common stock and the reclassification of the preferred stock warrant liability, is set forth on the consolidated balance sheets.

Cash and Cash Equivalents

    Cash and cash equivalents are stated at cost and consist of cash deposits and investment securities with original maturities of three months or less when purchased. At December 31, 2009, the Company had deposits in financial institutions that exceeded the federally-insured limits by $8,672,000.

Accounts Receivable

    In the ordinary course of business, the Company extends credit to its clients. Accounts receivable are recorded at their outstanding principal balances, adjusted by an allowance for doubtful accounts.

    In estimating the allowance for doubtful accounts, the Company considers the length of time that receivables have been outstanding, historical write-off experience, current economic conditions and client-specific information. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts.

    The following table summarizes the changes in allowance for doubtful accounts for receivables (in thousands):

	Balance at Beginning of Period	GetActive Balance at Acquisition Date	Charged to Expense, Net of Recoveries	Deduction of Uncollectible Accounts	Balance at end of Period
2007	$78	$193	$281	$(282)	$270
2008	270	—	467	(413)	324
2009	324	—	233	(326)	231

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risks, Significant Clients and Suppliers and Geographic Information

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are placed with high credit-quality financial institutions. The Company's accounts receivable are derived from sales to its clients who primarily operate in the nonprofit sector. The Company generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management's expectations.

    No one client accounted for more than 10% of the Company's revenue in 2007, 2008 or 2009. Additionally, no one client balance accounted for more than 10% of the Company's accounts receivable balance at December 31, 2008 or 2009.

    As of December 31, 2008 and 2009, all of the Company's long-lived assets were located in the United States. In 2007, 2008 and 2009, substantially all of the Company's revenue was derived from customers in the United States.

    The Company serves its clients from two third-party datacenters, one located in Austin, Texas, which is leased from SunGard Availability Services LP and the other located in Sacramento, California, which is leased from RagingWire Enterprise Solution, Inc. The Company does not control the operation of these facilities, which are vulnerable to damage or interruption. Although the Company has disaster recovery capabilities, such capabilities will not provide automated off-site failover services in the event services at either datacenter are interrupted. Any interruptions or problems at either datacenter would likely result in significant disruptions of its solutions hosted at such site.

Fair Value of Financial Instruments

    Effective January 1, 2008, the Company adopted a new accounting standard which defines fair value, establishes a framework for measuring fair value and expands on required disclosures regarding fair value measurements. This standard applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements accordingly, but does not require any new fair value measurements of previously reported balances.

    Financial assets and liabilities with carrying amounts approximating fair value include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities. The carrying amount of these financial assets and liabilities approximates fair value because of their short maturities. The carrying amount of the Company's debt, preferred stock warrant liability and other long-term liabilities approximate their fair value. The fair value of debt was based upon management's best estimate of interest rates that would be available for similar debt obligations as of December 31, 2008 and 2009. The fair value of the preferred stock warrant liability was estimated using the Black-Scholes valuation model.

Preferred Stock Warrants

    Freestanding warrants related to shares that are redeemable are accounted for in accordance with the applicable guidance in ASC Topic 480. Under the provisions of this guidance, the freestanding warrants that are related to the Company's preferred stock are classified as liabilities in the accompanying balance sheets. Additionally, preferred stock warrants that have been converted into equivalent units to acquire shares of Series A convertible preferred stock and Series P common stock are classified as liabilities in the

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

accompanying balance sheets. The warrants and equivalent units are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense). The Company will continue to adjust the liability for changes in fair value until the earlier of (1) the exercise or expiration of the warrants or (2) the completion of a liquidation event, including the completion of an initial public offering, at which time all of the then outstanding preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to additional paid-in capital.

    The Company estimates the fair value of the preferred stock warrant liability using the Black-Scholes valuation method. The following table summarizes the weighted average fair value of the warrants and the assumptions utilized to develop their fair value at each measurement date:

	Three Months Ended
	Mar 31 2007	Jun 30 2007	Sep 30 2007	Dec 31 2007
Weighted-average fair value of warrants outstanding	$3.72	$6.31	$8.92	$9.72
Risk-free interest rate	4.70%	4.94%	4.03%	3.44%
Expected volatility	0.59	0.54	0.54	0.54
Weighted-average expected life in years	6.35	6.10	5.85	5.81
Dividend yield	—	—	—	—

	Three Months Ended
	Mar 31 2008	Jun 30 2008	Sep 30 2008	Dec 31 2008
Weighted-average fair value of warrants outstanding	$5.03	$3.52	$3.72	$2.30
Risk-free interest rate	2.47%	3.68%	2.87%	2.84%
Expected volatility	0.56	0.57	0.56	0.60
Weighted-average expected life in years	5.56	5.31	5.06	4.81
Dividend yield	—	—	—	—

	Three Months Ended
	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009
Weighted-average fair value of warrants outstanding	$3.01	$3.24	$3.64	$5.65
Risk-free interest rate	1.92%	2.87%	2.29%	2.29%
Expected volatility	0.66	0.66	0.65	0.64
Weighted-average expected life in years	4.56	4.31	4.28	4.02
Dividend yield	—	—	—	—

    The Company recorded $1.6 million of other expense, $1.8 million of other income and $814,000 of other expense in 2007, 2008 and 2009, respectively, to reflect the change in fair value of the preferred stock warrants during those periods.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

    Property and equipment are recorded at cost. Property and equipment are depreciated on a straight-line basis over the following estimated useful lives of the assets:

Estimated Useful Life
Computer software	2 to 5 years
Computer equipment	3 to 7 years
Furniture and fixtures	3 to 7 years
Leasehold improvements	Shorter of lease term or useful life

    Amortization of assets recorded under capital leases is included with depreciation expense. Maintenance and repairs are expensed as incurred.

Acquisition

    The Company's acquisition of GetActive in February 2007 was accounted for under the purchase method of accounting. The results of operations of the acquired business have been included in the accompanying financial statements from the acquisition date. Net assets of the company acquired were recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired is included in goodwill in the accompanying consolidated balance sheets.

Goodwill and Intangible Assets

    In connection with the Company's acquisition of GetActive, the Company recorded certain intangible assets, including acquired technology, customer relationships, trade names and noncompete agreements.

    Amounts allocated to the acquired intangible assets are being amortized on a straight-line basis over the following estimated useful lives:

Estimated Useful Life
Customer relationships	9 years
Acquired technology	3 years
Tradenames	3 years
Agreements not to compete	2 years

    The Company periodically reviews the estimated useful lives and fair values of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

    Goodwill and intangible assets consist of the following (in thousands):

	Year Ended December 31,
	2008	2009
Goodwill	$5,527	$5,527

Intangible Assets
Acquired Technology:
Acquired technology	$3,049	$3,049
Accumulated amortization	(1,903)	(2,919)

	$1,146	$130

Other Intangibles:
Customer relationships	$7,007	$7,007
Tradenames	1,850	1,850
Agreements not to compete	110	110
Accumulated amortization	(2,722)	(4,124)

	$6,245	$4,843

Total Intangible Assets, net	$7,391	$4,973

    Future estimated amortization expense of intangible assets as of December 31, 2009 is as follows (in thousands):

2010	$983
2011	779
2012	779
2013	779
2014	779
Thereafter	874

Total	$4,973

    The Company tests goodwill for impairment annually on October 1st, or whenever events or changes in circumstances indicate an impairment may have occurred. Because the Company operates in a single segment, the impairment test is performed at the consolidated entity level by comparing the estimated fair value of the Company to the carrying value of the goodwill. Impairment may result from, among other things, deterioration in the performance of the business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business and a variety of other circumstances. If it is determined that an impairment has occurred, the Company records a write-down of the carrying value of goodwill to its implied fair value and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in its consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. There was no impairment of goodwill in 2007, 2008 or 2009.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

    Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with groups of assets used in combination over their estimated useful lives against their respective carrying amounts. If projected undiscounted future cash flows are less than the carrying value of the asset group, an impairment is recorded for any excess of the carrying amount over the fair value of those assets in the period in which the determination is made.

Debt Issuance Costs

    Costs incurred in connection with the origination of long-term debt are deferred and amortized over the life of the debt instrument using the effective interest method.

Advertising Costs

    The Company expenses advertising costs as incurred. Advertising expenses were approximately $31,000, $43,000 and $207,000 in 2007, 2008 and 2009, respectively.

Revenue Recognition

    The Company derives its revenue from subscriptions, services and usage and recognizes revenue in accordance with relevant authoritative accounting principles. The Company's subscription arrangements do not allow the client to take possession of the software application. The Company recognizes revenue when all of the following conditions are met:

•
there is persuasive evidence of an arrangement;

•
the service has been provided to the client;

•
the collection of the fees is reasonably assured; and

•
the amount of fees to be paid by the client is fixed or determinable

    The Company's arrangements do not contain general rights of return.

    In determining whether collection of the subscription and related services fee is reasonably assured, the Company considers financial and other information about clients, such as a client's funding level, obtained as part of the Company's sales effort with the clients. As a client relationship progresses, the Company also considers the client's payment history. The Company's experience in determination of collectibility has historically been good as bad debt expenses have not been significant to date.

    In determining whether the fee is fixed or determinable, the Company only recognizes revenue for amounts that the client is legally obligated to pay. There are no instances where the Company is recognizing revenue prior to invoicing the client. For example, for a multi-year contract where the client has the right to cancel a portion of the contractual term, the Company only recognizes revenue for amounts related to the noncancellable portion of the contract until the client has relinquished its right to cancel. For multi-year contract with increasing annual payments, the Company recognizes revenue based upon the amounts actually invoiced which results in an increasing amount of revenue recognized each year. For multi-year contracts with decreasing annual payments, the Company recognizes revenue ratably using the entire noncancellable contract value which results in cash received in the early portion of the

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

contract term exceeding the amount of revenue recognized. For contracts that have usage-based terms, the Company recognizes revenue when the usage amounts are reported and billed to the client.

    Subscription and services revenue is recognized ratably over the term of the agreement beginning on the activation date. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

    Services revenues, when sold with a subscription of the Company's modules do not qualify for separate accounting as the Company does not have objective and reliable evidence of fair value of the undelivered subscription service. Therefore, it recognizes such services revenue ratably over the term of the related subscription agreement.

    When the Company sells services other than with the subscription of its modules, the Company considers the following factors to determine the proper accounting:

•
availability of the services from other vendors;

•
whether objective and reliable evidence of fair value exists for the undelivered elements;

•
the nature of the services;

•
the timing of when the services agreement was signed in comparison to the subscription service start date; and

•
the contractual dependence of the subscription service on the client's satisfaction with the services.

    When the Company sells services other than with the subscription of its modules, the Company recognizes revenue under time and material contracts as the services are rendered and the Company recognizes revenue from fixed price contracts as milestones are achieved and, if applicable, accepted by the client.

    Certain clients have contracts that provide for a percentage of donations received online through its modules to be paid to the Company in place of or in conjunction with the standard monthly subscription fee. In addition, certain clients have contracts which require payment of additional fees for usage above the levels included in the standard monthly subscription fee. Such fees are recognized as revenue when the usage amounts are determined and reported and billed to the client.

Deferred Revenue

    Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Company's subscription service described above and is recognized as the revenue recognition criteria are met. The Company generally invoices its customers in quarterly installments. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable subscription agreements.

Cost of Revenue

    Cost of revenue consists primarily of labor costs for the Company's hosting, consulting and professional services organizations, third-party costs and equipment depreciation relating to the Company's hosting services as well as allocated facilities and equipment costs. These amounts are expensed as incurred.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Research and Development

    The Company capitalizes the costs to acquire or develop software for internal use (including the costs of developing the Company's COM and Common Ground solutions) incurred during the application development stage. Costs to develop significant upgrades or enhancements to existing internal use software are also capitalized. Costs incurred to improve or enhance the Company's products in 2007, 2008 and 2009 have been expensed as these costs did not qualify as significant upgrades or enhancements.

Sales Commissions

    Sales commissions are earned by the salesperson at the time of contract signing and sales commissions are expensed as incurred.

Income Taxes

    The Company uses the liability method of accounting for income taxes whereby deferred tax assets and liabilities are determined based on temporary differences between the financial reporting bases and the tax bases of assets and liabilities. Deferred tax assets are also recognized for tax net operating loss carryforwards. These deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when such amounts are expected to reverse or be utilized. The realization of total deferred tax assets is contingent upon the generation of future taxable income. Valuation allowances are provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized.

    Income tax provision includes United States federal, state and local income taxes and is based on pre-tax income or loss. In determining the estimated annual effective income tax rate, the Company analyzes various factors, including projections of the Company's annual earnings and taxing jurisdictions in which the earnings will be generated, the impact of state and local income taxes and the ability of the Company to use tax credits and net operating loss carryforwards.

    The Company recognizes and measures benefits for uncertain tax positions which require significant judgment from management. The Company evaluates its uncertain tax positions on a quarterly basis and it bases these evaluations upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits and effective settlement of audit issues. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of the tax benefits, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement. Future changes in the recognition or measurement of uncertain tax positions could result in material increases or decreases in our income tax expense in the period in which we make the change, which could have a material impact on our effective tax rate and operating results.

Indemnifications

    The Company recognizes a liability for the fair value for certain guarantee and indemnification arrangements issued or modified by the Company. When the Company determines that a loss is probable, the estimable loss must be recognized as it relates to applicable guarantees and indemnifications. Some of the software licenses granted by the Company contain provisions that indemnify clients of the Company's software from damages and costs resulting from claims alleging that the Company's software infringes the intellectual property rights of a third party. The Company records resulting costs as incurred

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

and historically such costs have not been significant. Accordingly, the Company has not recorded a liability related to these indemnification provisions as the Company believes any costs are immaterial.

    The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by the Company, arising out of that person's services as the Company's director or officer or that person's services provided to any other company or enterprise at the Company's request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. No expense has been incurred to date for such indemnity obligations.

Stock-Based Compensation

    Stock-based compensation is measured at the grant date, based on the estimated fair value of the award on that date, and is recognized as expense over the requisite service period, which is generally over the vesting period, on a straight-line basis.

    The following table summarizes the weighted average grant-date value of options and the assumptions used to develop their fair value for 2007, 2008 and 2009.

	Year Ended December 31,
	2007	2008	2009
Weighted-average grant-date fair value of options	$5.54	$3.92	$1.22
Risk-free interest rate	3.44%	3.00%	1.95%
Expected volatility	0.54	0.57	0.66
Expected life in years	4.58	4.58	4.69
Dividend yield	—	—	—

Net Loss Per Share and Pro Forma Net Loss Per Share

    Net loss per share is computed using the weighted average number of shares of common stock outstanding under the two-class method. Due to losses incurred during 2007, 2008 and 2009, the shares associated with stock options and warrants are not included because they are antidilutive. Additionally, the shares associated with the holders of preferred stock are not included as they are antidilutive and the holders of preferred stock do not participate in the net losses of the Company. Series P, Series Q, Series R and Series S common stock have the same dividend rights, and therefore, result in basic and diluted net loss per share and pro forma net loss per share being the same for each class of common stock. As such, net loss per share and pro forma net loss per share is presented on a combined basis.

    Pro forma net loss per share has been presented to give effect to the reverse stock split of each outstanding share of the convertible preferred stock into 0.352 of a share of the applicable series of preferred stock and the conversion of all outstanding shares of preferred stock into a single class of common stock using the if-converted method into common stock as though the conversion had occurred

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

on the original dates of issuance. Specifically as a result of the change in its capital structure, the Company issued an additional 5,316,037 shares of common stock to its preferred stockholders.

	Year Ended December 31,
	2007	2008	2009
	(in thousands, except per share amounts)
Net loss	$(10,509)	$(3,744)	$(2,095)
Accretion to redemption value of preferred stock	(76)	—	—

Net loss attributable to common stockholders	$(10,585)	$(3,744)	$(2,095)

Weighted average number of common shares outstanding	6,332	7,263	7,313
Less: Weighted average number of common shares subject to repurchase	(75)	(6)	—

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	6,257	7,257	7,313

Net loss per common share, basic and diluted	$(1.69)	$(0.52)	$(0.29)

Pro forma net loss per common share (unaudited):
Net loss attributable to common stockholders			$(2,095)
Add:
Change in the value of convertible preferred stock warrant liability			814

Net loss used to compute pro forma net loss per common share (unaudited)			$(1,281)

Basic and diluted weighted average shares used above			7,313
Assumed reverse stock split and conversion of convertible preferred stock after effect of change in capital structure (unaudited)			5,316

As adjusted shares used in computing pro forma basic and diluted net loss per common share (unaudited)			12,629

Pro forma net loss per common share, basic and diluted (unaudited)			$(0.10)

    As the Company incurred net losses in the periods presented, the following table displays the Company's other outstanding common stock equivalents that were excluded from the computation of diluted net loss per share, as the effect of including them would have been anti-dilutive (in thousands):

	As of December 31,
	2007	2008	2009
Common stock subject to repurchase	26	—	—
Stock options	2,437	2,784	3,129
Convertible preferred stock	5,316	5,316	5,316
Convertible preferred stock warrants	253	253	253

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

    In September 2009, we adopted the FASB ASC. The FASB established the ASC as the single source of authoritative non-governmental GAAP, superseding various existing authoritative accounting pronouncements. It eliminates the previous GAAP hierarchy and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue an Accounting Standards Update ("ASU"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the ASC, provide background information about the guidance and provide the bases for conclusions on the change(s) in the ASC.

    In October 2009, the FASB issued an ASU that amended the accounting rules addressing revenue recognition for multiple-deliverable revenue arrangements by eliminating the currently existing criteria that objective and reliable evidence of fair value for undelivered products or services exist in order to be able to separately account for deliverables. Additionally the ASU provides for elimination of the use of the residual method of allocating arrangement consideration and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables that can be accounted for separately based on their relative selling price. A hierarchy for estimating such selling price is included in the update. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact this update will have on its consolidated financial statements.

    In October 2009, the FASB issued an ASU that changes the criteria for determining when an entity should account for transactions with customers using the revenue recognition guidance applicable to the selling or licensing of software. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not believe this update will have a material impact on its consolidated financial statements.

    In September 2009, the FASB issued an ASU providing clarification for measuring the fair value of a liability when a quoted price in an active market for the identical liability is not available. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This ASU is effective for fiscal periods beginning after August 27, 2009. The Company does not believe this update will have a material impact on its consolidated financial statements.

    In December 2007, the FASB issued guidance regarding business combinations, which significantly changes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, and the goodwill acquired. This statement is effective prospectively, except for certain retrospective adjustments to deferred tax balances, for fiscal years beginning after December 15, 2008. The impact of adopting this statement will be dependent on the future business combinations that we may pursue.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Acquisition of GetActive Software, Inc.

    On February 16, 2007, the Company acquired GetActive in exchange for 3,549,346 shares of capital stock. The Company acquired GetActive, a provider of online constituent relationship management software and services and a competitor of the Company, to expand its presence in the nonprofit market. The total purchase price was $17,930,000, including transaction costs of $533,000.

    The following table presents the capital stock issued in the acquisition by class of security issued (in thousands except share information):

	Shares	Amount
Series B convertible preferred stock	1,138,380	$8,797
Series Q common stock	198,796	892
Series R common stock	676,025	3,073
Series S common stock	1,086,212	3,765
Stock options exchanged	449,933	870

	3,549,346	$17,397

    In conjunction with the acquisition, each series of the Company's convertible preferred stock was converted into Series A convertible preferred stock and Series P common stock at various rates of conversion (See note 9). Immediately following the acquisition, the Company had shares outstanding under Series A and B convertible preferred stock and Series P, Q, R and S common stock.

    The conversions of the historical Series A, B, C and D convertible preferred stock and historical common stock are summarized in the table below:

	Prior to Conversion	Subsequent to Conversion
Common Stock:
Historical	874,771	—
Series P common stock	—	4,889,876
Convertible Preferred Stock:
Historical Series A convertible preferred stock	528,842	—
Historical Series B convertible preferred stock	1,048,050	—
Historical Series C convertible preferred stock	1,810,178	—
Historical Series D convertible preferred stock	3,204,551	—
Series A convertible preferred stock	—	3,036,198

    The application of purchase accounting requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair value at the acquisition date, with amounts exceeding the fair values being recorded as goodwill. The allocation process requires an analysis of acquired fixed assets, contracts, customer lists and relationships, contractual commitments, legal contingencies and brand value to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values were based on, but not limited to: future expected discounted cash flows for trade names and customer relationships; current replacement cost for fixed assets; comparable market rates for contractual obligations and certain investments and liabilities; expected settlement amounts for litigation and contingencies; and appropriate discount rates and growth rates.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Acquisition of GetActive Software, Inc. (Continued)

    Under the purchase method of accounting, the assets and liabilities of GetActive were recorded at their respective fair values as of the date of acquisition, February 16, 2007, and goodwill in the amount of $5,527,000 was recorded.

    The following table summarizes the estimated fair values of the GetActive assets acquired and liabilities assumed and related deferred income taxes as of acquisition date (in thousands):

Assets Acquired:
Current assets	$3,215
Property and equipment	1,098
Other long-term assets	123
Customer relationships	7,007
Agreements not to compete	110
Acquired technology	3,049
Tradenames	1,850
Goodwill	5,527

Total assets acquired	21,979
Liabilities Assumed:
Deferred revenue	1,711
Current liabilities, excluding current portion of long-term debt	2,122
Long-term debt	216

Total liabilities assumed	4,049

Net assets acquired	$17,930

    The purchased intangibles and goodwill are not deductible for tax purposes. However, purchase accounting allows for the establishment of deferred tax liabilities on purchased intangibles (other than goodwill) that will be reflected as a tax benefit on the Company's future consolidated statement of operations in proportion to and over the amortization period of the related intangible asset.

Restructuring Expense

    In conjunction with the acquisition, the Company implemented a restructuring plan to reduce headcount and infrastructure and consolidate the operations of Convio and GetActive. The Company recorded $284,000 in severance-related restructuring charges. As of December 31, 2009, there was no remaining restructuring accrual. In accordance with then applicable accounting standards, all restructuring charges related to the GetActive acquisition were recognized as a part of the purchase price allocation.

    Severance related restructuring charges include one-time termination benefits to involuntarily terminated employees for services previously rendered. In 2007, the Company terminated the employment of approximately 13 employees in positions throughout the professional services, sales, marketing and general and administrative organizations in all geographies.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

4. Property and Equipment

    Property and equipment, which includes software purchased or developed for internal use, is comprised of the following (in thousands):

	Year Ended December 31,
	2008	2009
Computer software (including software under capital lease of $13 in 2008 and 2009)	$1,153	$1,207
Computer equipment (including equipment under capital lease of $2,088 and $1,117 in 2008 and 2009, respectively)	8,274	9,609
Furniture and fixtures (including furniture and fixtures under capital lease of $128 in 2008 and 2009)	989	1,261
Leasehold improvements	553	642

	10,969	12,719
Less: Accumulated depreciation and amortization	(7,156)	(9,443)

	$3,813	$3,276

5. Fair Value Measurements

    On January 1, 2008 we adopted an accounting standard that defines fair value, establishes a framework for measuring fair value as well as expands on required disclosures regarding fair value measurements. This standard applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. The adoption of this standard did not have a material impact on the consolidated financial statements of the Company. The guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The guidance establishes three levels of inputs that may be used to measure fair value:

•
Level 1—Quoted prices in active markets for identical assets or liabilities.

•
Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

    The Company measures certain financial instruments at fair value on a recurring basis. As of December 31, 2009, those instruments were comprised of cash equivalents invested in money market mutual funds and preferred stock warrants. The fair value of the preferred stock liability was estimated

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Fair Value Measurements (Continued)

using the Black-Scholes valuation model. The fair value of these assets was determined using the following inputs at December 31, 2009:

		Fair Value measurements at reporting date using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$16,662	$16,662	—	—
Convertible preferred stock warrant liability	1,375	—	—	$1,375

    Changes in Level 3 assets measured at fair value on a recurring basis for 2009 were as follows:

December 31, 2008	$561
Unrealized gains (losses), net	814

December 31, 2009	$1,375

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Long-term Debt and Subordinated Debt

    Long-term debt consists of the following (in thousands):

	Year Ended December 31,
	2008	2009
Notes entered into during 2005: Horizon Technology Funding Company LLC — subordinated promissory note in the principal amount of $3,000,000, bearing interest at 11.87% annually and an additional subordinated promissory note in the principal amount of $1,000,000, bearing interest at 12.32% annually and both matured on July 1, 2009.	$898	$—

Notes entered into during 2007 and amended in 2009:
Comerica Bank — on July 31, 2009 the Company entered into an amended debt facility for a $10,000,000 revolving line of credit which was an increase from the previous $6,000,000 line of credit to finance working capital requirements. $1,000,000 of the amount is non-formula based and may be borrowed without regard to any borrowing base limitations. The remaining amounts are formula-based and capped at 80% of eligible accounts receivable. Amounts borrowed may be repaid and reborrowed at any time prior to April 26, 2011 at which time the entire principal balance outstanding will become due and payable. Amounts outstanding under this revolving line of credit bear interest at the greater of the daily adjusting LIBOR (floor of 2%) plus 300 basis points or the daily adjusted LIBOR plus 325 basis points (5% at December 31, 2009).

	975	975

Comerica Bank — term loan in the amount of the outstanding balance on the previous $3,000,000 equipment line as of July 31, 2009 which financed the acquisition of property and equipment. The outstanding principal balance at March 26, 2008 became payable in equal monthly installments beginning in March 2008 and maturing in February 2011 with the remaining principal draws outstanding at October 26, 2008 becoming payable in equal monthly installments beginning in October 2008 and maturing in September 2011. Amounts outstanding under this term loan bear interest at the greater of the daily adjusting LIBOR (floor of 2%) plus 300 basis points or the daily adjusted LIBOR plus 325 basis points (5% at December 31, 2009)

	1,903	1,130

	3,776	2,105
Less current portion	2,646	773

Long-term portion	$1,130	$1,332

Available for future borrowings under term loans and lines of credit	$3,741	$3,416

    As of December 31, 2008 and 2009, the Company had outstanding letters of credit in the amount of $2,284,000 and $2,634,000, respectively. These letters of credit are associated with the Company's lease agreements in Austin, Texas and Washington, D.C.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Long-term Debt and Subordinated Debt (Continued)

    The Comerica term loan and the line of credit contain certain financial covenants and restrictions as to various matters including the Company's ability to pay dividends and effect mergers or acquisitions without the bank's prior approval. As of December 31, 2009, the Company was in compliance with all such covenants.

    Total interest expense incurred in 2007, 2008 and 2009 was approximately $883,000, $691,000 and $355,000, respectively.

    As of December 31, 2009, the minimum principal payments due under all of the Company's debt arrangements were as follows (in thousands):

2010	$773
2011	1,332
2012	—

Total	$2,105

7. Commitments and Contingencies

    On November 17, 2006, the Company entered into an office building lease with RREEF Domain, LP pursuant to which Convio was leasing approximately 67,000 square feet in an office facility located in Austin, Texas. In January 2008, the Company entered into an amendment to that lease pursuant to which Convio is leasing an additional 23,000 square feet for a total of approximately 90,000 square feet and the Company began occupying the additional space in January 2009. The lease has a term of seventy-eight months, which commenced in April 2007. The lease agreement contains escalating rent payments, which may be adjusted for component charges, taxes, insurance and maintenance related to the property. The total basic rent payable over the full seventy-eight month lease term (net of three months rent abatement) will be approximately $8,678,000. The Austin office under the lease serves as the Company's headquarters, replacing the Company's former facility in Austin, whose lease was terminated on December 31, 2007. Upon termination of the previous office facilities in Austin, the Company was required to pay an early termination fee of approximately $35,000.

    In conjunction with the acquisition of GetActive, Convio acquired lease obligations for office space in Berkley, California and Washington, D.C. under multi-year operating lease agreements which began to expire in 2009.

    On April 3, 2009, the Company entered into an office building lease with 1255 23rd Street, L.P. pursuant to which Convio is leasing approximately 12,000 square feet in an office facility located in Washington, D.C. Pursuant to the agreement, Convio will lease an additional 2,600 square feet beginning on August 1, 2013. The lease has a term of one hundred twenty months, which commenced on August 1, 2009. The lease agreement contains escalating rent payments, which may be adjusted for component charges, taxes, insurance and maintenance related to the property. The total basic rent payable over the full 120 month lease term will be approximately $7,420,000. The Company's former lease for office space in Washington, D.C. expired on July 31, 2009.

    Consolidated rental expense was approximately $1,493,000, $1,552,000 and $2,165,000 for the years ended December 31, 2007, 2008 and 2009, respectively. Rent expense is recognized on a straight-line basis over the life of the leases.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

    In March 2006, the Company entered into a capital lease agreement with ATEL Ventures, Inc. to fund certain purchases of equipment. In 2006, the Company received funding under two equipment schedules resulting in a total lease obligation of approximately $970,000 of which approximately $175,000 and $0 was outstanding as of December 31, 2008 and 2009, respectively. In 2007, the Company received funding under two additional equipment schedules resulting in an increase to the lease obligation of approximately $938,000, of which approximately $394,000 and $65,000 was outstanding as of December 31, 2008 and 2009, respectively. As of December 31, 2009, a total of approximately $65,000 remains outstanding under the ATEL capital lease agreement. The lease agreement provides for equal monthly rental payments over a 36 month period beginning the first full month following funding. The ability to borrow under this lease agreement expired on March 31, 2007.

    In conjunction with the acquisition of GetActive, Convio acquired various capital lease obligations for property and equipment. As of December 31, 2009, the total of the acquired capital lease obligations was $41,000. The acquired capital leases began to expire in 2009.

    Future minimum payments as of December 31, 2009, under operating and capital lease obligations are as follows (in thousands):

	Capital Leases	Operating Leases
2010	$96	$2,446
2011	17	2,320
2012	—	2,275
2013	—	1,997
2014	—	775
Thereafter	—	3,852

Total minimum lease payments	113	$13,665

Less: amount representing interest and sales tax	(7)

Present value of capital lease obligations	106
Less: current portion of capital lease obligations	(90)

Long-term capital lease obligations	$16

    From time to time, the Company is subject to various claims that arise in the normal course of business. In the opinion of management, the Company is unaware of any pending or unasserted claims that would have a material adverse effect on the financial position, liquidity or results of the Company.

    Certain executive officers are entitled to certain payments if they are terminated without cause or as a result of a change in control. Upon termination without cause, and not as a result of death or disability, each of such officers is entitled to receive a payment of base salary for four to six months following termination of employment and certain officers will be entitled to continue to receive coverage under medical and dental benefit plans for four to six months or until such officers are covered under a separate plan from another employer. Upon a termination other than for cause or with good reason following a change in control, each of such officers will be entitled to the same benefits as upon termination without cause and will also be entitled to certain acceleration of such officer's outstanding unvested options at the time of such termination.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes

    The components of the provision (benefit) for income taxes attributable to continuing operations are as follows for the years ended December 31, 2008 and 2009 (in thousands):

	Year Ended December 31,
	2008	2009
Income tax provision:
Current:
Federal	$—	$25
Foreign	—	—
State	—	194

Total Current	—	219

Deferred:
Federal	—	—
Foreign	—	—
State	—	—

Total Deferred	—	—

Total Provision	$—	$219

    As of December 31, 2009, the Company had federal net operating loss carryforwards of approximately $32.3 million and a research and development credit carryforward of approximately $1.1 million. The net operating loss and research and development credits will begin to expire in 2021 if not utilized.

    Utilization of the net operating losses and tax credits may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31, 2008 and 2009 are as follows (in thousands):

	Year Ended December 31,
	2008	2009
Deferred tax assets:
Current deferred tax assets:
Bad debt	$117	$83
Accrued liabilities	561	430
Deferred rent	192	259

Gross current deferred tax assets	870	772
Valuation allowance	(852)	(684)

Net current deferred tax assets	18	88

Noncurrent deferred tax assets:
Net operating loss carryforwards	17,033	11,614
Research and development credit & AMT carryforwards	1,572	1,303
Deferred revenue	1,154	1,183
State tax credits	464	453
Depreciation and amortization	541	767
Other	208	544

Gross noncurrent deferred tax assets	20,972	15,864
Valuation allowance	(18,326)	(14,048)

Net noncurrent deferred tax assets	2,646	1,816

Deferred tax liabilities:
Current deferred tax liabilities
Prepaid expense	(105)	(182)

Total current deferred tax liabilities	(105)	(182)

Noncurrent deferred tax liabilities
Intangibles	(2,559)	(1,722)

Total noncurrent deferred tax liabilities	(2,559)	(1,722)

Net current deferred tax liability	(87)	(94)

Net noncurrent deferred tax asset	$87	94

    The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. During 2009, the valuation allowance decreased by $4.4 million, primarily due to taxable income from operations and the reduction of net operating losses and research and development credits not previously benefited. During 2008, the valuation allowance increased by $1.5 million, primarily due to tax losses from operations.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

    As of December 31, 2009, the valuation allowance includes approximately $515,000 related to the acquisition of GetActive's net deferred tax assets. The initial recognition of these acquired deferred tax asset items will result in a benefit to income taxes.

    The Company's provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income from continuing operations before income taxes in 2007, 2008 and 2009, primarily as a result of the following (in thousands):

	Year Ended December 31,
	2007	2008	2009
Federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(1.5)	(2.3)	9.4
Increase in deferred tax valuation allowance	33.4	40.2	(8.6)
Permanent items	0.8	1.6	2.8
Research and development tax credits	(0.3)	2.3	(6.3)
Warrant revaluation	5.4	(16.4)	14.8
Stock compensation	2.2	10.3	30.7
Change in Texas tax law	(4.5)	—	—
Other	(1.5)	(1.7)	2.8

	—%	—%	11.6%

    Effective January 1, 2007, the Company adopted a new accounting standard relating to the accounting for uncertain tax positions. The Company recorded no additional tax liability as a result of the adoption of this standard and no adjustments to the January 1, 2007 balance of retained earnings. The total amount of unrecognized tax benefits as of January 1, 2009 was $154,000. The reconciliation of unrecognized tax benefits at the beginning and end of the year is as follows (in thousands):

Balance at January 1, 2008	$154
Additions based on tax positions related to the current year	17
Decreases based on tax positions related to prior years	(23)

Balance at December 31, 2008	$148

    Due to the existence of the valuation allowance, future changes in unrecognized tax benefits will not impact the Company's effective tax rate.

    The Company's practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During 2009, the Company did not recognize any interest or penalties.

    The Company files consolidated and separate tax returns in the U.S. federal jurisdiction and in several state jurisdictions. The Company is no longer subject to U.S. federal income tax examinations for years before 2006 and is no longer subject to state and local income tax examinations by tax authorities for years before 2005. The Company is not currently under audit for federal, state or any foreign jurisdictions.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity

Series A, B and C Convertible Preferred Stock and Series P, Q, R and S Common Stock

    Convertible preferred stock as of December 31, 2008 and 2009 consisted of the following:

	Year Ended December 31,
	2008	2009
Series A convertible preferred stock: $0.001 par value; 3,160,608 shares authorized at December 31, 2008 and 2009; 3,036,198 shares issued and outstanding at December 31, 2008 and 2009	$17,251	$17,251
Series B convertible preferred stock: $0.001 par value; 1,138,396 shares authorized at December 31, 2008 and 2009; 1,138,380 shares issued and outstanding at December 31, 2008 and 2009	6,468	6,468
Series C convertible preferred stock: $0.001 par value; 1,141,470 shares authorized at December 31, 2008 and 2009; 1,141,459 shares issued and outstanding at December 31, 2008 and 2009	10,150	10,150

Total convertible preferred stock	$33,869	$33,869

    In February 2007, in conjunction with the acquisition of GetActive, the Company's historic Series A, B, C and D convertible preferred stock were converted into Series A convertible preferred stock and Series P common stock. In addition, the Company issued Series B convertible preferred stock and Series Q, R and S common stock to former GetActive stockholders in connection with the acquisition (See Note 3). Immediately following the acquisition, the Company had shares outstanding under Series A and B convertible preferred stock and Series P, Q, R and S common stock.

    In April 2007, the Company issued 1,141,459 shares of Series C convertible preferred stock to fund continued operations of the consolidated Company. The stock was issued for $10,150,000 cash, excluding related offering expenses of $76,000.

    The Company is authorized to issue up to a maximum of 10,440,474 shares of preferred stock. The Company's board of directors has the authority to fix the powers, designations, preferences, and rights of any undesignated preferred stock. This includes, without limitation, the dividend rate, conversion rights, voting rights, redemption price and liquidation preferences, and the qualifications, limitations or restrictions on such preferences or rights.

    The holders of the Series C convertible preferred stock are entitled to receive dividends when, as and if declared by the board of directors, in preference to a declaration or payment of a dividend, at a rate of $0.7114 per share. In addition, the holders of the Series A and Series B convertible preferred stock are entitled to receive dividends, when, as and if declared by the board of directors, in preference to any common stock of the Company. The dividends are non-cumulative. As of December 31, 2009, no dividends have been declared by the Board.

    The holders of Series A, Series B and Series C convertible preferred stock have voting rights equal to common stock on an "as-if-converted" basis. All, but not less than all, of the outstanding shares of Series A and Series B convertible preferred stock may be converted into shares of Series P common stock and Series Q common stock, respectively, at the election of the holders of two-thirds of the outstanding shares of Series A and Series B convertible preferred stock, voting together as a single class on an as-converted basis. All, but not less than all, of the outstanding shares of Series C convertible preferred

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

stock may be converted into shares of Series P common stock at the election of the holders of two-thirds of the outstanding shares of Series C convertible preferred stock, voting on an as-converted basis. The Series A, Series B and Series C shares are convertible at the initial rate of one share of the applicable series of common stock for each share of Series A, B or C convertible preferred stock, subject to adjustment for certain dilutive events. The preferred stock is not redeemable.

    The Series A, Series B and Series C convertible preferred stock will be automatically converted into shares of Series P common stock at the aforementioned conversion rate in the event of an underwritten public offering occurs prior to May 31, 2010 or an underwritten public offering occurs with an aggregate offering price of not less than $40,000,000 and a fully-diluted pre-money valuation of at least $200,000,000. Accordingly, the Company has reserved 10,440,474 shares of common stock for the conversion of Series A, Series B and Series C convertible preferred stock.

    Prior to the effectiveness of the registration statement to which this prospectus is a part each outstanding share of Series A, Series B and Series C convertible preferred stock and Series Q, Series R and Series S common stock will be reclassified into 0.352 of a share of the applicable series of stock. Immediately prior to the closing of the initial public offering each outstanding share of Series P common stock will convert into one share of common stock.

    In the event of any liquidation, dissolution or winding up of the Company in which total assets payable to all holders of capital stock of the Company are less than $130,000,000, each holder of Series A, Series B and Series C convertible preferred stock is entitled to receive $5.68, $5.68 and $8.89 per share, respectively, plus all declared but unpaid dividends, prior to and in preference to any distribution to the holders of common stock. In the event total assets payable to all holders of capital stock of the Company are equal to or greater than $130,000,000, each holder of Series C convertible preferred stock is entitled to receive $8.89 per share plus all declared but unpaid dividends, prior to and in preference to any distribution to the holders of other classes or series of stock. After such distribution to Series C convertible preferred stockholders, the remaining assets, if any, are to be distributed to holders of preferred and common stock, with preferred stock on as deemed to be converted basis, until holders of Series C convertible preferred stock receive $17.78 per share of Series C convertible preferred stock. Thereafter, any remaining assets are divided ratably on as-converted basis among holders of Series A and Series B convertible preferred stock and common stock.

    As to the common stock holders, the assets will be distributed pari passu among the holders of Series P common stock on the one hand and the holders of Series Q, Series R and Series S common stock on the other hand in proportion to the number of outstanding shares of common stock held by holders of Series P common stock to the number of of outstanding shares of common stock (as as-if-converted to Series P common basis) held by holders of Series Q, Series R and Series S common stock. For Series P common stock, distribution amount per share is the quotient of the outstanding shares of common stock held by holders of Series P common stock divided by the total number of outstanding shares of Series P common stock. For Series Q, Series R and Series S common stock, in the event the total assets payable to all holders of capital stock of the Company are less than $130,000,000, (1) each holder of Series Q common stock will receive $1.935281 per share (as adjusted for dilution) in preference to Series R and Series S common stock, (2) after full payment to Series Q common stock holders, Series R common holders will receive $2.207139 (as adjusted for dilution) in preference to Series S common stock and (3) the remaining assets will be distributed to Series Q, Series R and Series S holders on a pro rata basis. In the event the total assets payable to all holders of capital stock of the Company are equal to or greater than $130,000,000 but less than or equal to $205,000,000, (1) each holder of Series Q common stock will

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

receive $5.464861 per share (as adjusted for dilution) in preference to Series R and Series S common stock, (2) after full payment to Series Q common stock holders, the remaining assets will be distributed to Series Q, Series R and Series S holders on a pro rata basis. For Series Q, Series R and Series S common stock, in the event the total assets payable to all holders of capital stock of the Company are greater than $205,000,000, the assets distributable to holders of Series Q, Series R and Series S common stock will be distributed to Series Q, Series R and Series S holders on a pro rata basis.

    The merger or consolidation of the Company into another entity or the sale, lease, conveyance, exclusive license or other disposition of substantially all of the assets of the Company in which the owners of the Company's equity securities immediately prior to such event do not own at least a majority of the surviving or resulting entity shall be deemed a liquidation, dissolution or winding up of the Company. As the "redemption" event is outside of the Company's control, all shares of convertible preferred stock have been presented outside of permanent equity in the accompanying balance sheet. The Company has also considered the accounting guidance provided in ASC Topic 480 and concluded that since the convertible preferred shares are not mandatorily redeemable, but rather are only contingently redeemable, and given that the redemption event is not certain to occur, the shares have not been accounted for as a liability in any of the periods presented.

Stock Warrants

    As of December 31, 2009, there were 252,665 shares of common stock issuable upon the exercise of outstanding warrants, assuming the reverse stock split and conversion of each outstanding share of preferred stock and common stock into 0.352 of a share of a single class of common stock immediately prior to the closing of the IPO. The warrants had a weighted average exercise price of $4.55 per share. Of this total, 243,865 shares are issuable pursuant to originally issued preferred stock warrants that were subsequently converted into equivalent units in February 2007 in connection with the GetActive acquisition, all of which are classified as liabilities.

    In conjunction with bank debt facilities executed during 2000 and 2001, the Company issued two warrants to issue up to an aggregate of 1,353 shares of Series A convertible preferred stock which were adjusted by the terms of the warrant agreements to be exercisable for Series B convertible preferred stock in connection with the sale and issuance of the Company's Series B convertible preferred stock. The price per share as defined in the warrant agreements initially contained a variable pricing feature based on the timing of and amount of funds raised in connection with the sale and issuance of the Company's Series B convertible preferred stock. During 2002, the Company closed its sale and issuance of the Series B convertible preferred stock, thus fixing the warrant price at $11.47 per share. The warrants were scheduled to expire on October 26, 2007 and February 21, 2008, respectively. In conjunction with the GetActive acquisition, the warrants were converted into 1,789 units, which consists of a right to acquire 833 shares of Series P common stock and 956 shares of Series A convertible preferred stock, at an exercise price of $11.47 per unit. In addition, in connection with an October 2007 debt facility with the same bank, the Company extended the expiration date of the warrants to October 26, 2009 and February 21, 2010, respectively and in connection with the July 2009 amendment to this debt facility, the Company extended the expiration date of the warrants to October 26, 2011 and February 21, 2012, respectively. The Company valued the warrants on the issuance date at approximately $11,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 6.5% and expected life of 7 years. The value of the warrants was recorded as a debt issuance cost and was amortized to interest expense over the term of the underlying debt agreements. The debt issuance cost

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

was fully amortized during 2003. The two amendments discussed above resulted in incremental expense of $7,000 and $6,000 in 2007 and 2009, respectively.

    In conjunction with bank debt facilities executed during 2003, the Company issued a warrant to issue up to 17,938 shares of Series C convertible preferred stock. The price per share as defined in the warrant agreement is $3.07 per share. The warrant was scheduled to expire on April 3, 2010; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to that date, the warrant expiration date shall automatically be extended until the third anniversary of the effective date of the Company's initial public offering. In conjunction with the GetActive acquisition, the warrant was converted into 17,938 units, which consists of a right to acquire 15,518 shares of Series P common stock and 2,420 shares of Series A convertible preferred stock, at an exercise price of $3.07 per unit. In addition, in connection with an October 2007 debt facility with the same bank, the Company extended the expiration date of the warrants to April 3, 2012, and in connection with the July 2009 amendment to the debt facility, the Company extended the expiration of the warrants to April 3, 2014. The Company valued the warrants on the issuance date at approximately $38,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.49% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying debt agreement. During 2005, approximately $11,000 was amortized to interest expense. The debt issuance cost was fully amortized during the year ended December 31, 2005. The two amendments discussed above resulted in incremental expense of $7,000 for each of the 2007 and 2009 amendments.

    In conjunction with bank debt facilities executed during 2004, the Company issued a warrant to issue up to 7,040 shares of Series D convertible preferred stock. The price per share as defined in the warrant agreement is $4.72 per share. The warrant was scheduled to expire on December 21, 2011; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to that date, the warrant expiration date shall automatically be extended until the third anniversary of the effective date of the Company's initial public offering. In conjunction with the GetActive acquisition, the warrant was converted into 7,039 units, which consists of a right to acquire 3,244 shares of Series P common stock and 3,795 shares of Series A convertible preferred stock, at an exercise price of $4.72 per unit. In addition, in connection with an October 2007 debt facility with the same bank, the Company extended the expiration date of the warrants to December 21, 2013, and in connection with the July 2009 amendment to the debt facility, the Company extended the expiration of the warrants to December 21, 2015. The Company valued the warrants on the issuance date at approximately $23,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying debt agreement. In December 2005, the Company repaid the bank debt facility in full using proceeds from its new debt facility. As such, the entire debt discount was allocated to interest expense during 2005. The two amendments discussed above resulted in incremental expense of $3,000 for each of the 2007 and 2009 amendments.

    In conjunction with the issuance of Series D preferred stock in July 2004, the Company issued a warrant to issue up to 96,136 shares of Series D preferred stock as a broker fee to Piper Jaffray & Co. The price per share as defined in the warrant agreement is $4.71 per share. The warrant expires on the earlier of: (i) July 2, 2011; (ii) the sale of all or substantially all of the Company's assets or the acquisition of the Company by another entity; or (iii) the second anniversary of the closing of the Company's initial public

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

offering with aggregate gross proceeds of not less than $20,000,000 and which results in mandatory conversion of the Company's convertible preferred stock. In conjunction with the GetActive acquisition, the warrant was converted into 96,136 units, which consists of a right to acquire 44,313 shares of Series P common stock and 51,823 shares of Series A preferred stock, at an exercise price of $4.71 per unit. The Company valued the warrants on the issuance date at approximately $313,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The value of the warrant was recorded as an offering expense offset against the proceeds of the Series D convertible preferred stock offering.

    In conjunction with bank debt facilities executed in December 2005, the Company issued a warrant to issue up to 6,366 shares of Series D convertible preferred stock. The price per share as defined in the warrant agreement is $4.71 per share. The warrant expires on December 27, 2012. In conjunction with the GetActive acquisition, the warrant was converted into 6,366 units, which consists of a right to acquire 2,934 shares of Series P common stock and 3,432 shares of Series A convertible preferred stock, at an exercise price of $4.71 per unit. The Company valued the warrants on the date of issuance at approximately $21,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and was amortized to interest expense over the term of the underlying debt agreement. This debt facility expired in December 2007.

    In conjunction with entering into a subordinated credit facility of $3.0 million in December 2005, the Company issued two warrants to issue up to an aggregate of 81,704 shares of Series D preferred stock. The price per share as defined in the warrant agreements is $4.71 per share. The warrants expire on December 27, 2015. In conjunction with the GetActive acquisition, the warrant was converted into 81,704 units, which consists of a right to acquire 37,661 shares of Series P common stock and 44,043 shares of Series A preferred stock, at an exercise price of $4.71 per unit. The Company valued the warrants on the date of issuance at approximately $266,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The value of the warrants was recorded as a debt issuance cost and was amortized to interest expense over the term of the underlying promissory note. The promissory note matured on July 1, 2009 and the debt issuance cost was fully amortized during the year ended December 31, 2009.

    In conjunction with entering into the subordinated credit facility of $1.0 million in March 2006, the Company issued a warrant to issue up to 11,672 shares of Series D preferred stock. The price per share as defined in the warrant agreement is $4.71 per share. The warrant expires on March 29, 2016. In conjunction with the GetActive acquisition, the warrant was converted into 11,672 units, which consists of a right to acquire 5,380 shares of Series P common stock and 6,292 shares of Series A preferred stock, at an exercise price of $4.71 per unit. The Company valued the warrant on the date of issuance at approximately $38,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and was amortized to interest expense over the term of the underlying promissory note. The promissory note matured on July 1, 2009.

    In conjunction with a capital lease agreement executed in March 2006, the Company issued a warrant to issue up to 21,222 shares of Series D preferred stock. The price per share as defined in the warrant agreement is $4.71 per share. The warrant expires on the fifth anniversary of the Company's initial public offering. In conjunction with the GetActive acquisition, the warrant was converted into 21,221 units, which consists of a right to acquire 9,782 shares of Series P common stock and 11,439 shares of Series A

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

convertible preferred stock, at an exercise price of $4.71 per unit. The Company valued the warrant on the date of issuance at approximately $69,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying capital lease agreement which matures in April 2010.

    In May 2006, the Company issued a warrant to issue up to 8,800 shares of common stock as a charitable contribution. The price per share as defined in the warrant agreement is $1.99 per share. The warrant expires on May 25, 2013. The Company valued the warrant on the date of issuance at approximately $12,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 4.99% and expected life of 7 years. The warrant value was recorded as an operating expense in May 2006.

    As discussed in note 2, the Company accounts for the warrants as liabilities and adjusts the carrying value of the warrants to fair value at the end of each subsequent reporting period with changes being reported in other income/(expense).

Stock Option Plans

    The Company has in effect equity compensation plans under which incentive stock options and non-qualified stock options have been granted to employees, directors and consultants to purchase shares of the Company's Series P common stock at a price not less than the fair market value of the stock at the date of grant except in the event of a business combination.

2009 Stock Incentive Plan

    During 2009, the Company's Board of Directors adopted the 2009 Stock Incentive Plan (the "2009 Plan") providing for the issuance of up to 580,096 shares of the Company's common stock to our employees and other individuals providing services to us and our affiliate corporations, as the administrator may select from time to time. The Board of Directors subsequently amended and restated the 2009 Plan in January 2010. The share reserve under the 2009 Plan contains an evergreen provision that allows for an annual increase on January 1 of each year beginning in 2011 and through 2019 equal to 4% of the aggregate outstanding shares on December 31 of each preceding calendar year or a lesser amount as determined by our board of directors. The 2009 Plan provides for the issuance of restricted common stock, incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, performance units and performance shares. Pursuant to the 2009 Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of grant, or for employees owning in excess of 10% of the voting power of all classes of stock, 110% of the fair market value on the date of grant.

    In the event of a change in control, outstanding stock options and other awards that are payable in or convertible into common stock under the 2009 Plan will terminate upon the effective time of the change in control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards under a cash incentive program. Fifty percent of the outstanding stock options and other awards that will terminate upon the effective time of the change in control shall become fully vested immediately before the effective time of the change in control or upon involuntary termination, in the case the participant has completed at least one year of Service with the company prior to the change in control. Participants not completing at least one year of service, shall only vest in that number of outstanding stock options and other awards in which the participant would have vested upon the participant's completion of one year of service.

    As of December 31, 2009, no options had been granted from the 2009 Plan.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

1999 Stock Option/Stock Issuance Plan

    The 1999 Stock Option/Stock Issuance Plan (the "1999 Plan") provided for the issuance of up to 2,021,324 shares of the Company's common stock to directors, employees, consultants and other independent advisors. During 2006, the Company's Board of Directors approved resolutions to increase the number of shares authorized for issuance under the 1999 Plan from 2,021,324 to 2,373,324. During 2007, the Company's Board of Directors approved resolutions to increase the number of shares authorized for issuance under the 1999 Plan from 2,373,324 to 2,988,268. During 2008, the Company's Board of Directors approved resolutions to increase the number of shares authorized for issuance under the 1999 Plan from 2,988,268 to 3,528,588. During 2009, the Company's Board of Directors approved resolutions to increase the number of shares authorized for issuance under the 1999 Plan from 3,528,588 to 3,928,812. The 1999 Plan provides for the issuance of restricted common stock, incentive stock options or nonqualified stock options. Pursuant to the 1999 Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of grant, or for employees owning in excess of 10% of the voting power of all classes of stock, 110% of the fair market value on the date of grant.

    Options issued prior to August 2006 generally expire in 10 years, however, beginning in August 2006, the expiration date was changed to 7 years. Vesting periods are determined by the Board of Directors; however, options generally vest 25% after the completion of one year of service, with the remaining balance vesting on a pro rata basis monthly for thirty-six months. Grants issued prior to January 1, 2003 and select nonqualified grants issued subsequent to that date contain provisions that allow for exercise prior to full vesting. In connection with the exercise of these options pursuant to the 1999 Plan, employees entered into restricted stock purchase agreements with the Company. Under the terms of these agreements, the Company has a right to repurchase any unvested shares at the original exercise price of the shares upon the employee's termination of service to the Company. The repurchase rights lapse ratably over the vesting term of the original grant.

    In the event of a change in control, the accelerated vesting of certain outstanding options will automatically occur unless the successor corporation assumes the options and the right to repurchase, or the options are replaced with a cash incentive program.

    The 1999 Plan expired on November 9, 2009.

2000 & 2006 GetActive Plans

    In connection with the Company's acquisition of GetActive, the Company assumed GetActive's 2000 Stock Option Plan (the "2000 Plan") and 2006 Equity Incentive Plan (the "2006 Plan") (collectively, the "GetActive Plans") including all of the outstanding stock options issued under the GetActive Plans. The stock options under the GetActive Plans that the Company assumed became options to purchase an aggregate of 449,933 shares of the Company's common stock with exercise prices ranging from $0.09 to $3.52 per share.

    The options outstanding under the GetActive Plans generally vest with respect to 25% of the shares one year after the options' vesting commencement date and the remainder ratably on a monthly basis over the following three years. Options granted under the GetActive Plans have a maximum term of 10 years. Options could be exercised at any time, and stock issued under the GetActive Plans could be, as determined by the Board, subject to repurchase by the Company. This right to repurchase generally lapses over four years from the original date of issuance or grant. As of December 31, 2009, 161 outstanding shares were subject to repurchase by the Company.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

    Stock compensation expense recorded for all of the stock option plans in 2007, 2008 and 2009 was $691,000, $1,556,000 and $2,502,000, respectively.

    The Company uses the Black-Scholes model to estimate the fair value of its share-based payment awards. The Black-Scholes model requires estimates regarding the risk-free rate of return, dividend yields, expected life of the award and estimated forfeitures of awards during the service period. The calculation of expected volatility is based on historical volatility for comparable industry peer groups over periods of time equivalent to the expected life of each stock option grant. As the Company has no history of trading in the public equity markets, the Company believes that comparable industry peer groups provide a more reasonable measurement of volatility in order to calculate an accurate fair value of each stock award. The expected term is calculated based on the weighted average of the remaining vesting term and the remaining contractual life of each award. The Company bases the estimate of risk-free rate on the U.S. Treasury yield curve in effect at the time of grant or modification. The Company has never paid cash dividends and does not currently intend to pay cash dividends, and thus has assumed a dividend yield of zero.

    The Company estimates potential forfeitures of stock grants and adjust compensation cost recorded accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods.

    A summary of the changes in common stock options issued under all of the existing stock options plans is as follows:

	Shares	Range of Exercise Prices	Weighted- Average Exercise Price
Options outstanding, December 31, 2006	1,667,643	$0.85–$17.05	$1.28
Granted	811,161	$4.15–$12.78	$7.04
Options exchanged in connection with the acquisition of GetActive	449,933	$0.09–$3.52	$0.97
Exercised	(365,988)	$0.09–$6.82	$1.05
Surrendered	(125,948)	$0.54–$11.85	$2.13

Options outstanding, December 31, 2007	2,436,801	$0.09–$17.05	$1.08
Granted	541,733	$5.99–$9.20	$7.90
Exercised	(84,884)	$0.09–$5.97	$1.66
Surrendered	(110,136)	$0.85–$12.78	$5.91

Options outstanding, December 31, 2008	2,783,514	$0.09–$17.05	$3.98
Granted	1,689,624	$4.57–$6.31	$4.78
Exercised	(25,328)	$0.54–$4.57	$1.46
Surrendered	(1,319,208)	$0.54–$12.78	$7.14

Options outstanding, December 31, 2009	3,128,602	$0.09–$17.05	$3.10

    The weighted-average grant-date fair value of options granted during 2007, 2008 and 2009 was $5.54, $3.92 and $2.73, respectively. The fair value of options exchanged upon the acquisition of GetActive was

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

$3.52. The total intrinsic value of options exercised during 2009 was $107,000. The aggregate intrinsic value of options outstanding at December 31, 2009 was $17.7 million. The aggregate intrinsic value of options exercisable at December 31, 2009 was $13.5 million. Aggregate intrinsic value is calculated as the difference between the estimated fair value of our common stock at December 31, 2009 and the exercise price of the stock options.

    At December 31, 2009, there were 580,096 options available for future grant under the 2009 Plan and the Company had 3,708,698 shares of Series P common stock reserved for the exercise of outstanding stock options and stock options available for grant.

    The following table summarizes information about options outstanding at December 31, 2009:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable and Vested	Weighted- Average Exercise Price
$0.09–$ 0.85	468,526	3.46	$0.71	468,526	$0.71
$0.88–$ 1.14	621,723	5.04	1.14	620,963	1.14
$1.16–$ 5.97	2,021,812	5.77	4.20	969,278	3.58
$5.99–$ 9.20	12,227	5.43	6.85	3,968	7.16
$9.23–$17.05	4,314	1.89	15.51	3,689	16.02

	3,128,602	5.27	$3.10	2,066,424	$2.22

    Certain stock options have been exercised prior to vesting resulting in the issuance of nonvested shares. A summary of the Company's nonvested shares as of December 31, 2009, and changes during 2009, is presented below:

Nonvested shares	Shares	Weighted-Average Intrinsic Value
Nonvested at December 31, 2008	448	$4,000

Issued	—	—
Vested	(287)	(3,000)

Nonvested at December 31, 2009	161	$1,000

    As of December 31, 2009, there was $3.9 million of total unrecognized compensation cost related to nonvested stock-based compensation arrangements granted under the 1999 Plan and the GetActive Plans. That cost is expected to be recognized over a weighted average period of 2.45 years.

    Cash received from option exercises during 2009 was $37,100. The Company has historically issued new shares to satisfy share option exercises.

Stock Option Exchange

    In February 2009, the Company's board of directors approved a proposal to offer current employees, consultants or directors the opportunity to exchange outstanding eligible stock options for new options.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)

Other than a reduced exercise price, the exchanged stock options had the same terms and conditions as prior to the repricing. The offer was made to eligible option holders on February 16, 2009 and expired on March 16, 2009. Unexercised options that were granted under our 1999 Plan on or after May 9, 2007 and which had an exercise price equal to or greater than $4.57 per share were eligible under this program. Pursuant to the exchange, the Company subsequently canceled options for 1.1 million shares of common stock and issued an equivalent number of new stock options to eligible holders on March 16, 2009 at an exercise price of $4.57 per share. The incremental $590,000 of compensation due to the exchange was allocated between options vested at the date of issuance and unvested options at the date of issuance. The $435,000 related to vested options was expensed on the date of issuance and the remaining $155,000 related to unvested options will be expensed over the remaining vesting period of the option.

10. Write Off of Deferred Stock Offering Costs

    In August 2008, the Company withdrew its Form S-1 Registration Statement on file with the Securities and Exchange Commission due to weak market conditions. As a result approximately $1.5 million of prepaid stock offering costs were written off in August 2008.

11. Employee Benefit Plan

    During fiscal 2001, the Company established the Convio 401(k) Plan (the "Convio Plan") for the benefit of substantially all employees. The Company is the administrator of the Convio Plan. During 2006 and 2007, to be eligible for the Convio Plan, employees must have reached the age of 21 and three months of employment with the Company. Effective January 1, 2008, all employees regardless of age are eligible to participate in the Convio Plan immediately upon hire and will be automatically enrolled after 30 days of employment, unless they elect not to participate. Participants may elect to contribute up to 60% of their compensation to the Convio Plan. The Company may make discretionary matching contributions of a participant's compensation as well as discretionary profit-sharing contributions to the Convio Plan. The Company has not contributed to the Convio Plan to date.

    GetActive had a 401(k) plan (the "GetActive Plan") covering all employees who met certain eligibility requirements. Under the GetActive Plan, employees could elect to contribute up to $15,000 of their eligible compensation to the GetActive Plan, subject to certain limitations. No Company-sponsored contributions were made to the GetActive Plan. Former GetActive employees who participated in the GetActive Plan remained enrolled subsequent to the acquisition and through April 19, 2007, at which time the GetActive Plan was merged into the Convio Plan.

12. Subsequent Events

    The Company has evaluated subsequent events through the date of issuance of the December 31, 2009 financial statements on January 22, 2009, and updated their review through April 20, 2010.

Stock Option Issuances

    Subsequent to December 31, 2009 through April 20, 2010, our Board issued options to acquire 239,348 shares of our common stock to employees with a weighted average exercise price of $8.75 per share and a weighted average grant-date fair value of $4.434 per share.

Convio, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Subsequent Events (Continued)

Reverse Stock Split

    On April 5, 2010, the board of directors approved an amended and restated certificate of incorporation that will, prior to the effectiveness of the registration statement, (a) increase the authorized common stock to 40 million shares, (b) authorize 5 million shares of preferred stock and (c) effect a reverse stock split of all the outstanding shares of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively. The par value of the common and convertible preferred stock will not be adjusted as a result of the reverse stock split. All issued and outstanding common stock, convertible preferred stock, warrants for common stock and convertible preferred stock, and per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented.

Austin, Texas Sublease

    In January 2010, the Company entered into a sublease agreement pursuant to which Convio will sublet approximately 12,000 square feet of its office facility located in Austin, Texas. The sublease has a term of 44 months.

    As a result of this new sublease agreement, future minimum payments under operating lease obligations will be offset by the rents paid by the subtenant, resulting in net operating lease obligations as follows (in thousands):

Operating Leases
2010	$2,247
2011	2,104
2012	2,047
2013	1,817
2014	775
Thereafter	3,852

Total	$12,842

Think There's Nothing New In Donor Management?

Think Again.

Welcome to Common Ground.™

convio®
MOVE PEOPLE™

5,132,728 Shares
Common Stock

PROSPECTUS

                           , 2010

Joint Book-Running Managers

Thomas Weisel Partners LLC	Piper Jaffray

William Blair & Company

JMP Securities

Pacific Crest Securities

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

    The following table sets forth the expenses, other than the underwriting discounts and commissions, all of which are payable by the us in connection with the sale and distribution of the shares of common stock being registered hereby, including the shares being offered for sale by the selling stockholders. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Global Market listing fee.

	Amount to be paid
SEC registration fee	$5,050	(1)
FINRA filing fee	7,583
NASDAQ Global Market listing fee	125,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	550,000
Printing expenses	175,000
Transfer agent and registrar fees and expenses	13,000
Miscellaneous	124,367

Total	$2,500,000

(1)
The registration fee in the amount of $4,099 has been previously paid in connection with the initial filing of this registration statement on January 22, 2010. The additional amount of $951 has been paid in connection with the filing of this Amendment No. 3. to Form S-1.

Item 14.   Indemnification of Directors and Officers

    Sections 145 and 102(b)(7) of the Delaware General Corporation Law authorize a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Sections 145 and 102(b)(7) of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

    As permitted by the Delaware General Corporation Law, our certificate of incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•
for any breach of the director's duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
under Section 174 of the Delaware General Corporation Law regarding unlawful dividends, stock purchases and redemptions; or

•
for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, our bylaws, which will become effective upon the closing of this offering, provide that:

•
we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•
we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law; and

•
the rights conferred in the bylaws are not exclusive.

    In addition, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

    We have obtained directors' and officers' insurance to cover our directors and officers for certain liabilities, including coverage for public securities matters.

    The indemnification provisions in our certificate of incorporation and bylaws and the indemnity agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

    Reference is also made to section             of the underwriting agreement (Exhibit 1.1 hereto), which provides for the indemnification by the underwriters of us and our executive officers, directors and controlling persons against certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided for in writing by the underwriters for inclusion in this Registration Statement.

    See also the undertakings set out in response to Item 17 of this Registration Statement.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit document	Number
Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering	3.1.1
Form of Amended and Restated Bylaws to be effective upon the closing of the offering	3.2.1
Form of Indemnity Agreement entered into among Registrant, its affiliates and its directors and executive officers	10.10

Item 15.   Recent Sales of Unregistered Securities

    In the three years preceding the filing of this Registration Statement, we have issued securities listed below that were not registered under the Securities Act. All share and price information in the tables below reflects the reverse stock split of each outstanding share of common stock into 0.352 of a share of common stock prior to the effectiveness of this registration statement.

Date Of Issuance	Number of Shares (shares)	Aggregate Purchase Price	Class of Purchasers
February 2007	198,796 shares of Series Q Common Stock	approximately $17,400,000(1)	Institutional/Individual Investors
	676,025 shares of Series R Common Stock
	1,086,212 shares of Series S Common Stock
	1,138,380 shares of Series B Preferred Stock
February 2007	option to purchase 449,933 shares of Series P Common Stock	(2)	Employees(2)
February 2007	4,889,876 shares of Series P Common Stock	(3)	Existing Stockholders
February 2007	3,036,198 shares of Series A Preferred Stock	(3)	Existing Stockholders
April 2007	1,141,459 of Series C preferred stock	$10,149,982	Institutional/Individual Investors

(1)
Issued in connection with our acquisition of GetActive to the holders of GetActive in exchange for all of the outstanding shares of capital stock of GetActive for an aggregate value of approximately $17.4 million.

(2)
In connection with our acquisition of GetActive, we assumed each outstanding option to purchase common stock and converted these options into options to purchase shares of our Series P common stock.

(3)
In connection with our acquisition of GetActive, we issued these shares to our existing stockholders in exchange for all outstanding shares of our capital stock (the "Recapitalization").

    The issuance of the securities described above in connection with the Recapitalization was deemed to be exempt from registration under Section 3(a)(9) of the Securities Act. The sales and issuances of the other securities listed above were determined to be exempt from registration under Section 4(2) of the Securities Act or Regulation D thereunder as transactions by an issuer not involving a public offering. The purchasers in such transactions were all accredited investors and represented their intention to acquire the securities for investment only and not with a view to or for resale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising, and there were no underwriters used in connection with the sale of these securities. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

    From time to time we have granted stock options and shares of common stock upon the exercise of stock options to employees, directors and consultants in compliance with Rule 701. The following tables set forth information on the stock options and shares of common stock issued by us in the three years preceding the filing of this registration statement:

2009 Stock Incentive Plan

Date Of Issuance	Number of Series P Common Stock Issued (shares)	Exercise Price (per share)	Class of Purchasers
February 4, 2010	option to purchase 234,456	$8.75	Employee/Consultant
March 11, 2010	option to purchase 4,892	$8.75	Employee

1999 Stock Option/Stock Issuance Plan

Date Of Issuance	Number of Series P Common Stock Issued (shares)	Exercise Price (per share)	Class of Purchasers
January 29, 2007	352	$1.14	Employee
January 31, 2007	264	$1.70	Employee
February 15, 2007 - July 26, 2007	212,918	$1.14	Employee
March 6, 2007 - July 24, 2007	37,727	$0.85	Employee
April 26, 2007	option to purchase 89,936	$4.15	Employee
May 9, 2007	option to purchase 520,341	$5.97	Employee
May 10, 2007 - July 20, 2007	3,174	$1.99	Employee
June 12, 2007	option to purchase 45,232	$7.95	Employee
August 22, 2007 - September 17, 2007	405	$1.99	Employee
August 24, 2007 - September 17, 2007	10,126	$1.14	Employee
August 31, 2007	263	$6.82	Employee
September 28, 2007	option to purchase 124,008	$11.85	Employee
October 5, 2007 - October 26, 2007	1,858	$1.99	Employee
October 5, 2007 - October 26, 2007	5,392	$1.14	Employee
October 25, 2007	option to purchase 15,488	$12.78	Employee
October 26, 2007	633	$0.85	Employee
November 26, 2007 - December 21, 2007	692	$1.99	Employee
November 29, 2007	176	$1.70	Employee
December 19, 2007	853	$0.85	Employee
December 19, 2007	option to purchase 16,156	$12.78	Employee
January 4, 2008 - March 14, 2008	1,953	$1.14	Employee
January 15, 2008 - May 13, 2008	9,508	$0.85	Employee
February 21, 2008 - March 13, 2008	option to purchase 73,708	$9.20	Employee/Consultant
February 21, 2008 - May 9, 2008	9,940	$1.99	Employee
April 30, 2008	26,400	$1.14	Employee
May 1, 2008 - June 12, 2008	option to purchase 431,811	$7.81	Employee
May 9, 2008	176	$5.97	Employee
June 10, 2008	208	$1.99	Employee
June 30, 2008	168	$1.99	Employee
June 30, 2008	2,445	$1.14	Employee
July 14, 2008	891	$1.14	Employee
July 14, 2008	1,044	$1.99	Employee
July 30, 2008	6,223	$5.97	Employee
August 1, 2008	176	$5.97	Employee
August 1, 2008	29	$0.85	Employee
August 1, 2008	82	$1.14	Employee
September 4, 2008	718	$1.99	Employee
September 4, 2008	2,932	$0.85	Employee
September 4, 2008	2,814	$1.14	Employee
September 4, 2008	549	$5.97	Employee
September 11, 2008	option to purchase 5,243	$5.99	Employee
September 29, 2008	337	$1.99	Employee
October 30, 2008	option to purchase 30,971	$6.39	Employee
November 11, 2008	426	$1.14	Employee
November 11, 2008	98	$1.99	Employee
November 11, 2008	249	$0.85	Employee
November 18, 2008	264	$5.97	Employee
December 4, 2008	410	$1.99	Employee
December 4, 2008	440	$5.97	Employee
December 4, 2008	2,112	$1.14	Employee
February 5, 2009, March 12, 2009 and March 16, 2009	option to purchase 1,284,885	$4.57	Employee/Consultant
March 11, 2009	616	$1.99	Employee
March 11, 2009	1,773	$1.14	Employee
April 10, 2009	146	$4.57	Employee

Date Of Issuance	Number of Series P Common Stock Issued (shares)	Exercise Price (per share)	Class of Purchasers
April 14, 2009	630	$4.57	Employee
April 28, 2009	1,232	$1.99	Employee
April 30, 2009 and June 11, 2009	option to purchase 385,009	$5.40	Employee
June 23, 2009	197	$1.14	Employee
July 30, 2009 and September 10, 2009	option to purchase 13,958	$5.71	Employee
August 7, 2009	220	$4.57	Employee
August 7, 2009	440	$4.15	Employee
October 29, 2009	option to purchase 5,772	$6.31	Employee
November 18, 2009	759	$1.14	Employee
December 1, 2009	1,760	$0.85	Employee
December 18, 2009	256	$1.14	Employee
December 18, 2009	3,879	$1.99	Employee
December 22, 2009	403	$0.85	Employee
December 22, 2009	1,111	$1.14	Employee
December 26, 2009	586	$1.14	Employee
December 27, 2009	938	$1.99	Employee
January 7, 2010	802	$4.57	Employee
January 26, 2010	28,160	$1.99	Employee
January 28, 2010	11	$1.14	Employee
February 2, 2010	1,129	$1.14	Employee
February 12, 2010	211	$4.57	Employee
February 22, 2010	154	$1.14	Employee
February 22, 2010	308	$4.57	Employee
February 24, 2010	1,010	$0.85	Employee
February 24, 2010	2,844	$1.14	Employee
February 26, 2010	197	$4.57	Employee
March 5, 2010	998	$0.85	Employee
March 5, 2010	1,691	$1.14	Employee
March 12, 2010	413	$1.14	Employee
March 12, 2010	249	$4.57	Employee
March 12, 2010	11	$0.85	Employee

GetActive 2006 Plan

Date Of Issuance	Number of Series P Common Stock Issued (shares)	Exercise Price (per share)	Class of Purchasers
February 13, 2007	option to purchase 16,976	$3.53	Employee
May 1, 2007	4,244	$3.53	Employee
May 15, 2007 - July 19, 2007	5,080	$1.24	Employee
August 17, 2007 - September 11, 2007	6,475	$1.24	Employee
October 1, 2007 - October 3, 2007	494	$1.24	Employee
November 30, 2007 - December 4, 2007	261	$1.24	Employee
January 9, 2008	282	$1.24	Employee
April 8, 2008 - May 20, 2008	516	$1.24	Employee
July 30, 2008	6,365	$1.24	Employee
September 15, 2008	388	$1.24	Employee
October 15, 2008	170	$1.24	Employee
November 29, 2008	1,095	$1.24	Employee
December 31, 2008	1,697	$1.24	Employee
March 2, 2009	217	$1.24	Employee
April 10, 2009	701	$1.24	Employee
April 14, 2009	2,121	$1.24	Employee
January 7, 2010	276	$1.24	Employee
January 23, 2010	1,296	$1.24	Employee
March 10, 2010	2,263	$1.24	Employee
March 18, 2010	5,658	$1.24	Employee

GetActive 2000 Plan

Date Of Issuance	Number of Series P Common Stock Issued (shares)	Exercise Price (per share)	Class of Purchasers
January 25, 2007	6,365 of series S Common Stock(1)	$1.24	Employee(1)
February 28, 2007 - July 11, 2007	23,126	$1.24	Employee/Consultant
March 5, 2007 - July 24, 2007	19,162	$0.53	Employee/Consultant
June 25, 2007 - July 16, 2007	16,408	$0.09	Employee/Consultant
July 16, 2007	2,829	$0.27	Employee
August 15, 2007 - September 6, 2007	217	$1.24	Employee
August 17, 2007	5,658	$0.27	Employee
August 17, 2007	5,658	$0.53	Employee

Date Of Issuance	Number of Series P Common Stock Issued (shares)	Exercise Price (per share)	Class of Purchasers
October 3, 2007	412	$1.24	Employee
December 4, 2007	1,131	$0.53	Employee
February 14, 2008	1,697	$0.09	Consultant
October 15, 2008	223	$1.24	Employee
November 18, 2008	217	$1.24	Employee
November 29, 2008	565	$0.53	Employee
November 29, 2008	795	$1.24	Employee
December 31, 2008	282	$0.53	Employee
March 2, 2009	169	$0.53	Employee
April 10, 2009	169	$1.24	Employee
April 14, 2009	3,548	$1.24	Employee
April 14, 2009	1,697	$0.53	Employee
July 16, 2009	1,760	$0.53	Employee
January 7, 2010	282	$1.24	Employee
January 23, 2010	282	$0.53	Employee
March 10, 2010	565	$0.53	Employee
March 18, 2010	11,317	$0.53	Employee

(1)
These shares were exercised pursuant to GetActive 2006 Plan prior to Convio's acquisition of GetActive and converted into Series S Common Stock of the Company post-acquisition.

    The sales and issuances of securities listed above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(A)  Exhibits

Index to Exhibits
1.1	*	Form of Underwriting Agreement
2.1	**	Agreement and Plan of Merger, dated January 10, 2007, by and among Registrant, GASI Acquisition Corp., GetActive Software, Inc. and Robert Epstein, as stockholders' agent
3.1	**	Certificate of Incorporation, as amended and currently in effect
3.1.1	**	Form of Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering
3.1.2	**	Seventh Amended and Restated Certificate of Incorporation, to be effective prior to the effectiveness of this registration statement
3.2	**	Bylaws currently in effect
3.2.1	**	Form of Amended and Restated Bylaws, to be effective upon the closing of this offering
4.1	**	Specimen certificate for shares of common stock
4.2	**	Reference is made to 3.1, 3.1.1, 3.2 and 3.2.1 above
4.3	**	Fifth Amended and Restated Investors' Rights Agreement, dated April 10, 2007, by and among Registrant and certain stockholders
4.3.1	**	Amendment No. 1 to Fifth Amended and Restated Investors' Rights Agreement, dated January 31, 2008, by and among Registrant and certain stockholders
4.4	**	Warrant issued to ATEL Ventures, Inc.
4.5	**	Warrant issued to Bridge Bank N.A.
4.6	**	Form of Warrant issued to Comerica Ventures Incorporated
4.7	**	Warrant issued to Entrepreneurs Foundation of Central Texas
4.8	**	Warrant issued to Piper Jaffray & Co.
4.9	**	Form of Warrant issued to Horizon Technology Funding Company II LLC and Horizon Technology Funding Company III LLC
5.1	**	Opinion of DLA Piper US LLP
10.1	**	2009 Stock Incentive Plan, as amended to date, and forms of stock option agreements
10.2	**	1999 Stock Option/Stock Issuance Plan, as amended to date, and forms of stock option agreements
10.3	**	2000 Stock Option Plan, as amended to date, and form of stock option agreement
10.4	**	2006 Equity Incentive Plan, as amended to date, and form of stock option agreement
10.5	**	Reference is made to 4.3 and 4.3.1 above.
10.6	**	Loan and Security Agreement, dated October 26, 2007, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.1	**	Amendment Number One to Loan and Security Agreement, dated as of January 14, 2008, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.2	**	Amendment Number Two to Loan and Security Agreement, dated as of February 15, 2008, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.3	**	LIBOR Addendum to Loan and Security Agreement, dated as of July 31, 2008, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.4	**	Amendment Number Three to Loan and Security Agreement, dated as of February 9, 2009, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.5	**	Amendment Number Four to Loan and Security Agreement, dated as of July 31, 2009, by and among Registrant, GetActive Software, Inc. and Comerica Bank

Index to Exhibits
10.7	**	Master Lease Agreement, dated as of March 15, 2006, by and between Registrant and ATEL Ventures, Inc.
10.7.1	**	First Amendment to Master Lease Agreement, dated as of September 28, 2006, by and between Registrant and ATEL Ventures, Inc.
10.8	**	Office Lease, dated as of November 17, 2006, by and between Registrant and RREEF Domain, LP
10.8.1	**	First Amendment to Lease, dated as of April 23, 2007, by and between Registrant and RREEF Domain, LP
10.8.2	**	Second Amendment to Lease, dated January 22, 2008, by and between Registrant and RREEF Domain, LP
10.8.3	**	Third Amendment to Lease, dated August 25, 2008, by and between Registrant and RREEF Domain, LP
10.9	**	Office Lease, dated April 3, 2009, by and between Registrant and 1255 23rd Street, L.P.
10.10	**	Form of Indemnity Agreement entered into among Registrant, its affiliates and its directors and executive officers
10.11	**	Employment Offer Letter, dated June 24, 2003, by and between the Registrant and Gene Austin
10.12	**	Employment Offer Letter, dated February 2, 2005, by and between the Registrant and James R. Offerdahl
10.13	**	Employment Offer Letter, dated November 7, 2008, by and between the Registrant and Sara E. Spivey
10.14	**	Employment Offer Letter, dated March 3, 2009, by and between the Registrant and Marc Cannon
10.15	**	Employment Offer Letter, dated August 25, 2003, by and between the Registrant and Randy Potts
10.16	**†	Master Agreement for U.S. Availability Services, dated as of June 1, 2008, by and between Registrant and SunGard Availability Services, LP
10.16.1	**†	Addendum to the Master Agreement for U.S. Availability Services, between SunGard Availability Services LP and Convio, Inc., dated June 1, 2008
10.16.2	**†	Schedule Number 29582 v. 1.0, For Recovery Services Governed by Master Agreement for U.S. Availability Services, between SunGard Availability Services LP and Convio, Inc., dated June 1, 2008
21.1	**	List of Subsidiaries
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.4	**	Consent of DLA Piper US LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney

  *To be filed by amendment.

**
Previously filed.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

(B)  Financial Statement Schedule

    All schedules have been omitted because the information required to be presented in them are not applicable or is shown in the financial statements or related notes.

Item 17.    Undertakings

    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates, in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on April 20, 2010. Convio, Inc.

By:	/s/ GENE AUSTIN Gene Austin Chief Executive Officer (Principal Executive Officer), President and Chairman of the Board of Directors

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE AUSTIN Gene Austin	Chief Executive Officer (Principal Executive Officer), President and Chairman of the Board of Directors	April 20, 2010
/s/ JAMES R. OFFERDAHL James R. Offerdahl	Chief Financial Officer and Vice President of Administration (Principal Financial and Accounting Officer)	April 20, 2010
* Vinay K. Bhagat	Director	April 20, 2010
* Sheeraz D. Haji	Director	April 20, 2010
* C. Thomas Ball	Director	April 20, 2010
* William G. Bock	Director	April 20, 2010
* Christopher B. Hollenbeck	Director	April 20, 2010
* M. Scott Irwin	Director	April 20, 2010
* Kristen L. Magnuson	Director	April 20, 2010
* George H. Spencer III	Director	April 20, 2010

*By:	/s/ GENE AUSTIN Gene Austin Attorney-in-fact

Index to Exhibits
1.1	*	Form of Underwriting Agreement
2.1	**	Agreement and Plan of Merger, dated January 10, 2007, by and among Registrant, GASI Acquisition Corp., GetActive Software, Inc. and Robert Epstein, as stockholders' agent
3.1	**	Certificate of Incorporation, as amended and currently in effect
3.1.1	**	Form of Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering
3.1.2	**	Seventh Amended and Restated Certificate of Incorporation, to be effective prior to the effectiveness of this registration statement
3.2	**	Bylaws currently in effect
3.2.1	**	Form of Amended and Restated Bylaws, to be effective upon the closing of this offering
4.1	**	Specimen certificate for shares of common stock
4.2	**	Reference is made to 3.1, 3.1.1, 3.2 and 3.2.1 above
4.3	**	Fifth Amended and Restated Investors' Rights Agreement, dated April 10, 2007, by and among Registrant and certain stockholders
4.3.1	**	Amendment No. 1 to Fifth Amended and Restated Investors' Rights Agreement, dated January 31, 2008, by and among Registrant and certain stockholders
4.4	**	Warrant issued to ATEL Ventures, Inc.
4.5	**	Warrant issued to Bridge Bank N.A.
4.6	**	Form of Warrant issued to Comerica Ventures Incorporated
4.7	**	Warrant issued to Entrepreneurs Foundation of Central Texas
4.8	**	Warrant issued to Piper Jaffray & Co.
4.9	**	Form of Warrant issued to Horizon Technology Funding Company II LLC and Horizon Technology Funding Company III LLC
5.1	**	Opinion of DLA Piper US LLP
10.1	**	2009 Stock Incentive Plan, as amended to date, and forms of stock option agreements
10.2	**	1999 Stock Option/Stock Issuance Plan, as amended to date, and forms of stock option agreements
10.3	**	2000 Stock Option Plan, as amended to date, and form of stock option agreement
10.4	**	2006 Equity Incentive Plan, as amended to date, and form of stock option agreement
10.5	**	Reference is made to 4.3 and 4.3.1 above.
10.6	**	Loan and Security Agreement, dated October 26, 2007, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.1	**	Amendment Number One to Loan and Security Agreement, dated as of January 14, 2008, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.2	**	Amendment Number Two to Loan and Security Agreement, dated as of February 15, 2008, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.3	**	LIBOR Addendum to Loan and Security Agreement, dated as of July 31, 2008, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.4	**	Amendment Number Three to Loan and Security Agreement, dated as of February 9, 2009, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.6.5	**	Amendment Number Four to Loan and Security Agreement, dated as of July 31, 2009, by and among Registrant, GetActive Software, Inc. and Comerica Bank
10.7	**	Master Lease Agreement, dated as of March 15, 2006, by and between Registrant and ATEL Ventures, Inc.

Index to Exhibits
10.7.1	**	First Amendment to Master Lease Agreement, dated as of September 28, 2006, by and between Registrant and ATEL Ventures, Inc.
10.8	**	Office Lease, dated as of November 17, 2006, by and between Registrant and RREEF Domain, LP
10.8.1	**	First Amendment to Lease, dated as of April 23, 2007, by and between Registrant and RREEF Domain, LP
10.8.2	**	Second Amendment to Lease, dated January 22, 2008, by and between Registrant and RREEF Domain, LP
10.8.3	**	Third Amendment to Lease, dated August 25, 2008, by and between Registrant and RREEF Domain, LP
10.9	**	Office Lease, dated April 3, 2009, by and between Registrant and 1255 23rd Street, L.P.
10.10	**	Form of Indemnity Agreement entered into among Registrant, its affiliates and its directors and executive officers
10.11	**	Employment Offer Letter, dated June 24, 2003, by and between the Registrant and Gene Austin
10.12	**	Employment Offer Letter, dated February 2, 2005, by and between the Registrant and James R. Offerdahl
10.13	**	Employment Offer Letter, dated November 7, 2008, by and between the Registrant and Sara E. Spivey
10.14	**	Employment Offer Letter, dated March 3, 2009, by and between the Registrant and Marc Cannon
10.15	**	Employment Offer Letter, dated August 25, 2003, by and between the Registrant and Randy Potts
10.16	**†	Master Agreement for U.S. Availability Services, dated as of June 1, 2008, by and between Registrant and SunGard Availability Services, LP
10.16.1	**†	Addendum to the Master Agreement for U.S. Availability Services, between SunGard Availability Services LP and Convio, Inc., dated June 1, 2008
10.16.2	**†	Schedule Number 29582 v. 1.0, For Recovery Services Governed by Master Agreement for U.S. Availability Services, between SunGard Availability Services LP and Convio, Inc., dated June 1, 2008
21.1	**	List of Subsidiaries
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.4	**	Consent of DLA Piper US LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney

  *To be filed by amendment.

**
Previously filed.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.